                                                        This filing is made
                                                        pursuant to Rule
                                                        424(b)(4) under the
                                                        Securities Act of 1933
                                                        in connection with
                                                        Registration No.
                                                        333-84533
PROSPECTUS

                                4,200,000 SHARES

                                [TRIZETTO LOGO]
                                  COMMON STOCK
                           -------------------------

This is an initial public offering of 4,200,000 shares of common stock of The TriZetto Group, Inc. Of the 4,200,000 shares of common stock offered under this prospectus, we are offering 3,850,000 shares and Raymond D. Croghan and his charitable remainder trust are offering an additional 350,000 shares. We will not receive any of the proceeds from the shares of common stock sold by Raymond
D. Croghan and his charitable remainder trust.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol "TZIX."

At our request, the underwriters will reserve at the initial public offering price up to $2 million of common stock for sale to Employers Health Insurance Company (a wholly-owned subsidiary of Humana Inc.) which has expressed a non-binding interest in acquiring these shares. This would represent an aggregate of 222,222 shares of common stock at the initial public offering price of $9.00 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                                                              PER SHARE       TOTAL
                                                              ---------    -----------
Public offering price.......................................    $9.00      $37,800,000
Underwriting discounts and commissions......................    $0.63      $ 2,646,000
Proceeds, before expenses, to us............................    $8.37      $32,224,500
Proceeds to selling stockholders............................    $8.37      $ 2,929,500

                           -------------------------

We have granted the underwriters a 30-day option to purchase up to 630,000 additional shares of common stock from us at the initial public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares in New York, New York, on October 13, 1999.
                           -------------------------

BEAR, STEARNS & CO. INC.
                DONALDSON, LUFKIN & JENRETTE
                                 ADAMS, HARKNESS & HILL, INC.
                                              WIT CAPITAL CORPORATION

                THE DATE OF THIS PROSPECTUS IS OCTOBER 7, 1999.

                                [TRIZETTO LOGO]

                               PROSPECTUS SUMMARY

     This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our common stock.

     Except as otherwise noted, all information in this prospectus:

     - reflects the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 6,276,224 shares of common stock upon the closing of this offering;

     - assumes outstanding options to purchase shares of common stock have not been exercised; and

     - assumes the underwriters' over-allotment option is not exercised.

                            THE TRIZETTO GROUP, INC.

OUR COMPANY

     We provide complete information technology solutions to our healthcare industry customers. These solutions include providing and managing remotely operated software applications, establishing and maintaining Internet and other network connections, and developing and hosting healthcare Internet portals that are tailored to the needs of our customers. We also offer professional information technology consulting services that improve our customers' use of a variety of software applications, information technology or Internet service. Our customers primarily include provider groups, physician practice management companies and managed care organizations such as health maintenance organizations, preferred provider organizations and third party administrators. By providing a comprehensive set of information technology solutions, we eliminate our customers' needs to manage and support their own computer systems, networks and software, allowing them to concentrate on their primary business.

     The third party packaged and proprietary software applications we host may be used for communications, physician office practice management, billings and collections, claims processing, accounting and other business functions. We have acquired rights to deploy numerous commercially available software applications from a variety of healthcare software vendors, including Epic Systems, Inc., Medic Computer Systems, Inc., Medical Manager Corporation and McKesson HBOC, Inc. We host these software applications from our facilities on most of the widely used computing, networking and operating platforms. We provide access to our hosted software applications either across the Internet or across traditional networks. Our proprietary solutions and methods enable our customers to access our hosted software applications using leading Internet browsers. We believe that this method of access differentiates us from our competitors.

     HealthWeb(TM), our healthcare Internet portal, provides access to software applications, whether they operate on new or legacy platforms, from a single screen on our HealthWeb users' computer desktops. From a variety of menu choices on the same screen, our HealthWeb users can submit forms and claims, order supplies, transmit patient data, gather information from other websites and perform other tasks over the Internet. HealthWeb is tailored to specifically address the requirements of individual users which we expect will include most types of healthcare administrative staff. HealthWeb is currently being used by a test group of providers and is in full use by a number of payers. Currently, providers use HealthWeb for day-to-day office administration activities, access to health plans and communication with patients. Payers currently use HealthWeb to exchange information with their providers and members. We expect to widely offer HealthWeb to other users by the end of 1999 after we develop additional functions and features based upon the feedback we receive from our test group.

     Our Professional Services Group takes a vendor-independent approach to supporting our customers' use of any software application and healthcare Internet solutions. Our qualified information technology professionals, who were recruited from the healthcare industry, provide consulting services specifically developed to address our customers' information technology needs. Our consulting professionals analyze our customers' business strategies, technical competence, business management processes and abilities to support their existing information technology. Based upon this analysis, our professionals recommend and implement software and technology best suited to our customers' business needs. In addition, we provide executive-level information technology professionals and temporary technicians and software programmers for our clients who do not have, choose not to have, or cannot afford, their own information technology staff.

     Our software applications, information technology services and HealthWeb offer our customers the following key benefits:

     - rapid deployment and ease of connection of a variety of software applications;

     - access to additional useful functions of the Internet;

     - reasonable, predictable costs;

     - reliability and scalability;

     - lower implementation risk;

     - preservation of existing investment in existing legacy systems; and

     - access to healthcare and managed care industry expertise.

     Our objective is to enhance our position as a leading provider of software applications and related information technology services used in the healthcare industry and establish HealthWeb as a leading healthcare Internet portal. We expect to achieve this objective by offering our customers high quality, reliable, flexible and cost-effective applications, additional methods to more effectively use the Internet and professional consulting services. The key elements of our strategy include:

     - attracting new customers and increasing penetration of existing customers;

     - expanding our software application portfolio;

     - developing and acquiring additional Internet and e-commerce technologies;

     - increasing use of HealthWeb by both existing and new customers;

     - pursuing strategic alliances and acquisitions; and

     - attracting additional information technology and industry professionals.

CORPORATE INFORMATION

     TriZetto was incorporated in Delaware on May 27, 1997 as M C Health Holdings, Inc. In October 1997, we exchanged 5,800,895 shares of our common stock for all the equity interests in Croghan & Associates, Inc., a Colorado corporation, and 3,716,667 shares of our common stock for all the equity interests in Margolis Health Enterprises, Inc., a California corporation, which was an entity under our common control. Both Croghan & Associates and Margolis Health Enterprises became our wholly-owned subsidiaries. On March 18, 1998, we changed our name to The TriZetto Group, Inc. On February 5, 1999, in simultaneous transactions, we acquired Creative Business Solutions, Inc., a Texas corporation, and HealthWeb Systems, Ltd., a Texas limited partnership. All the assets and liabilities of HealthWeb were later transferred to Creative Business Solutions, Inc., and HealthWeb Systems, Ltd. dissolved in March 1999.

     Any references to "we," "our" or "TriZetto" refer to The TriZetto Group, Inc. and our subsidiaries. Our executive offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, CA 92660. Our telephone number is (949) 719-2200. Our website address is www.trizetto.com. Information contained in our website does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by us...........................  3,850,000 shares
Common stock offered by Raymond D. Croghan and his
  charitable remainder trust.........................  350,000 shares
Common stock to be outstanding after this offering...  19,658,231 shares
Use of proceeds......................................  We intend to use the net proceeds from this offering for working capital and other general
                                                       corporate purposes. See "Use of Proceeds."
Nasdaq National Market symbol........................  TZIX

---------------

     The number of shares of common stock outstanding after this offering is based on shares outstanding on August 31, 1999.

     This calculation excludes:

     - 2,995,668 shares of common stock issuable upon exercise of options outstanding under our stock option plan with a weighted average exercise price of $1.30 per share (207,542 of these options were exercisable as of August 31, 1999 and the balance are subject to future vesting requirements).

     Please see "Management -- 1998 Stock Option Plan" and "Description of Capital Stock."

                              RECENT DEVELOPMENTS

     In May 1999, we entered into an agreement with MedPartners, Inc. (now known as Caremark Rx, Inc.) to provide information technology services to MedPartners with respect to 67 physician groups representing approximately 1,780 physicians while MedPartners terminates its relationships with these groups. In addition, we purchased hardware, furniture and fixtures and a software license for $2,350,000 from MedPartners and paid a software license transfer fee of $280,000. According to public filings, MedPartners was in the business of providing integrated healthcare services, including physician practice management and pharmaceutical distribution and claims processing. MedPartners' management independently decided to divest its physician practice management operations. As part of this disassociation process, MedPartners began outsourcing the information technology services for physician groups to third party contractors through a competitive bidding process. We are not participating in MedPartner's disassociation process, other than to indirectly provide these information technology services to existing clients of MedPartners. The initial term of the agreement expires on December 31, 1999, but the agreement automatically renews for subsequent 30 day periods unless MedPartners terminates it with 30 days written notice. MedPartners expects to complete the disassociation process by December 31, 1999. As MedPartners terminates its relationships with each group, we have the opportunity to enter into a new multi-year contract with the group, specifically tailored to address its information technology needs. We cannot assure you that as the disassociation process continues, we will succeed in doing so.

     We will lose revenue if we are not successful in entering into service contracts directly with these disassociated groups to replace the information technology services previously provided by MedPartners or if we are requested to provide a reduced scope of services. As of August 31, 1999, groups representing 15% of the physicians we initially serviced under the MedPartners agreement had chosen alternative providers of information technology services.

     We are pursuing the opportunity to provide customized application services to 39 groups on an ongoing basis, representing approximately 1,523 physicians, or 85% of the total physicians available at the time the MedPartners' agreement was signed. As of August 31, 1999, we continued to provide services to MedPartners with respect to 28 groups, representing approximately 808 physicians. Furthermore, we have negotiated multi-year contracts with 11 disassociated groups, representing approximately 715 physicians.
                            ------------------------

     TriZetto(SM), HealthWeb(TM), HW(TM) and design, Directory Studio(R), MCIS(R), Without Integration There is Chaos(R), Access Manager(TM), Exchange Manager(TM), Enterprise Manager(TM), Plan Manager(TM), CIO Workbench(TM), Data Manager(TM), VIO(TM), Virtual Information Officer(TM)and enabling health e business(SM) are our logos and are our trademarks or service marks. This prospectus also includes the tradenames and trademarks of other companies whose mention in this prospectus is with due recognition of and without intent to misappropriate such names or marks.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business during the periods indicated. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes and the financial statements of our predecessor company, Croghan & Associates, Inc. and related notes, included elsewhere in this prospectus.

     Also, with respect to information relating to the number of shares used in per share calculations and information relating to pro forma calculations, please note the following:

     - See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net income (loss) per share.

     - See Note 13 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net income (loss) per share.

     - The pro forma information for the consolidated balance sheet data at June 30, 1999 represents the automatic conversion of all outstanding preferred stock into 6,276,224 shares of common stock and adjusted to give effect to the sale of 3,850,000 shares of common stock offered by us at the initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                                               THE TRIZETTO GROUP, INC.
                                                                 ----------------------------------------------------
                                   CROGHAN & ASSOCIATES, INC.     PERIOD FROM
                                  ----------------------------   MAY 27, 1997
                                                  NINE MONTHS      (DATE OF                       SIX MONTHS ENDED
                                   YEAR ENDED        ENDED       INCEPTION) TO    YEAR ENDED          JUNE 30,
                                  DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,   ---------------------
                                      1996           1997            1997            1998          1998        1999
                                  ------------   -------------   -------------   ------------   -----------   -------
                                                                                                (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Total revenues..................    $ 5,088         $ 3,881         $2,519         $11,431        $ 5,053     $12,709
Gross profit....................      1,020             272            847           3,974          1,807       3,562
Income (loss) from operations...     (1,122)         (2,143)           175             (16)            42        (675)
Income (loss) before
  extraordinary item............     (2,442)         (2,212)           103              60             32        (727)
Net income (loss)...............    $(2,442)        $(1,212)        $  103         $    60        $    32     $  (727)

Net income (loss) per share:
  Basic.........................                                    $ 0.05         $  0.01        $  0.01     $ (0.12)
                                                                    ======         =======        =======     =======
  Diluted.......................                                    $ 0.03         $  0.00        $  0.00     $ (0.12)
                                                                    ======         =======        =======     =======
Number of shares used in
  computing net income (loss)
  per share:
  Basic.........................                                     2,065           4,937          5,066       6,216
                                                                    ======         =======        =======     =======
  Diluted.......................                                     4,074          12,783         11,380       6,216
                                                                    ======         =======        =======     =======
Pro forma net income (loss) per
  share:
  Basic.........................                                                   $  0.01                    $ (0.06)
                                                                                   =======                    =======
  Diluted.......................                                                   $  0.00                    $ (0.06)
                                                                                   =======                    =======
Number of shares used in
  computing pro forma net income
  (loss) per share:
  Basic.........................                                                    11,213                     12,492
                                                                                   =======                    =======
  Diluted.......................                                                    16,171                     12,492
                                                                                   =======                    =======

                                                                           THE TRIZETTO GROUP, INC.
                                                  CROGHAN &       ------------------------------------------
                                               ASSOCIATES, INC.                         AS OF JUNE 30, 1999
                                                    AS OF         AS OF DECEMBER 31,   ---------------------
                                                 DECEMBER 31,     ------------------              PRO FORMA
                                                     1996          1997       1998     ACTUAL    AS ADJUSTED
                                               ----------------   -------   --------   -------   -----------
                                                 (UNAUDITED)          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................      $ 1,757        $  773    $ 3,681    $ 4,033     $35,258
Total assets.................................       11,174         2,634      8,720     20,399      51,624
Total long-term debt and capital lease
  obligations................................        1,400           520        645      2,082       2,082
Mandatorily redeemable convertible preferred
  stock......................................           --            --      6,449     10,932          --
Total stockholders' equity (deficit).........        7,819           563       (741)        86      42,243

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS.

     We were incorporated in May 1997 and had revenue of $2.5 million for the period from May 27, 1997 (date of inception) to December 31, 1997, $11.4 million for the year ended December 31, 1998 and $12.7 million for the six months ended June 30, 1999. Accordingly, we have a limited operating history. You must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. These risks and difficulties include our ability to:

     - respond effectively to the offerings of competitive providers of healthcare information technology and services;

     - increase awareness and market penetration of our brand;

     - maintain our existing, and develop new, affiliate relationships;

     - continue to develop and upgrade our technology; and

     - attract, retain and motivate qualified personnel.

     We depend on the continued demand for outsourcing of health information technology services, on the growing use of the Internet for advertising, commerce and communication and on favorable general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we should fail to adequately address any of these risks or difficulties, our business would likely suffer.

WE DEPEND ON OUR SOFTWARE APPLICATION VENDOR RELATIONSHIPS, AND IF OUR SOFTWARE APPLICATION VENDORS TERMINATE OR MODIFY EXISTING CONTRACTS OR EXPERIENCE BUSINESS DIFFICULTIES, OR IF WE ARE UNABLE TO ESTABLISH NEW RELATIONSHIPS WITH ADDITIONAL SOFTWARE APPLICATION VENDORS, IT COULD HARM OUR BUSINESS.

     We depend, and will continue to depend, on our licensing and business relationships with our third party software application vendors, including Epic Systems, Inc., Medic Computer Systems, Inc., Medical Manager Corporation and McKesson HBOC, Inc. Our success depends significantly on our ability to maintain our existing relationships with our vendors and to build new relationships with other vendors in order to enhance our services and application offerings and remain competitive. Although most of our licensing agreements are perpetual or automatically renewable, they are subject to termination in the event that we materially breach such agreements. We cannot assure you that we will be able to maintain relationships with our vendors or establish relationships with new vendors. Our customer satisfaction is also dependent upon the functional uses and reliability of the software, products and services of our application vendors. We cannot assure you that the software, products or services of our third party vendors will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

     Our arrangements with third party software application vendors are not exclusive. We cannot assure you that these third party vendors regard our relationships with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time and may choose to develop or enhance their own competing distribution channels and product support services. If we do not maintain our existing relationships or if the economic terms of our business relationships change, we may not be able to license and offer these services and products on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay service development or timely introduction of new services and divert our resources. Any such delays could materially adversely affect our business, financial condition and operating results.

     There are a variety of additional reasons why our relationships with our software application vendors or our ability to establish relationships with additional vendors may be impaired. Vendors may experience business difficulties or enter into bankruptcy. Additionally, they may discontinue service and support of products that we currently offer to our customers. Our software application vendors may participate in industry consolidation which may impact the products they offer, their support services and their willingness to do business with us.

OUR BUSINESS IS CHANGING RAPIDLY, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY AND OUR STOCK PRICE TO FLUCTUATE.

     Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods depending on a number of factors, not all of which are within our control. The variation in our quarterly operating results could affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

     Our services revenue in any quarter depends on our mix of consulting and recurring revenue and our ability to meet project milestones and customer expectations. To increase our revenue in any operating period, we must penetrate new markets, expand within existing markets and develop new application and service offerings required by our customers. Our operating results will be harmed if we experience delays in developing new applications and services for our customers or defects in our current applications.

     We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenues, and these expense levels are relatively fixed in the short-term. If we have lower revenue, we may not be able to reduce our short-term spending in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

WE HAVE A LIMITED NUMBER OF CUSTOMERS AND RELATIVELY FIXED OPERATING COSTS, AND IF OUR CUSTOMERS TERMINATE OR MODIFY EXISTING CONTRACTS OR EXPERIENCE BUSINESS DIFFICULTIES, IT COULD ADVERSELY AFFECT OUR EARNINGS.

     Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated contract cancellations or reductions. As a result, any termination, significant reduction or modification of our business relationships with any of our significant customers or with a number of smaller customers could have a material adverse effect on our business, financial condition and operating results.

     As of August 31, 1999, we were providing services to approximately 80 customers. Based on our financial results for the month of August 1999, our application services agreement with MedPartners represents approximately 39% of our revenues and our professional services agreement with CCN Managed Care, Inc. represents approximately 17% of our revenues. As of August 31, 1999, groups representing 15% of the physicians we initially serviced under the MedPartners agreement had chosen alternative providers of information technology services. The initial term of the MedPartners agreement expires on December 31, 1999 and our CCN agreement expires on May 4, 2002. Neither agreement ensures that we will continue to receive significant revenues during the term of the agreement.

     We believe that our long-term success largely depends upon our ability to retain our customers and generate recurring revenues from contracts. Although we typically enter into multi-year customer agreements, a majority of our customers are able to reduce or cancel their use of our services before the end of the contract term, subject to monetary penalties. We also provide services to some customers without long-term contracts.

     Many of our contracts are structured so that we generate revenue based on units of volume, which include the number of physicians, number of patients, number of members or number of users. If our customers experience business difficulties and the units of volume decline or if that customer ceases operations for any reason, we will generate less revenue under these contracts and our operating results may be materially and adversely impacted.

WHEN OUR MEDPARTNERS AGREEMENT TERMINATES WE WILL LOSE REVENUE ASSOCIATED WITH THAT AGREEMENT.

     The initial term of the MedPartners Agreement expires on December 31, 1999, but the agreement renews automatically for subsequent 30 day periods unless MedPartners terminates it with 30 days prior written notice. Under the MedPartners agreement, we agreed to provide information technology services to MedPartners with respect to 67 groups representing approximately 1,780 physicians while MedPartners terminates its relationships with these groups. As of August 31, 1999, we were providing application services to MedPartners with respect to 28 groups and are pursuing the opportunity to provide customized application services to 39 groups on an ongoing basis. At the time we entered into the MedPartners agreement, we were aware that a number of groups were actively seeking alternative information technology services. From May 1, 1999 to August 31, 1999, we have recognized revenues from MedPartners of $5.5 million which constituted approximately 43% of our overall revenues during that period. If we are not successful in entering into application services contracts directly with the groups prior to disassociation we will lose this revenue, which could have a material adverse effect on our business, financial condition and operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE MANAGEMENT AND OTHER SKILLED EMPLOYEES.

     Our success will depend in large part on the continued services of key management and skilled personnel. Competition for personnel in the healthcare information technology market is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. We do not have employment agreements with most of our executive officers, so any of these individuals may terminate his or her employment with us at any time. We currently maintain a $5,000,000 key man life insurance policy on Jeffrey H. Margolis, our Chief Executive Officer. The loss of services of one or more of our key management employees, or the inability to hire additional key management personnel as needed, could have a material adverse effect on our business, financial condition and operating results. Although we currently experience relatively low rates of turnover for our skilled employees, the rate of turnover may increase in the future. In addition, we expect to further grow our operations, and our needs for additional skilled employees will increase. Our continued ability to compete effectively in our business depends on our ability to attract, retain and motivate these individuals.

WE ARE GROWING RAPIDLY, AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

     We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial, information systems and other resources. As of June 1999, we had grown to approximately 300 employees and independent contractors, from approximately 75 employees and independent contractors in December 1997. We expect to hire a significant number of new employees to support our business. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and operating results.

OUR ACQUISITION STRATEGY MAY DISRUPT OUR BUSINESS AND REQUIRE ADDITIONAL FINANCING.

     Since inception, we have made several acquisitions and expect to continue to acquire companies as part of our growth strategy. We compete with other companies to acquire businesses. We expect this competition to continue to increase, making it more difficult in the future to acquire suitable companies on favorable terms.

     Although we may acquire additional companies, we may be unable to successfully integrate them in a timely manner. If we are unable to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key customers and employees.

     To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets in future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and have a material adverse effect on our business, financial condition and operating results.

WE EXPECT OUR LOSSES AND FLUCTUATIONS IN OPERATING RESULTS TO CONTINUE, WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

     We have lost money in two of our past nine fiscal quarters (through June 30, 1999). Although our revenue has grown in recent periods, we cannot assure you that our revenues will continue at their current level or increase in the future. We cannot assure you that we will be consistently profitable on either a quarterly or annual basis.

     We currently derive our revenue primarily from providing application services and consulting services. We plan to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing. As a result, we expect that we will lose money through at least 1999, and we may never achieve or sustain profitability.

IF OUR ABILITY TO EXPAND OUR NETWORK INFRASTRUCTURE IS CONSTRAINED IN ANY WAY, WE COULD LOSE CUSTOMERS AND DAMAGE OUR OPERATING RESULTS.

     We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increase transaction volumes and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our application services or our portal or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

WE COULD LOSE CUSTOMERS AND REVENUE IF WE FAIL TO MEET THE PERFORMANCE STANDARDS IN OUR CONTRACTS.

     Many of our service agreements, including our agreement with MedPartners, contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us or require that we refund part or all of the fees charged under those agreements. The termination of any of our material services agreements and/or associated revenue could have a material adverse effect on our business, financial condition and operating results.

ANY FAILURE OR INABILITY TO PROTECT OUR TECHNOLOGY AND CONFIDENTIAL INFORMATION COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends in part upon proprietary software and other confidential information. The software and information technology industries have experienced widespread unauthorized reproduction of software products and other proprietary technology. We do not own any patents. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. However, these protections may not be sufficient, and they do not prevent independent third party development of competitive products or services.

     We believe that our proprietary rights do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future, and we could be required to enter into a license agreement or royalty arrangement with the party asserting the claim. We may also be required to indemnify customers for claims made against them.

PERFORMANCE OR SECURITY PROBLEMS WITH OUR SYSTEMS COULD DAMAGE OUR BUSINESS.

     Our customers' satisfaction and our business could be harmed if our customers or we experience any system delays, failures or loss of data. We currently process substantially all our customers' transactions and data at our facilities in Englewood, Colorado and Birmingham, Alabama. Although we have safeguards for emergencies and we have contracted backup processing for a portion of our customers' critical functions, we do not have sufficient backup facilities to process information if either or both of these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages.

     A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our Customer Connectivity Centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

DEFECTIVE PRODUCTS, ERRORS OR IMPROPER HANDLING OF CUSTOMER DATA MAY CAUSE US TO LOSE CUSTOMERS OR SUBJECT US TO LIABILITY.

     Our customers demand reliability in the delivery of application services and quality when their transactions are processed. Although we devote substantial resources to meeting these demands, errors may occur. Errors and mistakes in the processing of customer data may result in loss of data, inaccurate information and delays. Such errors could cause us to lose customers and could result in liability and penalties. Our services agreements generally contain limitations on liability, and we maintain insurance with coverage limits of $24 million to protect against claims associated with the use of our products and services. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted. In addition, appropriate insurance may be unavailable in the future at commercially reasonable rates. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and operating results. Even unsuccessful claims could result in litigation or arbitration costs and may divert management's attention from our existing business.

IF WE DO NOT ADEQUATELY ADDRESS YEAR 2000 CONCERNS, WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS.

     Many computer programs were designed and developed without considering the upcoming change in the century, which could lead to failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "Year 2000" problem. It is possible that our computer systems, software products or other business systems, or those of our vendors or customers, could malfunction as a result of the Year 2000 problem. In addition, telecommunications and utility services which are important to our operations could malfunction due to the Year 2000 problem. We have conducted a review of our business systems, including computer systems, in an attempt to identify ways in which these systems could be affected by the Year 2000 problem. Based on this review, we do not expect the Year 2000 problem will have a material adverse effect on our systems. Despite our efforts, there is always a possibility that we may not identify and correct all Year 2000 problems.

     As a result of the Year 2000 problem, many of our customers may suffer delays in reimbursement from Medicare and Medicaid programs, other federal and state healthcare programs and other third party payers. Such delays may also damage us. We may not be able to identify, successfully remedy or assess all date handling problems in our business systems or operations or those of our customers and vendors.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND IN OUR CONTRACTS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF SUCH AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation, our bylaws, Delaware law and our contracts could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. Some of these provisions:

     - authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

     - prohibit stockholder action by written consent;

     - establish a classified board of directors; and

     - require advance notice for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

                         RISKS RELATED TO THIS OFFERING

SINCE WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING, WE MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition and operating results.

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN AS IS OUR ABILITY TO RAISE FURTHER FINANCING, IF REQUIRED.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

     - fund more rapid expansion;

     - fund additional marketing expenditures;

     - enhance our operating infrastructure;

     - respond to competitive pressures; or

     - acquire complementary businesses or necessary technologies.

     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

FUTURE FINANCING COULD ADVERSELY AFFECT YOUR OWNERSHIP INTEREST AND RIGHTS IN COMPARISON WITH THOSE OF OTHER STOCKHOLDERS.

     If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering.

MARKET PRICES OF EMERGING INTERNET COMPANIES HAVE BEEN HIGHLY VOLATILE, AND THE MARKET FOR OUR STOCK MAY EXHIBIT VOLATILITY AS WELL.

     The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet related companies, have been extremely volatile. Recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price.

     In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price for our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

     There will be 19,658,231 shares of common stock outstanding immediately after the offering. The shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act. Also, additional shares of common stock issued upon exercise of options granted under our stock-based compensation plans will become available for future sale in the public market. Future sales of our common stock could cause our stock price to decline.

     In connection with the offering, officers, directors and certain stockholders have agreed that, with certain exceptions, they will not sell any shares of common stock or enter into similar transactions for 180 days after the date of this prospectus without the consent of Bear, Stearns & Co. Inc.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES.

     We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. The net tangible book value of a share of common stock purchased at the initial public offering price of $9.00 per share will be only $1.92. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options to purchase common stock.

MANY CORPORATE ACTIONS WILL BE SUBSTANTIALLY CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES REGARDLESS OF THE OPPOSITION OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE COURSE OF ACTION.

     Our directors and executive officers beneficially own approximately 47% (37% after completion of this offering) of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have a material adverse effect on our stock price. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

                         RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS WILL SUFFER IF COMMERCIAL USERS DO NOT ACCEPT INTERNET SOLUTIONS.

     Our success depends in part on the adoption of Internet solutions by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

     - security and confidentiality concerns;

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     - implementation of competing technologies;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

     - governmental regulation.

     We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.

     Growth in the demand for our application and portal services depends on the adoption of Internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of our solutions, our customers must be willing to allow their applications and data to be hosted in our Customer Connectivity Centers.

IF WE FAIL TO MEET THE CHANGING DEMANDS OF TECHNOLOGY, WE MAY NOT CONTINUE TO BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER PROVIDERS OF SOFTWARE APPLICATIONS AND HEALTHCARE PORTALS.

     The market for our technology and services is highly competitive and rapidly changing and requires potentially expensive technological advances. We believe our ability to compete in this market will depend in part upon our ability to:

     - maintain and continue to develop partnerships with vendors;

     - enhance our current technology and services;

     - respond effectively to technological changes;

     - sell additional services to our existing customer base;

     - introduce new technologies; and

     - meet the increasingly sophisticated needs of our customers.

     Competitors may develop products or technologies that are better or more attractive than those offered by us or that may render our technology and services obsolete. Many of our current and potential competitors are larger and offer broader services and have significantly greater financial, marketing and other competitive resources than us.

THE INTENSIFYING COMPETITION WE FACE FROM BOTH ESTABLISHED ENTITIES AND NEW ENTRIES IN THE MARKET MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     We face intense competition. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than we have. Many of our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than we can devote.

     Our competitors can be categorized as follows:

     - application service providers;

     - healthcare e-commerce and portal companies;

     - information technology outsourcing companies;

     - information technology consulting firms; and

     - healthcare information software vendors.

     Each of these types of companies can be expected to compete with us within the various segments of the healthcare information technology market. Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with our technology and services, may enter these markets. In addition, some of our third party software vendors with whom we have licensing agreements, may compete with us from time to time by selling software on a stand alone basis.

     We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

CHANGES IN GOVERNMENT REGULATION OF THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise adversely affect the healthcare industry which could adversely impact our business.

     Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals in ways that could result in a reduction or deferral in the use of our technologies and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our business, financial condition and operating results.

     The United States Department of Health and Human Services has proposed regulations regarding electronic signatures and the maintenance and transmission of computer medical records. These regulations establish certain standards for electronic record-keeping. We do not know if these regulations will be adopted in their present form or a different form or at all. However, if these regulations are adopted, they may require modifications to our computer software and record-keeping practices. These changes may require us to make substantial capital investments.

     We perform billing and claims services that are governed by numerous federal and state civil and criminal laws. The federal government in recent years has placed increased scrutiny on billing and collection practices of healthcare providers and related entities and particularly on potential fraudulent billing practices, such as submissions of inflated claims for payment and upcoding. Violations of the laws regarding billing and coding may lead to civil monetary penalties, criminal fines, imprisonment or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs for us and our customers. Any of these results could have a material adverse effect on our business, financial condition and operating results.

     Federal and state consumer protection laws may apply to us when we bill patients directly for the cost of physician services provided. Failure to comply with any of these laws or regulations could result in a loss of licensure or other fines and penalties. Any of these results could have a material adverse effect on our business, financial condition and operating results.

     The confidentiality of patient records is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the physician or other healthcare providers, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of medical information to implement security measures and impose restrictions on the ability of third party processors, like us, to transmit certain patient data without specific patient consent. Any change in legislation could restrict healthcare providers from using our services.

SINCE WE OPERATE AN INTERNET-BASED NETWORK, OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION RELATING TO THE INTERNET THAT COULD IMPAIR OUR OPERATIONS.

     Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services. Any of these regulations could have a material adverse effect on our business, financial condition and operating results.

PROSPECTIVE CHANGES IN APPLICABLE ACCOUNTING STANDARDS COULD CHANGE THE WAYS WE RECOGNIZE REVENUE AND COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Prospective changes in the generally accepted accounting standards that apply to our business, including revenue recognition policies and amortization of charges associated with goodwill in acquisitions, could alter the way we recognize revenue and have an adverse effect on our financial results.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof (including their use in the negative), or by discussions of strategies, opportunities, plans or intentions. Such statements include but are not limited to statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business." A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business" and elsewhere in this prospectus.

     In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

     The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of the 3,850,000 shares of common stock offered by us are estimated to be approximately $31,224,500 after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial public offering price of $9.00 per share. We will not receive any proceeds from the sale of the shares that Raymond
D. Croghan and his charitable remainder trust are selling. The primary purposes of this offering are to take advantage of favorable market conditions to raise additional equity capital, create a public market for our common stock and facilitate future access to public markets.

     We have no current specific plans for the net proceeds from this offering. We generally intend to use the proceeds of this offering for the following:

     - expansion of our sales and marketing activities;

     - further development of application services and Internet technologies;

     - acquisition of additional software licenses;

     - expansion into additional geographic markets;

     - enhancement of existing Customer Connectivity Centers; and

     - working capital and other general corporate purposes.

     We have not yet performed studies or determined the actual expenditures, and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings.

     In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering.

     Pending the above uses, we intend to invest the net proceeds of this offering in interest-bearing investment grade securities, including taxable securities such as governmental securities, asset-backed securities, corporate bonds and certificates of deposits and tax exempt securities such as municipal bonds and notes.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends by us is restricted by our current bank credit facilities, which contain restrictions prohibiting us from paying any cash dividends without the bank's prior approval.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999,

      - on an actual basis;

      - on a pro forma basis to reflect automatic conversion of all outstanding preferred stock into 6,276,224 shares of common stock upon the closing of this offering; and

      - on a pro forma basis as adjusted to reflect the sale of 3,850,000 shares offered hereby at the initial public offering price of $9.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

     This information should be read in conjunction with our financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                                        JUNE 30, 1999
                                                          ------------------------------------------
                                                                                          PRO FORMA
                                                          ACTUAL        PRO FORMA        AS ADJUSTED
                                                          -------    ----------------    -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total long-term debt and capital lease obligations......  $ 2,082        $  2,082         $  2,082
                                                          -------        --------         --------
Mandatorily redeemable convertible preferred stock,
  $0.001 par value, 10,391,608 shares authorized;
  4,545,454 shares of Series A preferred stock and
  1,730,770 shares of Series B preferred stock issued
  and outstanding, actual; no shares issued and
  outstanding pro forma and pro forma as adjusted.......   10,932              --               --
                                                          -------        --------         --------
Stockholders' equity:
  Common Stock, $0.001 par value, 30,000,000 shares
     authorized, actual; 9,369,412 shares issued and
     outstanding, actual; and 15,645,636 shares issued
     and outstanding, pro forma; 40,000,000 shares
     authorized pro forma as adjusted; 19,495,636 shares
     issued and outstanding pro forma as adjusted.......        9              16               19
  Additional paid-in capital............................    8,092          19,017           50,239
  Notes receivable from stockholders....................      (41)            (41)             (41)
  Deferred stock compensation...........................   (6,062)         (6,062)          (6,062)
  Accumulated deficit...................................   (1,912)         (1,912)          (1,912)
                                                          -------        --------         --------
     Total stockholders' equity.........................       86          11,018           42,243
                                                          -------        --------         --------
     Total capitalization...............................  $13,100        $ 13,100         $ 44,325
                                                          =======        ========         ========

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999, was $6.2 million or $0.40 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding on June 30, 1999. Assuming the sale by us of 3,850,000 shares of common stock at the initial public offering price of $9.00 per share and after deducting the underwriting discounts and the estimated offering expenses payable, our pro forma net tangible book value at June 30, 1999 would have been $37.4 million, or $1.92 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.52 per share to existing stockholders and an immediate dilution of $7.08 per share to new investors. That is, after this offering, the excess of our tangible assets over our liabilities on a per share basis will be less than the purchase price paid for those shares by investors in this offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................           $9.00
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $0.40
  Pro forma increase in net tangible book value attributable
     to new investors.......................................   1.52
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            1.92
                                                                       -----
Pro forma dilution per share to new investors...............           $7.08
                                                                       =====

     The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
Existing stockholders..............  15,645,636       80%     $11,025,000       24%        $ 0.70
New investors......................   3,850,000       20       34,650,000       76           9.00
                                     ----------      ---      -----------      ---
          Total....................  19,495,636      100%     $45,675,000      100%
                                     ==========      ===      ===========      ===

     The foregoing table and calculations are based on shares outstanding on June 30, 1999 and exclude:

     - 2,801,128 shares of common stock issuable upon exercise of options outstanding under our 1998 Stock Option Plan with a weighted average exercise price of $0.74 per share (141,532 of these options were exercisable as of June 30, 1999 and the balance are subject to future vesting requirements); and

     - 162,595 shares of common stock issuable upon exercise of warrants which were exercisable as of June 30, 1999.

     The foregoing table and calculations include 6,276,224 shares of common stock issuable upon conversion of all outstanding shares of convertible preferred stock.

     Please see "Management -- 1998 Stock Option Plan" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. The statements of operations data of Croghan & Associates, Inc., for the year ended December 31, 1996 and for the nine months ended September 30, 1997 are derived from the audited financial statements of Croghan & Associates, Inc. included elsewhere in this prospectus. The consolidated statements of operations data of the Company for the period from May 27, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the consolidated balance sheet data as of December 31, 1997 and 1998 and June 30, 1999 are derived from the Company's audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data of the Company for the six months ended June 30, 1998 is derived from unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data of Croghan & Associates, Inc. as of December 31, 1996 is derived from unaudited financial statements not included in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period. Historical results are not necessarily indicative of the results of operations to be expected for future periods and the results of interim periods are not necessarily indicative of the results for a full year.

                                                                                         THE TRIZETTO GROUP, INC.
                                           CROGHAN & ASSOCIATES, INC.    --------------------------------------------------------
                                          ----------------------------       PERIOD FROM
                                                          NINE MONTHS       MAY 27, 1997                        SIX MONTHS ENDED
                                           YEAR ENDED        ENDED       (DATE OF INCEPTION)    YEAR ENDED          JUNE 30,
                                          DECEMBER 31,   SEPTEMBER 30,     TO DECEMBER 31,     DECEMBER 31,    ------------------
                                              1996           1997               1997               1998         1998       1999
                                          ------------   -------------   -------------------   ------------    -------    -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

Revenues:
  Recurring revenue.....................    $ 5,088         $ 3,881            $1,191            $ 5,300       $ 2,590    $ 6,201
  Consulting revenue....................         --              --             1,328              6,131         2,463      6,508
                                            -------         -------            ------            -------       -------    -------
Total revenues..........................      5,088           3,881             2,519             11,431         5,053     12,709
                                            -------         -------            ------            -------       -------    -------
Costs of revenues:
  Recurring revenue.....................      4,068           3,609             1,250              3,967         1,662      5,038
  Consulting revenue....................         --              --               422              3,490         1,584      4,109
                                            -------         -------            ------            -------       -------    -------
Total cost of revenues..................      4,068           3,609             1,672              7,457         3,246      9,147
                                            -------         -------            ------            -------       -------    -------
Gross profit............................      1,020             272               847              3,974         1,807      3,562
                                            -------         -------            ------            -------       -------    -------
Operating expenses:
  Research and development..............         --              --                --              1,083           592        440
  Selling, general and administrative...      2,142           2,415               672              2,885         1,173      3,098
  Amortization of deferred stock
    compensation(1).....................         --              --                --                 22            --        215
  Write-off of acquired in-process
    technology(2).......................         --              --                --                 --            --        484
                                            -------         -------            ------            -------       -------    -------
Total operating expenses................      2,142           2,415               672              3,990         1,765      4,237
                                            -------         -------            ------            -------       -------    -------
Income (loss) from operations...........     (1,122)         (2,143)              175                (16)           42       (675)
Interest income.........................         21              15                15                210            60         76
Interest expense........................     (1,341)            (84)              (13)               (52)          (25)      (100)
                                            -------         -------            ------            -------       -------    -------
Income (loss) before provision for
  income taxes and extraordinary item...     (2,442)         (2,212)              177                142            77       (699)
Provision for income taxes..............         --              --                74                 82            45         28
                                            -------         -------            ------            -------       -------    -------
Income (loss) before extraordinary
  item..................................     (2,442)         (2,212)              103                 60            32       (727)
Extraordinary item:
  Gain on forgiveness of debt...........         --           1,000                --                 --            --         --
                                            -------         -------            ------            -------       -------    -------
Net income (loss).......................    $(2,442)        $(1,212)           $  103            $    60       $    32    $  (727)
                                            =======         =======            ======            =======       =======    =======
Net income (loss) per share(3):
  Basic.................................                                       $ 0.05            $  0.01       $  0.01    $ (0.12)
                                                                               ======            =======       =======    =======
  Diluted...............................                                       $ 0.03            $  0.00       $  0.00    $ (0.12)
                                                                               ======            =======       =======    =======
Number of shares used in computing net
  income (loss) per share(3):
  Basic.................................                                        2,065              4,937         5,066      6,216
                                                                               ======            =======       =======    =======
  Diluted...............................                                        4,074             12,783        11,380      6,216
                                                                               ======            =======       =======    =======
Pro forma net income (loss) per
  share(4):
  Basic.................................                                                         $  0.01                  $ (0.06)
                                                                                                 =======                  =======
  Diluted...............................                                                         $  0.00                  $ (0.06)
                                                                                                 =======                  =======
Number of shares used in computing pro
  forma net income (loss) per share:
  Basic.................................                                                          11,213                   12,492
                                                                                                 =======                  =======
  Diluted...............................                                                          16,171                   12,492
                                                                                                 =======                  =======

                                                   CROGHAN &           THE TRIZETTO GROUP, INC.
                                                   ASSOCIATES     -----------------------------------
                                                     AS OF        AS OF DECEMBER 31,
                                                  DECEMBER 31,    ------------------        AS OF
                                                      1996         1997       1998      JUNE 30, 1999
                                                  ------------    -------    -------    -------------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......................    $ 1,757       $  773     $3,681        $ 4,033
Total assets....................................     11,174        2,634      8,720         20,399
Total long-term debt and capital lease
  obligations...................................      1,400          520        645          2,082
Mandatorily redeemable convertible preferred
  stock.........................................         --           --      6,449         10,932
Total stockholder's equity (deficit)............    $ 7,819       $  563     $ (741)       $    86

---------------
(1) This expense relates to amortization of deferred stock compensation which represents the difference between the deemed fair value of our common stock and the exercise price of options at the date of grant. Deferred compensation is amortized over the vesting period of the related options. See Note 7 of Notes to Consolidated Financial Statements.

(2) In connection with the acquisition of Creative Business Solutions and HealthWeb Systems, we wrote-off $484,000 of the total purchase price to acquired in-process technology as technological feasibility of the HealthWeb product had not been established. See Note 10 of Notes to Consolidated Financial Statements for an explanation on the valuation of acquired in-process technology.

(3) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net income (loss) per share.

(4) See Note 13 Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus. This prospectus contains forward-looking consolidated statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and in "Risk Factors" and "Business."

OVERVIEW

     We are a leading provider of remotely hosted third party and proprietary software applications and related services for use in the healthcare industry. We host software applications from leading software vendors, including Epic Systems, Inc., Medic Computer Systems, Inc., Medical Manager Corporation and McKesson HBOC, Inc., by operating and maintaining such applications at our Customer Connectivity Centers. We also offer HealthWeb, an Internet-browser based application that serves as a portal for the exchange of information and services over the Internet. HealthWeb is designed to facilitate the exchange of information and to enable e-commerce among all constituents of the healthcare industry. Through our Professional Services Group, we offer business operations and applications integration consulting services, including information technology assessment and software implementation design and development. Our customers primarily consist of provider groups, physician practice management companies, and managed care organizations such as health maintenance organizations, preferred provider organizations and third party administrators.

     We were incorporated in Delaware in May 1997. In October 1997, we acquired all of the outstanding shares of common stock of Margolis Health Enterprises, Inc., an entity under our common control, in exchange for 3,716,667 shares of our common stock. In October 1997, we also acquired all of the outstanding shares of common stock of Croghan & Associates, Inc., an application services provider, in exchange for 5,800,895 shares of our common stock.

     In April 1998, we raised $6.0 million in gross proceeds by issuing 4,195,804 shares of our mandatorily redeemable convertible preferred stock to two venture capital firms. In October 1998, we raised an additional $500,000 in gross proceeds by issuing another 349,650 shares of our mandatorily redeemable convertible preferred stock.

     In February 1999, we simultaneously acquired Creative Business Solutions, Inc., an Internet solutions development company, specializing in the integration of healthcare information technology and contract programming solutions and HealthWeb Systems, Ltd., an Internet software and portal development company, specializing in customized healthcare applications, for a total consideration of approximately $2.9 million, consisting of approximately $1.4 million of cash, 655,000 shares of our common stock, a two year note of $270,000 bearing interest at 8% and acquisition costs of approximately $100,000.

     In April 1999, we acquired certain assets and liabilities of Management and Technology Solutions, Inc., a physician services organization, in exchange for 60,000 shares of our common stock. The assets acquired from Management and Technology Solutions included property and equipment, intellectual property, consisting of patents, trademarks and licenses, computer software and software licenses. The liabilities assumed included lease obligations, a note payable for a software license and other accrued liabilities.

     In April 1999, we raised $4.5 million in gross proceeds by issuing 1,730,770 shares of mandatorily redeemable convertible preferred stock to three venture capital firms.

     In May 1999, we entered into an agreement with MedPartners, Inc. (now known as Caremark Rx, Inc.) to provide hosted information technology services to MedPartners with respect to 67 groups, representing approximately 1,780 physicians while MedPartners terminates its relationships with these groups. In addition, we purchased hardware, furniture and fixtures and a software license for $2,350,000 from MedPartners and paid a software license transfer fee of $280,000. The initial term of the agreement expires on December 31, 1999, but the agreement automatically renews for subsequent 30 day periods unless MedPartners terminates it with 30 days written notice. MedPartners expects to complete the disassociation process by December 31, 1999. As MedPartners terminates its relationships with each group, we have the opportunity to enter into a new multi-year contract with the group, specifically tailored to address its information technology needs. We cannot assure you that, as the disassociation process continues, we will succeed in doing so.

     We will lose revenue if we are not successful in entering into service contracts directly with these disassociated groups replacing the information technology services previously provided by MedPartners or if we are requested to provide a reduced scope of services. As of August 31, 1999, groups representing 15% of the physicians we initially serviced under the MedPartners agreement have chosen alternative providers of information technology services.

     As of August 31, 1999, we continued to provide information technology services to MedPartners with respect to 28 groups, representing approximately 808 physicians. Furthermore, we have negotiated multi-year contracts with 11 disassociated groups, representing approximately 715 physicians. We are pursuing the opportunity to provide customized application services to 39 groups on an ongoing basis, representing approximately 1,523 physicians, or 85% of the total physicians available at the time the MedPartners' agreement was signed.

     Our revenues are classified into two categories: recurring or multi-year contractually based revenue, and revenue generated via consulting agreements. Since inception, the relative percentages of consulting revenue and recurring revenue were 52% and 48%, respectively. As we sign additional multi-year application services contracts, we expect the relative percentage of recurring revenue to increase.

     Recurring revenue is subscription based and billed on a monthly basis over a contract term of typically three to five years. The amount billed monthly is based on units of volume, such as numbers of physicians, members or desktops covered by each contract. Recurring revenue is recognized ratably over the term of the contract, and cash received in excess of revenue recognized is recorded as deferred revenue. Consulting revenue is billed on either a time and materials or a fixed fee basis, and is recognized as the consulting services are performed.

     Cost of revenues are those costs related to the products and services we provide to our customers, and costs associated with the operation and maintenance of our Customer Connectivity Centers. These costs include salaries and related expenses for consulting personnel, Customer Connectivity Centers personnel, customer support personnel, application software license fees, telecommunications and maintenance costs.

     Research and development expenses are salaries and related expenses associated with the development of technologies, applications and services and include compensation paid to engineering personnel and fees to outside contractors and consultants.

     Selling, general and administrative expenses consist primarily of salaries and related expenses for sales, account management, marketing, administrative, finance, legal, human resources and executive personnel, commissions, expenses for marketing programs and trade shows and fees for professional services. We anticipate that sales, general and administrative costs will continue to increase in absolute dollars as we add sales, marketing and administrative personnel, increase our marketing and promotional activities and incur costs related to being a public company, such as directors' and officers' insurance premiums and professional fees.

     As of the date hereof, we had recorded deferred compensation related to options granted to employees in the total amount of $7.2 million, representing the difference between the deemed fair value of our common stock, as determined for accounting purposes, and the exercise price of the options at the date of grant. Of this amount, $22,000 had been amortized in 1998, and approximately $643,000 had been amortized in the first nine months of 1999. Future amortization of expenses arising out of options granted through the date hereof is estimated to be $452,000 for the remaining three months of 1999, $1.8 million for the year ended December 31, 2000, $1.8 million for the year ended December 31, 2001, $1.8 million for the year ended December 31, 2002, and $715,000 for the year ended December 31, 2003. We amortize the deferred compensation charge over the vesting period of the underlying option.

     The acquisition of Creative Business Solutions and HealthWeb Systems was accounted for using the purchase method of accounting. The excess of the purchase price over the fair market value of the assets purchased and liabilities assumed was $2.5 million, of which $484,000 was allocated to acquired in-process technology, based upon an independent appraisal, and was written-off in the six months ended June 30, 1999, and $2.1 million was allocated to goodwill and intangible assets consisting of assembled workforce and Creative Business Solutions customer lists. The HealthWeb product is designed to solve problems for hospitals, health plan administrators and insurance providers, such as office administration activities, connectivity to health plans and communications with patients. Payers will use HealthWeb for information exchange with providers and members, such as eligibility, authorizations, referrals, benefit verification, claims status and patient record information. At the date of acquisition, we determined the technological feasibility of HeathWeb's product was not established. We expect to introduce the final product by year end 1999. Approximately $650,000 in research and development had been spent up to the date of acquisition in an effort to develop the technology to produce a commercially viable product. The future research and development expense associated with the in-process product was estimated to be approximately $975,000 between July 1999 and the first quarter of 2000. Currently, we know of no developments which would lead us to change our original assessment of the expected completion and commercial viability of this project. Risks in completing this project on a timely basis include employee retention and hiring practices or diverting resources to other projects. Risks which may affect the commercialization of this product include new technologies or new products which may make our product obsolete. At the date of acquisition, the only identifiable intangible assets acquired were the technology under development, the acquired workforce and the customer lists.

     The valuation methodology used included an analysis and estimation of the fair market value and remaining economic life of both the core and in-process technologies on a going concern basis. The valuation of the business enterprise and the acquired in-process technology were developed by discounting projected future net cash flows at a 35% discount rate; this reflects both the return requirements of the market and risks inherent in the investment.

     These cash flow projections of the acquired entities assume that revenue will peak in 2002, before declining in 2003. Specifically, the revenue growth rate assumed from 1999 to 2000 is 125%, from 2000 to 2001 is 100%, and from 2001 to 2002 is 70%. From 2002 to 2003, we anticipated that revenues will decline by 40% due to product obsolescence as future, unidentified products replace our in-process products. There can be no assurances that these projections will be met.

OPERATING DATA

     The following table combines the operating data of Croghan & Associates for the nine months ended September 30, 1997 and TriZetto for the period from May 27, 1997 (date of inception) to December 31, 1997 in order to facilitate management's discussion of financial results. Certain costs and expenses presented in the statement of operations data of Croghan & Associates represent allocations and management estimates. As a result, the statement of operations data presented for Croghan & Associates is not strictly comparable to those of subsequent periods and may not be indicative of the results of operations that would have been achieved had the Croghan & Associates business operated as a non-affiliated entity during such period.

                                 OPERATING DATA
                                 (IN THOUSANDS)

                                                                HISTORICAL
                                               ---------------------------------------------
                                                                             TRIZETTO
                                               CROGHAN & ASSOCIATES        MAY 27, 1997
                                                NINE MONTHS ENDED       (DATE OF INCEPTION)
                                                SEPTEMBER 30, 1997     TO DECEMBER 31, 1997     COMBINED
                                               --------------------    ---------------------    --------
Revenue
  Recurring revenue..........................        $ 3,881                  $1,191            $ 5,072
  Consulting revenue.........................              0                   1,328              1,328
                                                     -------                  ------            -------
Total revenues...............................          3,881                   2,519              6,400
Cost of revenue
  Recurring revenue..........................          3,609                   1,250              4,859
  Consulting revenue.........................              0                     422                422
                                                     -------                  ------            -------
Total cost of revenue........................          3,609                   1,672              5,281
Cost of revenues.............................          3,609                   1,672              5,281
                                                     -------                  ------            -------
Gross profit.................................            272                     847              1,119

Operating expenses:
  Selling, general and administrative........          2,415                     672              3,087
                                                     -------                  ------            -------
Income (loss) from operations................         (2,143)                    175             (1,968)
Interest income..............................             15                      15                 30
Interest expense.............................            (84)                    (13)                97
                                                     -------                  ------            -------
Income (loss) before provisions for income
  taxes and extraordinary item...............         (2,212)                    177             (2,035)
Provisions for income taxes..................             --                      74                 74
                                                     -------                  ------            -------
Income (loss) before extraordinary item......         (2,212)                    103             (2,109)

Extraordinary item:
  Gain on forgiveness of debt................          1,000                      --             (1,000)
                                                     -------                  ------            -------
Net income (loss)............................        $(1,212)                 $  103            $(1,109)
                                                     =======                  ======            =======

RESULTS OF OPERATIONS

  Six months ended June 30, 1999 compared to six months ended June 30, 1998

     REVENUES. Total revenues in 1999 increased $7.6 million, or 152%, to $12.7 million from $5.1 million in 1998. The majority of this increase was due to the overall growth in both recurring revenue and consulting revenue throughout the six month period ended June 30, 1999. Additionally, the acquisition of Creative Business Solutions and HealthWeb Systems in February 1999 generated approximately $1.5 million in incremental revenue for the first six months of 1999.

     Recurring revenue in 1999 increased $3.6 million, or 139%, to $6.2 million from $2.6 million in 1998. Of this increase, $3.0 million represented the incremental revenue generated as a result of our May 1999 agreement to provide hosted information technology services to MedPartners with respect to 67 groups. The remaining increase was primarily due to obtaining our first hosted managed care application services customer in March 1999.

     Consulting revenue in 1999 increased $4.0 million, or 164%, to $6.5 million from $2.5 million in 1998. This increase reflected an overall increase in demand for our consulting services throughout the first six months of 1999.

     COST OF REVENUES. Cost of revenues in 1999 increased $5.9 million, or 182%, to $9.1 million from $3.2 million in 1998. This increase was due to the costs incurred to support the overall expansion of our business, including our acquisition of Creative Business Solutions and HealthWeb Systems in February 1999. As a percentage of total revenues, cost of revenues approximated 72% in 1999 and 64% in 1998.

     Cost of recurring revenue in 1999 increased $3.3 million, or 203%, to $5.0 million from $1.7 million in 1998. This increase represented the incremental expenses for personnel and facilities costs incurred to support the growing application services provider business, including the incremental costs associated with the MedPartners contract signed in May 1999. Additionally, incremental infrastructure costs were required in 1999 to support our transition from our former data center to our new Customer Connectivity Center in Englewood, Colorado. As a percentage of recurring revenue, cost of recurring revenue approximated 81% in 1999 and 64% in 1998.

     Cost of consulting revenue in 1999 increased $2.5 million, or 159%, to $4.1 million from $1.6 million in 1998. This increase was due to incremental costs required to support increasing demand for our consulting services in the first six months of 1999. As a percentage of consulting revenue, cost of consulting revenue approximated 63% in 1999 and 64% in 1998.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased $152,000, or 26%, to $440,000 from $592,000 in 1998. The decrease was due to Year 2000 remediation of our owned software in 1998 that is used in the provision of application service to our customers; these Year 2000 research and development costs were not incurred in 1999. Expenses relating to system enhancements from which we derive revenue are not classified as research and development and are included in cost of revenues. As a percentage of total revenues, research and development expenses approximated 3% in 1999 and 12% in 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1999 increased $1.9 million, or 164%, to $3.1 million from $1.2 million in 1998. This increase was due primarily to expansion of the sales force, staff growth in management and administrative support areas, and expansion of related office space. As a percentage of total revenues, selling, general and administrative expenses approximated 24% in 1999 and 23% in 1998.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation increased $215,000 in 1999 from $0 in 1998. This amount represents the allocated portion of the difference between the deemed fair value of our common stock and the exercise price of stock options granted by us to employees.

     WRITE OFF OF ACQUIRED IN-PROCESS TECHNOLOGY. Our acquisition of Creative Business Solutions and HeathWeb Systems in February 1999 resulted in an excess of purchase price over the fair market value of the assets purchased and liabilities assumed of $2.5 million. Of this amount, $484,000 was allocated to acquired in-process technology, based upon an independent appraisal, and was written-off in the six months ended June 30, 1999.

     INTEREST INCOME. Interest income in 1999 increased $16,000, or 27%, to $76,000 from $60,000 in 1998. The increase was due to the incremental cash invested in 1999 resulting from $4,500,000 in gross proceeds we raised in April 1999, and the full six month impact of our investing approximately $6,000,000 in gross proceeds we raised in April 1998.

     INTEREST EXPENSE. Interest expense in 1999 increased $75,000, or 300%, to $100,000 from $25,000 in 1998. The increase is due to interest paid on notes payable issued in February 1999 in connection with our purchase of HealthWeb and Creative Business Solutions, and notes payable in connection with our purchase of software applications licenses.

     PROVISION FOR INCOME TAXES. Provision for income tax in 1999 decreased $17,000, or 38%, to $28,000 from $45,000 in 1998. The decrease was primarily due to a decrease in tax deductions for book purposes in 1999 which were not recognizable for tax purposes.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE COMBINED YEAR ENDED DECEMBER 31,
1997

     REVENUES. Total revenues in 1998 increased $5.0 million, or 79%, to $11.4 million from $6.4 million in 1997. This increase was primarily due to a full year of consulting service revenue in 1998 as compared to seven months of consulting service revenue in 1997.

     Recurring revenue in 1998 increased $200,000, or 4%, to $5.3 million from $5.1 million in 1997. Consulting revenue in 1998 increased $4.8 million, or 362%, to $6.1 million from $1.3 million in 1997. This increase was primarily the result of the recognition of a full year of consulting revenue in 1998, with approximately seven months of consulting revenue recognized in 1997, 1998 consulting revenues also reflected the growth and demand for our consulting services from our inception in May 1997 through the year ended December 31, 1998.

     COST OF REVENUES. Cost of revenues in 1998 increased $2.2 million, or 41%, to $7.5 million from $5.3 million in 1997. As a percentage of total revenues, cost of revenues approximated 65% in 1998 and 83% in 1997.

     Cost of recurring revenue in 1998 decreased $900,000, or 18%, to $4.0 million from $4.9 million in 1997. This decrease was primarily the result of the elimination of amortization of internally developed software as of the date of the acquisition of Croghan & Associates on October 1, 1997. As a percentage of recurring revenue, cost of recurring revenue approximated 75% in 1998 and 96% in 1997.

     Cost of consulting revenue in 1998 increased $3.1 million, or 727%, to $3.5 million from $422,000 in 1997. This increase was primarily the result of a full year of consulting operations occurring in 1998 with approximately seven months of consulting operations occurring in 1997. The 1998 increase also reflected the costs required to support the growing business demands for our consulting services during that period. As a percentage of consulting revenue, cost of consulting revenue approximated 57% in 1998 and 32% in 1997.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, which excluded development expenses that were included in cost of revenues, in 1998 increased to $1.1 million from $0 in 1997. The increase was primarily due to Year 2000 remediation of our owned software that is used in the provision of application services to our customers. As a percentage of total revenues, research and development expense approximated 9% in 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1998 decreased $202,000, or 7%, to $2.9 million from $3.1 million in 1997. During 1997, Croghan & Associates had recognized approximately $350,000 of amortization expense related to goodwill. This expense was eliminated as of the acquisition of Croghan & Associates on October 1, 1997. As a percentage of total revenues, selling, general and administrative expenses approximated 25% in 1998 and 48% in 1997.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation increased $22,000 in 1998 from $0 in 1997. This amount represents the allocated portion of the difference between the deemed fair value of our common stock and the exercise price of stock options granted by us to employees.

     INTEREST INCOME. Interest income in 1998 increased $180,000, to $210,000 from $30,000 in 1997. The increase was due to incremental cash available for investments resulting from approximately $6,000,000 in gross proceeds raised in the April 1998 private financing.

     INTEREST EXPENSE. Interest expense in 1998 decreased $45,000, or 46%, to $52,000 from $97,000 in 1997. The decrease was due to the forgiveness of $1.0 million of debt in 1997.

     PROVISION FOR INCOME TAXES. Provision for income tax in 1998 increased $8,000, or 11%, to $82,000 from $74,000 in 1997. The increase was primarily due to an increase in tax deductions for book purposes in 1998 not recognizable for tax purposes.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO CROGHAN & ASSOCIATES FOR THE YEAR ENDED DECEMBER 31, 1996

     REVENUES. Total revenues in 1997 increased $1.3 million, or 26%, to $6.4 million from $5.1 million in 1996. This increase was primarily due to an increase in consulting revenue recognized in 1997.

     COST OF REVENUES. Cost of revenues in 1997 increased $1.2 million, or 30%, to $5.3 million from $4.0 million in 1996. This increase was primarily due to the increase in cost of revenue associated with the addition of consulting resources.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1997 increased $1.0 million, or 44%, to $3.1 million from $2.1 million in 1996. This increase was primarily due to an increase in expenses as a result of staff growth in management and administrative support areas and the expansion of office space.

     INTEREST INCOME. Interest income in 1997 increased $9,000, or 43%, to $30,000 from $21,000 in 1996. The increase was due to incremental cash available for investments primarily resulting from increased revenue associated with the consulting practice.

     INTEREST EXPENSE. Interest expense in 1997 decreased $1,244,000, or 93% to $97,000 from $1,341,000 in 1996. The decrease was primarily due to the decrease in financing required to operate the combined businesses in 1997.

     PROVISION FOR INCOME TAXES. Provision for income tax in 1997 increased $74,000 from zero in 1996. The increase was primarily due to an increase in taxable income in 1997 as compared to a loss in 1996.

     EXTRAORDINARY ITEM. In 1997, an extraordinary item was recorded for $1.0 million as compared to none for the same period in 1996. The extraordinary item was related to the forgiveness of debt in the amount of $1.0 million by a financing institution.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited consolidated statements of operations data for the six quarters ended June 30, 1999. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the information when read in conjunction with our audited financial statement and the attached notes. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                   QUARTER ENDED
                                     --------------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                       1998        1998         1998            1998         1999        1999
                                     ---------   --------   -------------   ------------   ---------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Recurring revenue................   $1,239      $1,351       $1,447          $1,263       $ 1,421     $4,780
  Consulting revenue...............    1,079       1,384        1,951           1,717         2,832      3,676
                                      ------      ------       ------          ------       -------     ------
Total revenues.....................    2,318       2,735        3,398           2,980         4,253      8,456
                                      ------      ------       ------          ------       -------     ------
Cost of revenues:
  Recurring revenue................      688         974        1,119           1,186         1,318      3,720
  Consulting revenue...............      783         801          924             982         1,700      2,409
                                      ------      ------       ------          ------       -------     ------
Total cost of revenues.............    1,471       1,775        2,043           2,168         3,018      6,129
                                      ------      ------       ------          ------       -------     ------
Gross profit.......................      847         960        1,355             812         1,235      2,327
                                      ------      ------       ------          ------       -------     ------
Operating expenses:
  Research and development.........      319         273          257             234           206        234
  Selling, general and
     administrative................      501         672          825             887         1,229      1,869
  Amortization of deferred stock
     compensation..................       --          --            4              18            81        134
  Write-off of in-process
     technology....................       --          --           --              --           484         --
                                      ------      ------       ------          ------       -------     ------
Total operating expenses...........      820         945        1,086           1,139         2,000      2,237
                                      ------      ------       ------          ------       -------     ------
Income (loss) from operations......       27          15          269            (327)         (765)        90
Interest income....................       13          47           69              81            38         38
Interest expense...................       13          12           16              11            32         68
Income (loss) before provision for
  income taxes.....................       27          50          322            (257)         (759)        60
Provision for (benefit from) income
  taxes............................       16          29          186            (149)           30         (2)
                                      ------      ------       ------          ------       -------     ------
Net income (loss)..................   $   11      $   21       $  136          $ (108)      $  (789)    $   62
                                      ======      ======       ======          ======       =======     ======
Net income (loss) per share:
  Basic............................   $ 0.00      $ 0.00       $ 0.03          $(0.02)      $ (0.15)    $ 0.01
                                      ======      ======       ======          ======       =======     ======
  Diluted..........................   $ 0.00      $ 0.00       $ 0.01          $(0.02)      $ (0.15)    $ 0.00
                                      ======      ======       ======          ======       =======     ======
Shares used in computing net income
  (loss) per share:
  Basic............................    5,102       5,030        4,811           4,811         5,204      7,217
                                      ======      ======       ======          ======       =======     ======
  Diluted..........................   10,073      12,674       13,852           4,811         5,204     18,014
                                      ======      ======       ======          ======       =======     ======

     Our recurring revenue during these periods, with the exception of the quarter ended December 31, 1998, increased commensurately with the general growth in our application services provider business from quarter to quarter. Recurring revenue for the quarter ended December 31, 1998 decreased relative to the two preceding quarters because we performed several one-time system enhancement projects during those quarters. The cost of recurring revenue during these periods increased commensurately with the overall growth in the application services provider business.

     Our consulting revenue during these periods, with the exception of the quarter ended December 31, 1998, increased commensurately with the general growth in our professional consulting services business. Consulting revenue decreased in the quarter ended December 31, 1998 due to a lower number of billing days in the quarter, resulting from an increase in holiday and vacation days during this period. Cost of consulting revenue during these periods increased commensurately with the general growth in the consulting business.

     Research and development expenses in the 1998 quarters reflect a decline in the Year 2000 remediation costs. Research and development expenses in 1999 represent costs associated with the development of our HealthWeb technology and other software products. Sales, general and administrative costs reflect the costs required to support general business growth trends over these periods.

LIQUIDITY AND CAPITAL RESOURCES

                                                PERIOD FROM                                 SIX MONTHS
                                                MAY 27, 1997                              ENDED JUNE 30,
                                           (DATE OF INCEPTION) TO      YEAR ENDED        -----------------
                                             DECEMBER 31, 1997      DECEMBER 31, 1998     1998      1999
                                           ----------------------   -----------------    ------    -------
                                                                   (IN THOUSANDS)
Net cash provided by (used in)
  operations..............................          $236                 $(1,314)        $ (423)   $ 1,739
Net cash provided by (used in) investing
  activities..............................           493                    (750)          (350)    (5,202)
Net cash provided by financing
  activities..............................            44                   4,972          4,944      3,815
                                                    ----                 -------         ------    -------
Net increase in cash and cash
  equivalents.............................          $773                 $ 2,908         $4,171    $   352
                                                    ====                 =======         ======    =======

     Since inception, we have financed our operations primarily through a combination of cash from operations and private financings. The increase in operating cash in the six months ended June 1999 was due primarily to growth in our operations, specifically increases in net income after considering non-cash expenses and normal fluctuations in working capital, increases in accounts payable and accrued expenses, partially offset by an increase in accounts receivable. The increase in cash used in operations for the year ended December 31, 1998 over the prior period was due to increases in accounts receivable and other current assets due to general business growth, as well as an increase in non-cash deferred revenue during the year.

     The increase in cash used in investing activities in the six months ended June 1999 was primarily the result of our acquisition of $2.6 million of hardware, furniture and fixtures and software licenses from MedPartners in May 1999, our acquisition of $1.1 million of software licenses related to the MedPartners agreement signed in May 1999, and the $1.3 million cash portion (net of cash acquired) of our acquisition of HealthWeb and Creative Business Solutions in February 1999. The increase in cash used in investing activities for the year ended December 1998 over the prior period was primarily due to acquisitions of $750,000 of property and equipment and software licenses in 1998, while in 1997, we acquired $614,000 in net cash as a result of our acquisition of Croghan & Associates.

     The decrease in cash provided by financing activities in the six months ended June 1999 compared to the six months ended June 1998 was primarily the result of gross proceeds raised in our April 1998 private financing of $6,000,000, compared to the gross proceeds raised in our April 1999 private financing of $4,500,000. The April 1999 proceeds were reduced by payments we made totaling $698,000 to eliminate the line of credit assumed with the Creative Business Solutions acquisition, to pay down notes payable and capital lease obligations. The April 1998 proceeds were reduced by payments we made totaling $1,048,000 consisting of loans made to employees, to repurchase common stock from a former employee and pay down notes payable. The increase in cash provided by financing activities for the year ended December 1998 was primarily due to gross proceeds of $6,500,000 raised in our private financings in April and October 1998, offset by payments we made totaling $1,567,000 consisting of loans made to employees, to repurchase common stock from a former employee and payments on notes payable and capital lease obligations.

     In March 1999, we entered into a revolving line of credit agreement with a financial institution. The total amount available for borrowings under the line of credit is $1,500,000 and expires in March 2000. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.5% (8.75% as of August 31, 1999). Interest is payable monthly as it accrues. The credit agreement contains certain covenants that we must adhere to during the term of the agreement, including restrictions on the payment of dividends. As of June 30, 1999 and August 31, 1999, there were no outstanding borrowings on the line of credit.

     We believe existing cash balances, cash generated from operations, future borrowings under our line of credit and the proceeds from this offering will be sufficient to meet our working capital and capital requirements for at least the next 12 months.

IMPACT OF THE YEAR 2000

     Many currently installed computer systems and software products are written using two digits rather than four to define the applicable year. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer systems or software, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid this "Year 2000" issue.

     STATE OF READINESS. We are a fairly new enterprise, and, accordingly, the majority of the software and hardware we use to manage our business has been purchased or developed by us since inception. Generally, hardware and software design within the current decade and the past several years in particular has considered the Year 2000 issue. All of the software codes we have internally developed to manage our network traffic is written with four digits to define the applicable year.

     RISKS. Testing has been completed on our internal information technology systems and non-information technology systems. All of the testing has either been performed by our own personnel or by the original software vendors. We believe that such software is Year 2000 compliant.

     In addition to our internally developed software, we use and license software and hardware developed by third parties. To date, we have not done any testing of such third party software or hardware to determine Year 2000 compliance. We have, however, obtained certifications from our key suppliers of hardware and networking equipment for our data centers that such hardware and networking equipment is Year 2000 compliant. These certifications provide assurance that our hardware and networking equipment are Year 2000 compliant, but may not provide grounds for legal recourse should the certifications prove to be incorrect. Additionally, we have received assurances from the providers of key software applications that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we are aware that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs, and we will work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

     We also rely on third party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connections could be impaired, which could have a material adverse effect on our business, results of operations and financial condition. According to a June 1999 article in Health Data

Management, the healthcare industry is one of the least prepared industries in the United States. Industry sources cited in this article claim that healthcare software application vendors will discontinue distribution of as many as 1,000 software applications that are not Year 2000 compliant. In addition, many healthcare providers and payors have encountered difficulties when trying to get vendors to respond to Year 2000 compliance inquiries. Many of our customers in the healthcare industry are not Year 2000 compliant, and the impact of widespread customer failure on our systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose us to significant potential liability. If customer failures result in the failure of our systems, it could have a material adverse effect on our business, financial condition and operating results. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement our applications and services.

     COSTS. We have incurred approximately $650,000 to date, and we do not anticipate that any future costs associated with our Year 2000 remediation efforts will be material. However, if our customers, our providers of hardware and software, our third party network providers or we fail to remedy any Year 2000 issues, our services and various transactions could be interrupted and we could experience a material loss of revenues that could have a material, adverse effect on our business, financial condition and operating results. We would consider such an interruption to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon which we rely, to achieve Year 2000 compliance. Presently, we believe we are unable to reasonably estimate the duration and extent of any such interruption or quantify the effect it may have on our future revenues.

     CONTINGENCY PLAN. We have yet to develop a comprehensive contingency plan to address the issues that could result from such an event. We are prepared to develop such a plan if our ongoing assessment leads us to conclude we have significant exposure based upon the likelihood of such an event. See "Risk Factors -- If we do not adequately address Year 2000 concerns, we may lose revenue or incur additional costs."

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk due to changes in United States interest rates. This exposure is directly related to our normal operating and funding activities. Historically and as of June 30, 1999, we have not used derivative instruments or engaged in hedging activities.

     The interest payable on our $1.5 million credit facility is variable based on the prime rate, and, therefore, affected by changes in market interest rates. Although as of June 30, 1999, the amount outstanding on our credit facility was zero, letters of credit approximating $125,000 had been written against the credit facility. The line of credit expires in March 2000. Changes in interest rates have no impact on our other debt as all of our other notes are at fixed interest rates between 8% and 10%. We manage interest rate risk by investing excess funds in cash equivalents and short-term investments bearing variable interest rates, which are tied to various market indices. As a result, we do not believe that near-term changes in interest rates will result in a material effect on our future earnings, fair values or cash flows.

                                    BUSINESS

THE COMPANY

     We enable electronic business for the healthcare industry as a software application services provider and a healthcare Internet portal, supported by our professional consulting services. By combining hosted software applications with the various uses of the Internet, we provide a complete technology solution for our customers in the healthcare industry. Our customers primarily include healthcare provider groups, physician practice management companies and managed care organizations such as health maintenance organizations, preferred provider organizations and third party administrators. By offering our software and services on a hosted, outsourced basis, we are able to provide our customers with comprehensive and cost predictable services with guaranteed service quality, typically through multi-year contracts. By managing our customers' information technology environments, we eliminate their need to manage and support their own computer systems, networks and software, therefore allowing them to concentrate on their primary business.

     We are a leading provider of remotely hosted third party packaged and proprietary software applications and related services for use in the healthcare industry. Through our Customer Connectivity Centers, we remotely operate and maintain applications for our customers on most of the widely used computing, networking and operating platforms. We provide access to our hosted applications either across the Internet or across traditional networks. Our proprietary solutions and methods enable our customers to access our hosted applications using leading internet browsers. We have acquired rights to deploy numerous commercially available software applications from a variety of healthcare software vendors, including Epic Systems, Inc., Medic Computer Systems, Inc., Medical Manager Corporation and McKesson HBOC, Inc.

     HealthWeb, our branded healthcare Internet portal which is currently being used by a test group of providers and is in full use by a number of payers, is designed to facilitate the exchange of information and to enable e-commerce among all constituents of the healthcare industry. HealthWeb is also designed to integrate and deliver the software applications that we host for our customers though an easy-to-use common Internet browser interface. We plan to promote our HealthWeb brand in order to establish its reputation as a leading healthcare e-commerce portal.

     HealthWeb is tailored to specifically address the requirements of individual users which we expect will include most types of healthcare professionals and administrative staff. Currently, providers use HealthWeb for day to day office administration activities, access to health plans and communications with patients. Currently, payers use HealthWeb for information exchange with providers and members. We are working with our key users to develop additional functions and we expect to deploy additional functional uses as developed.

     Our Professional Services Group helps our customers become more efficient in applying and using their information technology. We use our proprietary methodologies to identify information technology solutions which are suitable for our customers. In many cases, these solutions include software applications hosted in our Customer Connectivity Centers as well as our HealthWeb technologies. Our Professional Services Group implements selected solutions for which we may provide ongoing application services and support.

     Our senior management team averages approximately 14 years of healthcare industry experience. In addition, many members of our board of directors and management team have been responsible for comprehensive execution of information technology functions at leading healthcare entities representing millions of covered-lives and thousands of physicians. Our comprehensive understanding of healthcare business processes, and our experience in the use and delivery of information technologies, enables us to reliably deliver complex hosted software applications and information technology services while maintaining customer satisfaction.

     As of August 31, 1999, we served approximately 80 customers in approximately 505 sites located throughout the United States. These customers represent over 238,000 healthcare providers and make their services available to over 40 million individuals.

INDUSTRY BACKGROUND

     Information technology and the Internet are becoming increasingly important and viable solutions in reducing the current cost burden in many industries. The healthcare industry, because of its size, fragmentation, and dependence on information exchange, is well suited to benefit from increased use of technology solutions to manage complex data sets and control costs. We believe that the tremendous functional uses available in legacy and newer applications, combined with the Internet's ease-of-use, universal accessibility and growing acceptance, will create an opportunity for more efficient collection, management, communication and storage of healthcare data.

  Current State of the Healthcare Industry

     According to a Raymond James Healthcare Information Technology Report dated May 26, 1999, healthcare is the single largest sector of the United States economy, consuming approximately $1.2 trillion annually. This growth has been fueled by factors including technological advances in the healthcare industry and an aging population which requires and uses more healthcare resources on a per capita basis. To serve this demand better, the United States healthcare industry has shifted away from traditional fee-for-service indemnity plans into health maintenance organizations and other managed healthcare benefit plans. Payers have attempted to control costs through a variety of methods including lowering reimbursement rates, restricting coverage for services, limiting access to a select group of providers, negotiating discounts with healthcare providers, and shifting the economic risk for the delivery of care to providers through alternative reimbursement models, such as capitation and risk pools. Despite managed healthcare payer organizations' attempts to reduce costs, there is general acknowledgement that the cost of healthcare has once again begun to rise by annual double-digit percentage increases.

     The Healthcare Industry Report by Adams, Harkness & Hill, Inc. dated July 2, 1999 estimates that at least $250 billion, or 21% of every healthcare dollar, is wasted through the delivery of unnecessary care, performance of unnecessary or duplicate procedures and tests, or excessive administrative costs. We believe that a portion of this wasteful spending is attributable to the inefficient collection, management, sharing and storage of data. Currently, data reside on a variety of incompatible computer systems. While these legacy systems are useful in accomplishing site specific tasks, the inability of these systems and applications to communicate with one another prevents the efficient, integrated exchange of data. For example, providers often lack timely access to relevant patient information resulting in unnecessary procedures and placing inherent limitations on the physician's ability to diagnose and treat patients. Providers and suppliers often exchange data manually, resulting in errors and delays in determining eligibility, approving referrals, reporting test results and paying claims.

     We believe that these information technology issues contribute to the rising cost of healthcare. As a result, the government and other purchasers of healthcare increasingly have placed pressure on the healthcare industry to improve the cost-effectiveness of healthcare while maintaining the quality of care.

  Demand for Application Services in Healthcare Information Technology

     The healthcare information technology industry offers many of the solutions necessary to improve the cost-effective delivery of healthcare services. Because interactions between payers, providers, suppliers and consumers are very complex, it is highly difficult to identify, implement and sustain an appropriate combination of information technology solutions. We believe the demand for outsourcing of healthcare information technology services is rising, as providers and management teams struggle with the lack of strategy, personnel, applications and technology infrastructure necessary to run their healthcare entities. Even those healthcare entities with professional information technology personnel are challenged to create economies of scale in the deployment and ongoing support of required solutions. A recent CIO survey conducted by the Healthcare Information and Management Systems Society reported that 80% of healthcare entities participating in the survey outsource at least one major information technology function. The ongoing pressure to reduce healthcare costs and improve quality results in healthcare management teams seeking a rational, cost predictable information technology administrative solution. Therefore, we expect that an increasing proportion of existing and new healthcare information technology expenditures will be directed toward application services providers on an outsourced basis.

     Changing business models in healthcare are driving increasing demand for application services. Healthcare provider organizations have agreed to perform additional administrative business functions related to their assumption of risk from payers. These functions include claims processing and referral processes that require the integration of managed care software applications and communication technologies not traditionally found in provider enterprises, along with associated business processes (e.g., claims payment) to support them. Application services providers experienced in managed care offer a rational alternative to the in-house acquisition of seasoned managed care knowledgeable business professionals, application software and hardware platforms to conduct business services, and information technology professionals with sufficient industry experience to implement and sustain these functions. An application services provider can offer these services as an integrated offering on a professionally managed, economical basis.

     Another factor driving increased demand for application services is the shortage of information technology professionals. Because of extreme margin pressures, high industry complexity and generally slow adoption of new information technologies, healthcare entities will continue to experience significant challenges attracting and retaining top information technology professionals. Healthcare organizations can mitigate the risks and challenges relating to identifying, hiring and retaining information technology professionals through the utilization of an application services provider.

     We believe that increasing accountability to purchasers, along with direct consumerism in healthcare is increasing the need for complete and accurate data by both providers and payers. As organizations such as the National Committee on Quality Assurance continue to develop standard methods for measuring and reporting healthcare quality, service and financial results, paper-based systems no longer suffice. Data from a variety of applications and business processes must be gathered, stored, analyzed and reported in sophisticated data warehousing environments. Accordingly, we believe that a series of hosted applications in an application services environment, linked to a hosted data warehousing environment presents a rational alternative to healthcare entities developing their own in-house data warehousing and reporting environments.

  Increasing Importance of the Internet in Healthcare

     The Internet has rapidly become an important alternative to traditional means of communication and commerce. The Internet's key attributes as an open, accessible, low-cost and flexible technology make it particularly well suited for the information technology and communication needs of the healthcare industry. These attributes represent potential solutions to the limitations of legacy systems, the fragmentation of data sources and the extreme dependence on information in the healthcare industry. Specifically, the Internet's evolution from a relatively simple platform for communicating and exchanging information to a complex platform for the exchange of secure business to business transactions allows it to provide a means of connecting the existing transactional and information systems in place in the healthcare industry, extending their utility and value. We believe that the Internet will ultimately comprise the primary method of communication and commerce in the healthcare industry.

  Industry Challenges to Applying Information Technologies

     Healthcare entities face shifting and uncertain operating models, frequent governmental and regulatory changes, intense industry consolidation and divestiture patterns, year 2000 challenges, and continuous margin pressures. Even without these external forces, the size and complexity of the healthcare industry causes the number of different software applications and technology approaches to be extraordinary, as compared to other industries. The types of information technology solutions required by any healthcare entity are dependent upon its range of operating activities, and these requirements can shift quickly.

     We believe that all healthcare entities must be competent in the following three information technology areas:

     - primary software applications and services;

     - information access and reporting; and

     - electronic communication infrastructure.

     Primary software applications and services are required in order for healthcare entities to conduct their day-to-day business. Most healthcare entities require multiple software applications. The proper combination of software applications can enable healthcare entities to operate more effectively and efficiently. We host software applications which can be used for communications, physician office practice management, billings and collections, claims processing, accounting and other business functions. Some of the software applications we host are Epic, Medic, Medical Manager, HBOC Amisys and Great Plains.

     Information access and reporting is required in order for healthcare entities to gather and transform extensive data into useful information for decision-making. The combination of appropriate software applications and database technologies enable our customers to combine data from separate programs and translate it into useful formats and reports. These tools enable customers to ask questions of the data such as how many of their male patients over the age of 40 have had a prostate screening test in the last year. We facilitate our customers' information access and reporting by assisting them in organizing their data into reporting databases which we host for them. The combination of hosted reporting databases combined with software applications to access and report on the data is referred to as our Data Manager offering.

     An electronic communication infrastructure is required for healthcare entities to communicate internally and externally over telephones, computer networks and the Internet with their customers and suppliers, regulatory bodies and other healthcare entities. Electronic communication is established via telephone equipment, desktop devices, local area networks, wide-area networks, the Internet and electronic data interchanges. We can provide the necessary software and hardware which make up the necessary infrastructure. Our proprietary tools, Access Manager, Exchange Manager, and HealthWeb establish communications by transmitting instructions to computers that direct the computers to make connections, transfer files and carry out other procedures.

     Information intensive businesses, including healthcare entities, must be competent in each of these three areas and also effectively integrate them into a seamless information technology infrastructure. Moreover, the implementation of these three information technology components must be cost-predictable so that rational information technology investment decisions can be made. Finally, healthcare entities that achieve proficiency in their internal use of information technology are now challenged to allow customers and other businesses to directly interact with their information technology solutions through person-to-business and business-to-business e-commerce. The promise and challenge of the Internet is that a common set of access and communication standards will enable substantially higher efficiency than current methods. We believe this vision can be realized when entities implement and integrate all three information technology components in a disciplined manner.

OUR SOLUTIONS

     Our solutions are capable of providing our customers with a complete, professionally managed information technology system that includes end-to-end desktop and network connections, primary software applications that help run their day-to-day business, and information access and reporting capabilities to aid in data analysis and decision support. Our solutions allow our customers to integrate different applications and technologies, manage risk and control costs. Our solutions, further enable our customers to take advantage of the high speed, universal access and ease of use of the Internet. Our products and services provide our customers with the following benefits:

     - RAPID DEPLOYMENT AND FLEXIBILITY. By offering hosted software applications which are typically already installed in our Customer Connectivity Center, we are able to rapidly deploy solutions for our customers. Most competing solutions require customers to purchase and install complex and costly desktop, application and networking systems, as well as load and test application software. This conventional approach can be a highly time-consuming process. Rapid deployment of our products and services is intended to allow customers to realize very rapid returns on their information technology expenditures. We offer our customers a large variety of widely used proprietary and non-proprietary software applications without bias to any particular vendor's products, allowing us to configure unique solutions tailored to each customer's needs.

     - REASONABLE, PREDICTABLE COSTS. Our hosted software applications and electronic communication infrastructure services are subscription-based, and are billed monthly over the course of contracts that are generally three to five years in length. The amount paid is based on easily measurable and predictable units of volume such as number of physicians or number of members. Most competitive software and systems sales require customers to budget and incur significant capital expenditures to acquire hardware, operating systems and application software, integration consulting, communication services and training. In addition, customers using in-house solutions are often required to purchase separate ongoing maintenance contracts for all hardware and software, while also incurring unpredictable costs for equipment repairs and upgrades. In contrast, our solutions are typically allocated to operating rather than capital budgets, allowing customers to receive a specified suite of services at a predetermined monthly cost. Our solutions thereby afford customers predictable costs which are consistent with their recognition of revenue.

     - RELIABILITY AND SCALABILITY. We operate our Customer Connectivity Centers on behalf of our customers on a 24 hours a day, seven days a week basis and we employ an information technology management team and staff of over 300 people who are experienced in high-volume production healthcare environments. For most of our customers, the creation and maintenance of a complete, professionally managed information technology system is cost prohibitive. Our solutions and approach bring the benefits enjoyed by the largest healthcare organizations to the remaining majority of healthcare entities. Our centralized approach allows us to rapidly expand our capacity as customer demands increase.

     - LOWER IMPLEMENTATION RISK. In addition to employing a team experienced in operating and supporting applications on a day-to-day basis, we employ approximately 100 professionals who are skilled in implementing, integrating and testing software applications using our proven methods which we have learned from our experience in systems integration.

     - EASE OF COMMUNICATION. We engineer desktop, networking and communication solutions that enable our customers to run modern and legacy applications from a single desktop device, across a common networking system. Most of our customers do not employ technology professionals experienced in the setup and networking of modern end-user devices like personal computers, network computers and personal digital assistants. We maintain a laboratory to continuously engineer and test third party end-user devices, network servers and application servers, along with desktop and network software releases, to ensure reliable access to and connection with required data and applications.

     - INTERNET ACCESS. Our customers are continuously connected to our Customer Connectivity Centers via high-speed, high-bandwidth electronic communications channels. This enables us to conveniently provide fast and continuous Internet access to each connected desktop that utilizes our Internet browser-based HealthWeb portal over that same communications channel. Because our Customer Connectivity Centers maintain secure high-speed connections to the Internet, we can offer our customers access to informational and commercial transactions on a business-to-business and business-to-person basis.

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

     - PRESERVATION OF EXISTING INVESTMENT IN LEGACY SYSTEMS. Our solutions allow for the integration of different legacy systems and make such systems more accessible to more users through common browser-based user interfaces. Our solutions therefore allow customers to continue, and in many cases enhance, the use of installed systems rather than replacing them with costly new systems. This benefit is particularly attractive to healthcare entities with significant capital already committed to legacy information technology systems that lack the resources to commit incremental capital.

     - HEALTHCARE AND MANAGED CARE INDUSTRY EXPERTISE. Healthcare software applications and their associated transactions and business processes tend to be complex. Our operational management team is highly experienced in conducting the information technology and business functions necessary to allow our customers to be competitive in todays dynamic healthcare industry.

OUR STRATEGY

     Our objective is to enhance our position as a leading healthcare application services provider and establish HealthWeb as a leading healthcare Internet portal. We expect to achieve this objective by offering our customers high quality, reliable, flexible and cost-effective software applications, additional methods to more effectively use the Internet and professional consulting services. The key elements of our strategy include:

     - ATTRACTING NEW CUSTOMERS AND INCREASING PENETRATION OF EXISTING CUSTOMERS. We plan to extend our market leadership by allocating increased resources to sales, marketing and business development functions. We will continue to use our Professional Services Group in conjunction with our sales force to identify and secure new accounts, penetrate our existing accounts and heighten the overall visibility of our company in our markets.

     - EXPANDING OUR SOFTWARE APPLICATION PORTFOLIO. We plan to aggressively pursue relationships with additional software vendors and extend our existing relationships in order to increase the size and scope of our software application portfolio.

     - DEVELOPING AND ACQUIRING ADDITIONAL INTERNET TECHNOLOGIES. We will focus additional resources on the continued development of HealthWeb. We plan to develop additional features and functions that will allow HealthWeb to support a wider variety of e-commerce applications among a broader group of healthcare entities. We also plan to augment HealthWeb's current features and functions through the provision of additional content, some of which may be acquired from third parties. In addition, we intend to increase the linkages HealthWeb provides among local providers, health plans, their members, ancillary service providers and suppliers.

     - INCREASING PENETRATION OF HEALTHWEB. We intend to market HealthWeb to both existing customers that do not currently use HealthWeb and to new customers in order to increase as rapidly as feasible the number of users. We view the parallel growth of HealthWeb's offerings, features and functions with the growth in users as key to its ultimate success.

     - PURSUING STRATEGIC ALLIANCES AND ACQUISITIONS. We plan to aggressively expand our application services and HealthWeb offerings. We expect to do so both through internal product development and marketing efforts, as well as through strategic alliances and acquisitions. We will carefully evaluate all strategic opportunities we encounter and pursue those which are most compatible with our overall strategic objectives.

     - ATTRACTING ADDITIONAL INFORMATION TECHNOLOGY AND INDUSTRY
       PROFESSIONALS. We plan to hire and train additional information technology and other multi-disciplinary professionals in order to meet the increasing demands of our growing customer base.

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

OUR PRODUCTS AND SERVICES

  Application Services Provider

     Our application services represent a subscription-based method for customers to access all or any of the three required information technology components (primary software applications, information access and reporting and electronic communications infrastructure), along with supporting business services. Our customers choose a combination of our product and service offerings that best meet their business requirements, technical needs and pricing requirements, and pay for the delivery of those services on a monthly basis. Our software applications and information technology services provide our customers with a simpler alternative as compared to the creation of an in-house information technology function. Customers may use our applications and services for all or a portion of their information technology and related business service needs.

     We expect to expand our product and service offerings as we continue to develop relationships with additional software application vendors and information technology service partners. The following chart depicts our current software applications and services, classified by the primary information technology component that is delivered.

     Our licenses for the use of the third party software applications that are included in the following chart are essential to the technology solutions we provide for our customers. The material licenses we currently rely upon vary in duration. Our Medic license is perpetual, subject to prospective termination in the event of a material breach. Our Medical Manager and Great Plains licenses are perpetual unless and until terminated by either party with proper notice. Although the initial three year term of our Epic license expires on April 30, 2002, the license then becomes automatically renewable for one-year terms. The Epic license may be prospectively terminated during any renewal term with 150 days notice prior to the end of the renewable term. We believe that the durational terms of our software licenses are adequate for our current users of these software applications and that additional licenses can be obtained if needed.

-----------------------------------------------------------------------------------------------------------------
                                 CURRENT APPLICATION SERVICES PROVIDER OFFERINGS
-----------------------------------------------------------------------------------------------------------------
           PRODUCT/VENDOR                                      KEY FUNCTIONS DELIVERED
-----------------------------------------------------------------------------------------------------------------
                                    ELECTRONIC COMMUNICATIONS INFRASTRUCTURE
-----------------------------------------------------------------------------------------------------------------
  Access Manager                       A combination of hardware and software that allows the customer to access and use numerous software applications
  Exchange Manager                     Provides an interface that effectively translates data from different software applications and enables them to communicate electronically
  HealthWeb Enablement                 Provides the customer with an Internet browser-based overlay on software applications which gives the customer ease of use through point and click capabilities
-----------------------------------------------------------------------------------------------------------------
                                        PRIMARY APPLICATIONS AND SERVICES
-----------------------------------------------------------------------------------------------------------------
  PROVIDER APPLICATIONS
  Enterprise Manager                   Software application that facilitates appointment scheduling, patient registration, visitation tracking, insurance processing, patient bill processing and includes a financial accounting module
  Epic (various)                       Multiple software applications related to physician practice management and financial control, including scheduling, collection of co-payments, tracking of referrals and eligibility, billing and collections, medical records, claims adjudication, accounting and others
  + Medic                              A practice management system that provides a solution for physicians and group practices. It includes software applications that automate and integrate financial, administrative, claims processing and electronic medical records functions
  Medical Manager                      Fully integrated physician practice management solution which offers support for financial, administrative and clinical needs of physician groups and other providers
-----------------------------------------------------------------------------------------------------------------
  PROVIDER BUSINESS SERVICES
  Billing & Collections                Through personnel located in our facilities, we perform billing and collection functions on an outsourced basis
  Claims Review                        Through personnel located in our facilities, we reconcile capitation payments from insurance companies to medical groups and review claims paid for appropriateness and contract terms on an outsourced basis
-----------------------------------------------------------------------------------------------------------------
  PAYER APPLICATIONS
  Epic Tapestry                        Software application that automates the fundamental operations of managed care by providing the following capabilities: enrollment, eligibility, membership management, benefits tracking and inquiry, customer service, referral authorization, provider credentialing, case management and others
  Plan Manager                         Software application that includes benefit plan administration, enrollment and eligibility, provider contracting, utilization/case management, claims processing, billing and accounts receivable, customer service, accounting and finance functions
  HBOC Claimcheck                      A comprehensive auditing software system that automatically edits and corrects billing errors to ensure claims are paid appropriately
  HBOC Code Review                     An auditing tool which detects, corrects and documents improper coding of claims by applying the American Medical Association's code criteria to all physician services
  HBOC Amisys                          A solution that addresses the information management needs of payor- and provider-based organizations that have assumed the financial risk for delivery of healthcare services. This application automates the critical business functions necessary to operate or administer a variety of managed care products
-----------------------------------------------------------------------------------------------------------------
  ADMINISTRATIVE APPLICATIONS
  Great Plains                         General accounting and financial package designed for small to medium size businesses
  SAP                                  General accounting and financial package designed for medium to large size businesses
  CIO Workbench                        A software program that helps manage and prioritize information services projects
-----------------------------------------------------------------------------------------------------------------
                                         INFORMATION ACCESS & REPORTING
-----------------------------------------------------------------------------------------------------------------
  DATA MANAGER                         A data warehousing program that collects and manages data from different sources
-----------------------------------------------------------------------------------------------------------------

  HealthWeb Internet Portal

     HealthWeb, our healthcare Internet portal, is currently being used by a test group of providers and is in full use by a number of payors. We expect to widely offer HealthWeb to other users by the end of 1999 after we develop additional functions and features based on the feedback we receive from our existing users. HealthWeb serves as a gateway for the exchange of healthcare information and services across the Internet. HealthWeb is designed to enhance single-point desktop access to a variety of application and information resources required to run a healthcare entity. HealthWeb is designed primarily for use by administrative support personnel who conduct the day-to-day business and clinical operations of healthcare entities. These personnel represent the vast majority of employees in healthcare entities.

     After contracting with a new user, members of our Professional Services Group install HealthWeb on the user's computer desktop and customize it per the user's specific requests. For instance, the user can choose to have HealthWeb as its default screen which appears when the computer is turned on. If the user continues using its own default screen, HealthWeb appears as an icon which will activate upon "pointing and clicking" on the icon. Once activated, HealthWeb provides the user with a single screen view of the software applications and information needed to perform daily tasks.

     When using HealthWeb, the user sees various "point and click" choices on the screen grouped under specific categories. For example, providers see categories such as "Services," "Resources," "Facilities" and "Payers." Under "Services," the provider can click a button labeled "Practice Management System" which opens software applications such as Epic, Medic, or Medical Manager, and allows the user to make appointments, process claims or review other administrative data. Under "Resources," the provider can click a button labeled "Medical Journals" which would take the user to an Internet site containing medical information. Under "Facilities," the provider can click a button labeled "Hospitals" which would produce a list of the hospitals, including phone numbers or directions, which can be distributed to a patient. Under "Payers," the user can click a button which contains the names of insurance carriers. This would link the provider to the insurance carrier's systems over the Internet, which would allow the provider to verify eligibility, benefits, referrals, claim status and other information, as well as messaging with the health plan.

     HealthWeb is designed to with work legacy healthcare applications which do not have "point and click" view screens. We provide our users "point and click" connection to software applications, whether they operate on new or legacy platforms, using any standard Internet browser. We believe that the abandonment of legacy systems will generally not serve the best interests of our customers, especially in light of significant capital outlays customers have recently made in addressing the Year 2000 issues. HealthWeb's proprietary enabling technology to access and connect to these legacy systems allows us to maximize value to our customers while minimizing risks of business interruption.

     HealthWeb also allows customers unlimited Internet access to other healthcare trading partners such as pharmacy and supply companies, to other healthcare entities, to online healthcare data and information content services, to healthcare organizations and associations, to education and training resources and to individuals.

     For those customers who utilize our software applications and information technology services, HealthWeb is designed to be the primary access method to receive those services. For customers who do not utilize our applications and services, HealthWeb is designed to co-exist with their existing software applications and technology environments.

     We anticipate that the number of offerings available through our HealthWeb healthcare Internet portal will grow, as we continue to develop relationships with additional Internet-capable service and content partners.

  Professional Consulting Services

     Our Professional Services Group consists of approximately 70 individuals who are available to communicate with our customers on a daily basis to ensure that our customers' information technology systems correspond with their strategic business objectives. Our professional services personnel consult with our customers from our office or travel and work at our customers' facilities. Our consulting engagements may range from several days to many months. Our services are either billed on a time and materials basis or upon a fixed rate negotiated for a specific project.

     We hire and develop professional services personnel from across the nation to provide consulting services to our customers in the major population centers of the United States, as well as to ensure that we have expertise in each of the major segments of the healthcare industry. We anticipate that the number of professional services personnel that we employ, and the number of geographic office locations that we maintain will continue to grow as we expand our Professional Services Group.

     Since we actively recruit qualified information technology professionals from the healthcare industry, our professional services personnel provide a depth of knowledge and experience specifically focussed to address our customers' business and technology needs. The following chart describes the types of professional services we provide.


-------------------------------------------------------------------------------------------------
                                PROFESSIONAL CONSULTING SERVICES
-------------------------------------------------------------------------------------------------
    TYPE                           DESCRIPTION
-------------------------------------------------------------------------------------------------
    Information Technology         We help our customers effectively use information
    Assessment and Strategy        technology by analyzing their business strategies,
    Services                       technical competence, business management processes and
                                   abilities to support existing information technology.
                                   Based upon the results of our analysis, we help our
                                   clients understand their existing level of information
                                   technology capability and provide direction to help them
                                   achieve competitive advantage by managing their
                                   information and data electronically.
-------------------------------------------------------------------------------------------------

    VIO(TM) -- Virtual             We provide executive-level information technology
    Information Office Services    professionals for our customers who either do not employ
                                   their own information technology management or wish to
                                   supplement it. Drawing upon our consultants' considerable
                                   experience and depth of knowledge, we provide information
                                   technology management services with a greater breadth of
                                   expertise than our customers can achieve using their own
                                   management resources. These services include the use of
                                   our CIO Workbench(SM) products, a collection of our
                                   proven information technology management tools and
                                   techniques.
-------------------------------------------------------------------------------------------------

    Integration Consulting         We help our customers install and implement software
    Services                       applications and technology products. Based upon years of
                                   project experience, we provide integration consulting
                                   services that include systems planning, analysis,
                                   selection, design, construction, implementation, data
                                   conversion, testing, business process development,
                                   training development and delivery and systems support.
                                   This helps our customers succeed in implementing
                                   difficult systems projects.
-------------------------------------------------------------------------------------------------

    Staffing Services              We provide temporary staffing for customers who lack
                                   qualified information technology personnel. By utilizing
                                   both our own professional services personnel and a
                                   national network of contracted, technical specialists, we
                                   provide access to specialized technical personnel on both
                                   short-term and long-term basis. Personnel placement
                                   services are also available through a variety of fee
                                   arrangements.
-------------------------------------------------------------------------------------------------

    E-Commerce Solutions Services  We assist our customers in developing, deploying and maintaining customized e-commerce applications. Services
                                   include systems planning, analysis, design, construction,
                                   implementation, data conversion, testing, business
                                   process development, training development and delivery
                                   and systems support.
-------------------------------------------------------------------------------------------------

SALES AND MARKETING

     We take a consultative approach to selling our services. Our Professional Services Group, consisting of approximately 70 members, is trained in a proprietary assessment methodology that allows them to quickly and comprehensively analyze our customers' information technology capabilities and requirements. In conjunction with their consulting responsibilities, our Professional Services Group identifies opportunities to introduce our customers to the broad range of applications and technology solutions available to them. In many cases, these will include applications hosted in our Customer Connectivity Centers as well as HealthWeb and Exchange Manager.

     Our five person professional sales force, which is led by a veteran healthcare sales executive, uses traditional marketing, lead generation and customer qualification techniques to directly sell our hosted products and services to prospective and existing customers. This sales force concentrates specifically on solutions for provider and payer organizations. We plan to continue to expand our sales force.

     Our marketing and business development organization focuses on building our corporate brands, including our software applications and information technology services and our healthcare Internet portal. This organization is also responsible for developing and refining our business strategies. In addition, our marketing and business development organization is responsible for the following programs:

     - LEAD GENERATION PROGRAM. This program identifies and qualifies prospective customers through seminars, telemarketing, audio and web casting, direct mail and annual conferences.

     - INDUSTRY MARKETING AND BRAND DEVELOPMENT PROGRAM. This program includes participation in and sponsorship of industry tradeshows and trade media advertising.

     - STRATEGIC BUSINESS ALLIANCES PROGRAM. This program initiates and develops strategic partnerships to implement co-branding, cooperative marketing and distribution relationships.

CUSTOMER SERVICE

     We believe that a high level of support is necessary to maintain long-term relationships with our customers. Our service desk staff provide a wide range of customer support functions. Our customers may contact the service desk via a toll-free number 24 hours a day, seven days a week. The account manager assigned to each of our customers is responsible for proactively monitoring customer satisfaction, exposing customers to additional training and process-improvement opportunities and coordinating issue resolution. We employ functional and technical support personnel who work directly with our account management team and customers to resolve technical, operational and application problems or questions.

     Because we support multiple applications and technology solutions, our functional and technical support staff are grouped and trained by specific application and by application type. These focused staff groups have concentrated expertise which we can deploy as needed to address customer needs. We cross-train employees to support multiple application solutions to create economies-of-scale in our support staff. We further leverage the capabilities of our support staff through the use of sophisticated computer software that keeps track of solutions to common computer and software related problems. This allows our support staff to learn from the experience of other people within the organization and it reduces the time it takes to solve problems. We are currently implementing Remedy, a third party software application for tracking the status, and subsequent resolution, of problems that have been reported to our help desk. This allows us to cost-effectively distribute our knowledge-base of application problem resolutions to employees and customers. All changes to computer software are coordinated centrally and new versions of software, containing updates and enhancements are released on a regular basis with strict testing and controls. This ensures that the new software functions correctly in the customer's environment. As of August 31, 1999, we had approximately 150 employees and independent contractors in customer support functions.

VENDOR PARTNER RELATIONSHIPS

     We maintain relationships with a large and increasing number of software vendors in the healthcare information technology market. These relationships range from perpetual, reusable software licenses and contracts to preferred installer agreements to informal co-marketing arrangements. We enter into relationships with software vendors in order to be able to offer our customers the widest possible variety of solutions tailored to their unique information technology needs. Our relationships with our vendor partners are designed to provide both parties with numerous mutual benefits.

     The benefits for our vendor partners include:

      - web-enablement of their products;

      - professional installation and operation of their products;

      - ease of integration with third party products and services;

      - easier software version control;

      - easier add-on product capability;

      - lower implementation risk;

      - enhanced distribution channels;

      - shorter sales cycle;

      - lower maintenance and support costs; and

      - potentially higher margins.

     The benefits for us include:

      - access to market leading products and technology solutions;

      - ability to focus on service delivery rather than software development;

      - co-marketing with industry leading brands;

      - enhanced distribution channels; and

      - competitive pricing.

     We are committed to delivering cost-predictable proven solutions to our customers. We evaluate and recommend applications or technologies that most closely match the business requirements, technical needs and price requirements of our customers. We are capable of hosting the leading commercially available healthcare applications on a broad range of operating platforms, and we are able to deploy these applications as required by our customers. Some of our healthcare vendor partners include:

     - Epic Systems, Inc.;

     - Medic Computer Systems, Inc.;

     - Medical Manager Corporation; and

     - McKesson HBOC, Inc.

COMPETITION

     The market for healthcare information services is intensely competitive, rapidly evolving, highly fragmented and subject to rapid technological change. By using proprietary technologies and methodologies, we integrate and deliver packaged software applications, Internet connections, electronic communication infrastructure and information technology consulting services. Our competitors provide some or all of the services that we provide. Our competitors can be categorized as follows:

     - application services providers, such as USinternetworking, Inc. and Exodus Communications, Inc.;

     - healthcare e-commerce and portal companies, such as Healtheon Corporation and CareInsite, Inc.;

     - information technology outsourcing companies, such as Perot Systems Corporation, Computer Sciences Corporation and Electronic Data Systems Corporation;

     - information technology consulting firms, such as Superior Consultant Holdings Corporation, First Consulting Group, Inc. and the consulting divisions of the major accounting firms; and

     - healthcare information software vendors selling products, such as IDX Systems Corporation, McKesson HBOC, Inc., and Cerner Corporation.

     Each of these types of companies can be expected to compete with us within various segments of the healthcare information technology market. Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with our products and services, may enter our markets. In addition, some of our third party software vendors with whom we have licensing agreements may compete with us from time to time by selling software on a stand alone basis.

     We believe companies in our industry primarily compete based on performance, price, software functionality, customer awareness, ease of implementation and level of service. Although our position in the market as compared to our competitors is difficult to characterize due principally to the variety of current and potential competitors and the evolving nature of our market, we believe that we presently compete favorably with respect to all of these factors. While our competition comes from many industry segments, we believe no single segment offers the integrated, single-source solution that we provide to our customers.

     To be competitive, we must continue to enhance our products and services, as well as our sales, marketing and distribution channels to respond promptly and effectively to:

     - changes in the healthcare industry;

     - constantly evolving standards affecting healthcare transactions;

     - the challenges of technological innovation and adoption;

     - evolving business practices of our customers;

     - our competitors' new products and services;

     - new products and services developed by our vendor partners and suppliers; and

     - challenges in hiring and retaining information technology professionals.

INTELLECTUAL PROPERTY

     Our intellectual property is important to our business. We rely on certain developed software assets and internal methodologies for performing customer services. Developed software includes Enterprise Manager, MCIS, Directory Studio, Exchange Manager, Access Manager, and the CIO Workbench. Our Professional Services Group develops and utilizes information technology life-cycle methodology and related paper-based and software-based toolsets to perform customer assessments, planning, design, development, implementation and support services. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. We have no patented technology. We have registered federal trademarks or service marks for TriZetto, Directory Studio, MCIS and Without Integration There is Chaos.

     Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of some foreign countries do not protect proprietary rights as well as the laws of the United States. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

     We could be subject to intellectual property infringement claims as we expand our product and service offerings and the number of our competitors increases. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing upon their intellectual property rights, we could be required to pay a substantial damage award and be forced to develop noninfringing technology, obtain a license or cease using the applications that contain the infringing technology or content. We may be unable to develop noninfringing technology or content or obtain a license on commercially reasonable terms, or at all.

     We also rely on a variety of technologies that are licensed from third parties to perform key functions. These third party licenses are an essential element of our business as an application services provider. These third party licenses may not be available to us on commercially reasonable terms in the future. The loss of or inability to maintain any of these licenses could delay the introduction of software enhancements and other features until equivalent technology can be licensed or developed. Any such delay could materially adversely affect our ability to attract and retain customers.

TECHNOLOGY

  Customer Connectivity Centers

     We operate Customer Connectivity Centers in Englewood, Colorado and Birmingham, Alabama. Each center operates with state-of-the-art environmental protection systems to maintain high availability to host systems and wide area network access. The computer rooms are protected by automated INERGEN fire suppression systems. The computer rooms are equipped with redundant Leibert high volume air conditioning systems with capacity for supporting future expansion. The computer rooms and portions of the adjacent office areas are supplied with continuous power from battery-based power systems and diesel generator backup power is installed at both sites and tested weekly. The Customer Connectivity Centers currently support 50 customers on six unique platforms across 73 CPU systems using leading operating systems from IBM, Compaq Computer Corporation/Digital and Microsoft Corporation. The host systems support an aggregate total of three terabytes of disk storage capacity. Disk mirroring and redundant components are used and system load balancing is employed to maintain high service level performance.

  Network Technology

     Our Local Area Network environment uses Ethernet technologies from Cisco Systems, Inc. and Nortel Networks Corporation. The backbone is comprised of multiple 100Mb switches in a fail-over configuration. Each server has a minimum of 100Mb of dedicated bandwidth, with a primary and secondary path.

     Our Wide Area Network environment uses technology from Cisco Systems. All routers are implemented in a redundant configuration, allowing for nearly immediate restoration of service in the event of a component failure. We use Frame Relay, point-to-point T1 and Internet-based Virtual Private Network connections to our customers. These circuits are tailored to meet the application and response time needs of each customer.

     Connection to our host application servers and services is provided using the industry-standard TCP/ IP protocol. We believe this provides the most efficient and cost-effective transport for information systems services, as well as simplified support and management. Our network connectivity infrastructure eliminates our customers' need to manage and support their own computer systems, network and software.

     We use multiple levels of security in order to provide high levels of application and data integrity. All direct customer connections are filtered so that they only have visibility to the host systems they use. Access to each application is gated by the platform it runs on, as well as the application itself. All Internet-based services use public-key certificates for authentication and 128-bit encryption.

     We have partnered with MCI Worldcom, Inc. to provide high-bandwidth network connection to both of our Customer Connectivity Centers. This connectivity infrastructure is scalable in cost effective increments to provide guaranteed response times. In addition, we have implemented dual access into both data centers, and in conjunction with MCI Worldcom's self-healing Frame Relay infrastructure, can provide high levels of network availability and scalability.

  Connectivity Management

     We provide active management for all infrastructure components and server platforms from our Customer Connectivity Center in Englewood, Colorado. Using state-of-the-art management platforms including Hewlett-Packard Openview, Cisco CiscoWorks, Nortel Networks Optivity, and the intelligence built into all the infrastructure components, we are able to provide fault isolation and resolution, performance monitoring and tuning, trending analysis, realtime and historical reporting on service level agreements objectives, and auditing of all events. Monitoring 24 hours per day, seven days a week, is driven by automated systems that track normal operations, and involve management staff only when an event happens.

  Internet Infrastructure

     Each of our Customer Connectivity Centers is connected to the Internet through T1 Frame Relay circuits provided by UUNET, the Internet services division of MCI WorldCom, one of the largest Internet backbone providers globally. These connections are scalable through multiple T3 circuits. We have designed redundant Wide and Local Area Network equipment in order to optimize Internet services availability even in the event of a component failure, utilizing flagship products from Cisco Systems and Nortel Networks.

     All access via the Internet into our Customer Connectivity Center network is protected by a firewall and proxy server configuration. Access is controlled on a per user basis, with full auditing and reporting. Security is further enhanced through the use of up to 128-bit encryption across the network, access control methods including multi-level passwords, implementation of HTTPS and security policies governed by HIPAA compliance requirements and extensive logging, monitoring and software alarms. We maintain another network, outside of our firewalls, that utilizes private frame-relay links to connect our clients that require a more secure, direct connection to their systems.

     We have implemented Microsoft software technology for advanced messaging, Internet systems development and infrastructure to support critical collaborative technologies. This includes Microsoft Windows NT, Microsoft Exchange, Internet Information Server and the Microsoft development suite including Visual Interdev. We support the Internet standard access methods via web browsers and POP3 and SMTP messaging protocols.

     Our messaging and web server platforms are geographically dispersed providing high-availability and redundancy in support of mission-critical, round-the-clock processing. Our platform architecture is designed to ensure high availability through the use of replicated software services, fault-tolerant hardware, redundant equipment and backup power systems in a tightly controlled physical environment.

GOVERNMENT REGULATION

     INTERNET REGULATION. There are increasing numbers of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws such as those governing issues such as intellectual property ownership and infringement, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy, taxation, regulation of professional services, regulation of medical devices and the regulation of the sale of other specified goods and services apply to the Internet and Internet advertising. The requirement that we comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

     INTERNET TAXATION. A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

     PRIVACY CONCERNS. The confidentiality of patient records and the circumstances under which records may be released for inclusion in the databases we host are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures that may require substantial expenditures by us. For example, the proposed Health Information Modernization and Security Act would establish standards and requirements for the electronic transmission of health information. There can be no assurance that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications.

     FEDERAL AND STATE HEALTHCARE REGULATION. Our software applications, information technology services and healthcare Internet portal are designed to function within the current healthcare financing and reimbursement system. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our customers. As in the past, healthcare organizations may react to these proposals and the uncertainty surrounding such proposals in ways that could result in a reduction or deferral in the use of our technologies and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our business, financial condition or results of operations.

     We perform billing and claims services which are governed by numerous federal and state civil and criminal laws. The federal government in recent years has placed increased scrutiny on billing and collection practices of healthcare providers and related entities and particularly on potential fraudulent billing practices such as submissions of inflated claims for payment and upcoding. Violations of the laws regarding billing and coding may lead to civil monetary penalties, criminal fines, imprisonment or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs for us and our customers. Any of these results could have a material adverse impact on our business, financial condition or results of operations.

     Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. We are revising our networks and software applications to enable compliance with the proposed regulations. However, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards. In addition, the success of our compliance efforts may be dependent on the success of healthcare participants in dealing with the standards.

     CONSUMER PROTECTION LAWS. In addition, federal and state consumer protection laws may apply to us when we bill patients directly for the cost of physician services provided. Failure to comply with any of these laws or regulations could result in a loss of licensure, or other fines and penalties. Any of these results could have a material adverse impact on our business, financial condition or results of operations.

EMPLOYEES

     As of August 31, 1999, we had approximately 300 employees. Our employees are not subject to any collective bargaining agreements, and we generally have good relations with our employees.

FACILITIES

     As of August 31, 1999, we leased ten facilities, all located within the United States. Our principal executive and corporate offices are located in Newport Beach, California. Our Customer Connectivity Centers are located in Englewood, Colorado and Birmingham, Alabama, and our billing service centers are located in Shelton, Nebraska and Louisville, Kentucky. We also have offices for our support staff, development and network operations in Englewood, Colorado, Provo, Utah, Moorestown, New Jersey, Glastonbury, Connecticut and Irving, Texas. Our leases have expiration dates ranging from 1999 to 2004. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

     There are no legal proceedings pending to which we are a party and our management is unaware of any contemplated legal actions against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

                                                                                                DIRECTOR
NAME                                   AGE                       POSITION                        CLASS
----                                   ---                       --------                       --------
Jeffrey H. Margolis..................  36    Chief Executive Officer, President and Chairman     III
                                             of the Board
Michael J. Sunderland................  44    Senior Vice President of Finance, Chief Financial   --
                                             Officer and Secretary
D. Brian Karr........................  33    Vice President of Finance and Treasurer             --
Donald J. Lothrop....................  40    Director                                            III
Peter D. Mann........................  32    Director                                            II
William E. Fisher....................  53    Director                                            II
Paul F. LeFort.......................  58    Director                                             I

     JEFFREY H. MARGOLIS co-founded TriZetto and has served as our Chief Executive Officer, President and Director since inception. In August 1999, Mr. Margolis was named Chairman of the Board. From July 1994 to February 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corporation, a managed care organization. From November 1992 to June 1994, Mr. Margolis served as Vice President and Chief Information Officer of TakeCare, Inc., a managed care organization. From September 1989 to October 1992, Mr. Margolis held various executive positions, including Vice President and Chief Operating Officer of Comprecare, a managed care organization. From June 1984 to September 1989, Mr. Margolis served in various positions with Andersen Consulting, including his final position as Manager, Healthcare Consulting. Mr. Margolis received his B.S. degree in Business
Administration -- Management Information Systems from the University of Illinois at Urbana-Champaign in 1984. Mr. Margolis earned his State of Illinois Certified Public Accountant certification in 1984 and his State of Colorado Certified Public Accountant certification in 1988.

     MICHAEL J. SUNDERLAND joined us as our Vice President of Finance, Chief Financial Officer and Secretary in May 1999. In August 1999, Mr. Sunderland was named as our Senior Vice President of Finance. From May 1998 to April 1999, Mr. Sunderland was an independent healthcare consultant. From March 1996 to May 1998, Mr. Sunderland served as the Vice President and Chief Financial Officer of Health Net, a California subsidiary of Foundation Health Systems, Inc., a managed care organization. From April 1994 to March 1996, Mr. Sunderland was the Chief Financial Officer of Diagnostic Imaging Systems, Inc., a publicly held medical imaging company. Prior to 1994, Mr. Sunderland held various executive and management positions in finance for Paragon Ambulatory Surgery, Inc., Care Enterprises, Inc., Shamrock Investments, American Medical International, Inc. and Coopers & Lybrand. Mr. Sunderland earned his B.S. degree in Accounting from Loyola Marymount University in 1977. Mr. Sunderland earned his State of California Certified Public Accountant certification in 1980.

     D. BRIAN KARR joined us in August 1997 as Director of Finance and was our Chief Financial Officer until May 1999. Mr. Karr was named as our Vice President of Finance in August 1999. Mr. Karr served as our Director of Finance from May 1999 to August 1999. Mr. Karr has served as our Treasurer since May 1999. Mr. Karr served as Director of Finance for Information Services for PacifiCare Health Systems, Inc., a managed care organization, from February 1997 to July 1997. Mr. Karr served as Director of Finance for Information Systems for FHP International Corporation, a managed care organization from October 1994 to February 1997. Prior to October 1994, Mr. Karr held various management positions in finance for TakeCare, Inc., a managed care organization, and Ernst & Young, LLP. Mr. Karr received his B.S. degree in accounting from Biola University in 1989. Mr. Karr received his State of California Certified Public Accountant Certification in 1992.

     DONALD J. LOTHROP has been a Director since April 1998. Mr. Lothrop has been a General Partner of Delphi Management Partners II, L.P. since July 1994, a General Partner of Delphi Management Partners III, L.L.C. since March 1995 and a General Partner of Delphi Management Partners IV, L.L.C. since October 1997. From January 1991 to June 1994, Mr. Lothrop was a Partner of Marquette Venture Partners, a venture capital firm, where he focused on the healthcare area. From 1989 to 1990, he worked at Bain & Company, Inc., a management consulting firm. Mr. Lothrop received his B.S. degree from Pennsylvania State University in 1981 and his M.B.A. from Harvard Business School in 1989.

     PETER D. MANN has been a Director since April 1998. Mr. Mann joined Fidelity Ventures, the venture capital arm of Fidelity Investments in January 1994. Mr. Mann is currently a Vice President of Fidelity Ventures and he focuses on investment opportunities in business services. Mr. Mann has been a Vice President of Fidelity Capital Associates, Inc., the general partner of Fidelity Venture Limited, since July 1998. Mr. Mann received his B.S. degree in Business Administration from Bucknell University in 1989 and his M.B.A. degree from Northeastern University in 1993.

     WILLIAM E. FISHER has been a Director since March 1999. Mr. Fisher is Chairman, President and Chief Executive Officer of Transaction Systems Architects, Inc. and has served in these capacities since founding that company in November 1993. Mr. Fisher was employed by Applied Communications, Inc., the predecessor to Transaction Systems, from March 1987 to November 1993. Prior to March 1987, Mr. Fisher was President of First Data Resources, Government Services Division. Mr. Fisher is on the board of directors of two public companies, Hypercom Corporation and West Teleservices, Inc. Mr. Fisher received his B.S. degree from Indiana State University and his M.B.A. from the University of Nebraska.

     PAUL F. LEFORT has been a Director since April 1999. Since October 1995, Mr. LeFort has served as the Chief Information Officer for United HealthCare Corporation, a health and well being company. From November 1994 to October 1995, Mr. LeFort was the Senior Vice President and Chief Information Officer for The MetraHealth Companies, Inc., jointly owned by Travelers Insurance Company and Metropolitan Life Insurance Company. From 1975 to 1994, Mr. LeFort served as a senior partner at Deloitte & Touche Management Consulting for Health Care Information Systems. Mr. LeFort received his B.S. degree in Physics/Economics from Boston College in 1962.

OTHER KEY EMPLOYEES

     Our key employees are as follows:

     SHAWN P. BOWEN, 34, joined us in July 1997 as our Vice President, Desktop & Network Services. Since June 1999, Mr. Bowen has served as Vice President, Connectivity Services and Chief Technical Officer. Mr. Bowen served as Director of Desktop Strategy for FHP Healthcare/PacifiCare, a managed care organization from July 1994 to June 1997. Prior to July 1994, Mr. Bowen held various information technology management positions at TakeCare, Inc., a managed care organization, Comprecare, Inc., a managed care organization, and a consulting position at Andersen Consulting. Mr. Bowen received his B.S. degree in Business Administration and Management Information Systems from Colorado State University in 1987.

     DEBRA A. BRIGHTON, 45, joined us in January 1998 as our Vice President of Applications Development. From May 1997 to December 1997, Ms. Brighton served as a consultant at Andersen Consulting. From July 1994 to May 1997, Ms. Brighton served as Associate Vice President, Information Services for PacifiCare, a managed care organization. Prior to July 1994, Ms. Brighton held various information technology management positions at TakeCare, Inc., a managed care organization, United HealthCare Corporation, a health and well being company, Lincoln National Employee Benefits, an insurance company, and CyCare Systems, Inc., a practice management software vendor.

     DAVID E. CRUTCHFIELD, 40, joined us in May 1999 as our Vice President, Application Services. From March 1998 to April 1999, Mr. Crutchfield served as Vice President, Information Systems, of MedPartners, Inc., a physician services company. From September 1997 to March 1998, Mr. Crutchfield served as Executive Director of Superior Consultants Co., Inc., a healthcare information technology consulting company. From 1994 to September 1997, Mr. Crutchfield was a Senior Associate at APM, Inc., a business process reengineering healthcare company. Mr. Crutchfield received his B.S. degree in Computer Information Science in 1981 and his Masters in Computer Information Science in 1983, both from Troy State University.

     HARVEY GARTE, 49, joined us in June 1999 as Vice President of Corporate Development. From July 1996 to the present, Mr. Garte has served as President of Garte & Associates, Inc., an investment banking firm. From November 1994 to July 1996, Mr. Garte served as President of Garte Torre Global Capital Markets, an investment banking firm. From 1983 to 1994, Mr. Garte served as President of The Garte Company, Inc., an investment banking firm. Mr. Garte earned his B.A. degree in Economics from Adelphi University in 1971, and his M.B.A. from Lehigh University in 1973.

     LU KABIR, 43, joined us in June 1999 as our Vice President, Marketing and Business Development. In August 1999, Mr. Kabir was named as our Senior Vice President, Marketing and Business Development. From July 1997 to January 1999, Mr. Kabir served as Vice President, Global Business Development for Crossworlds Software, Inc., an enterprise applications integration software company. From November 1991 to July 1997, Mr. Kabir served in various executive positions in marketing and business development for Oracle Corporation's New Media and Technologies, including Vice President of Worldwide Sales, Services and Business Development for Oracle-Network Computers, Inc. (now known as Liberate Technologies, Inc.), a majority-owned subsidiary of Oracle Corporation. Mr. Kabir earned his Bachelor of Commerce degree from the University of Dhaka, Bangladesh in 1975 and earned his M.B.A. degree from Sam Houston State University, Texas in 1977.

     KERRY M. KEARNS, 50, joined us in January 1999 as our Senior Vice President, Core Solutions. From March 1996 to December 1998, Mr. Kearns served as a Senior Manager at Andersen Consulting. From March 1991 to February 1996, Mr. Kearns served as Vice President and General Manager of Medaphis Physician Services Corporation, a physician practice management services company. Mr. Kearns received his B.S. degree from University of California at Davis in Biological Sciences and Chemistry in 1971 and earned his M.S. degree in Computer Science from the University of Nevada at Reno in 1989.

     GAIL H. KNOPF, 53, joined us in April 1999 and has served as our Vice President of e-Commerce since June 1999. From April 1997 to March 1999, Ms. Knopf served as Executive Vice President, Chief Information Officer and a Director of Management and Technology Solutions, Inc., a physician services provider. From 1993 to 1997, Ms. Knopf served as Vice President and Chief Information Officer of Humana, Inc., a managed care organization. From 1969 to 1993, Ms. Knopf held various positions with Humana, both in the managed care and the hospital divisions, including Vice President of Systems Development. Ms. Knopf earned her B.A. degree in Mathematics from Vanderbilt University in 1968.

     DANIEL J. SPIREK, 33, joined us in May 1997 as our Vice President, Supplemental Management Services. Since June 1999, Mr. Spirek has served as our Senior Vice President, Professional Services Group. From July 1994 to May 1997, Mr. Spirek served as Vice President, Information Services for FHP/ PacifiCare, a managed care organization. Prior to July 1994, Mr. Spirek held various information technology management positions at TakeCare, Inc., a managed care organization, Comprecare, Inc., a managed care organization, and a consulting position at Andersen Consulting. Mr. Spirek received his B.S. degree in Information Management Systems from the University of Colorado in 1988.

BOARD COMPOSITION

     Our board of directors currently consists of five directors. Our bylaws provide for a classified board of directors where one class of directors is elected each year for a term extending to the third succeeding annual meeting of stockholders after such election. Accordingly, Mr. LeFort shall serve until the annual meeting of stockholders in 2000, Mr. Fisher and Mr. Mann shall serve until the annual meeting of stockholders in 2001, and Mr. Margolis and Mr. Lothrop shall serve until the annual meeting of stockholders in 2002. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     Our board of directors currently has two committees, a compensation committee and an audit committee. The compensation committee is consists of Donald J. Lothrop and Peter D. Mann. The compensation committee reviews and recommends the salaries and bonuses of our officers and certain key employees, establishes compensation and incentive plans, authorizes and approves the granting of stock options and restricted stock in accordance with our stock option and incentive plans and determines other fringe benefits.

     The audit committee consists of Paul F. LeFort and William E. Fisher. The audit committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and our system of internal controls.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their services on the board, but they are reimbursed for various expenses incurred in connection with attendance at board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee consists of Donald J. Lothrop and Peter D. Mann. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to our Chief Executive Officer and the two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities to us and our subsidiaries during 1998. We refer to these officers as our named executive officers in other parts of this prospectus.

                                                                                     LONG TERM
                                                                                COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION(1)    ---------------------
                                                     ----------------------    SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION(2)                        SALARY      BONUS(3)          OPTIONS(#)
------------------------------                       ---------    ---------    ---------------------
Jeffrey H. Margolis
  Chief Executive Officer,
  President and Chairman of the Board..............  $179,324     $100,000            300,000
Raymond D. Croghan(4)..............................  $155,999           --                 --
D. Brian Karr
  Vice President of Finance and Treasurer..........  $ 88,446     $ 26,000             15,000

---------------
(1) Other than salary and bonus described herein, we did not pay any executive officer named in the summary compensation table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during 1998.

(2) Mr. Sunderland, our Senior Vice President of Finance, Chief Financial Officer and Secretary, joined us in May 1999. His annual salary is $155,000, and he is eligible for a bonus at the discretion of our board. Mr. Sunderland was granted options to purchase 130,000 shares of common stock. Mr. Sunderland is expected to be a named executive officer in 1999.

(3) These figures represent bonuses earned in 1998 that were paid in 1999.

(4) Mr. Croghan served as Executive Vice President until he resigned from that position in February 1999.

OPTION GRANTS

     The following table sets forth information concerning stock options granted to our named executive officers during the fiscal year ended December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE
                                NUMBER OF    PERCENTAGE OF                              AT ASSUMED ANNUAL RATES OF
                                SECURITIES   TOTAL OPTIONS                             STOCK PRICE APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE                          OPTION TERM
                                 OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   -----------------------------
NAME                             GRANTED      FISCAL YEAR     ($/SHARE)      DATE           5%              10%
----                            ----------   --------------   ---------   ----------   -------------   -------------
Jeffrey H. Margolis...........   200,000           17%         $0.275       5/19/03     $2,242,307      $2,843,918
                                 100,000            9%         $0.275      11/20/03     $1,121,153      $1,421,959
Raymond D. Croghan............        --           --              --            --             --              --
D. Brian Karr.................    15,000            1%         $ 0.25       5/19/08     $  216,151      $  346,405

     The figures above represent options granted pursuant to our 1998 Stock Option Plan. We granted options to purchase 1,158,628 shares of our common stock in 1998. All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant as determined by our board of directors, except for options granted to Mr. Margolis which were granted at 110% of the fair market value.

     The options vest in 25% increments on each of the four annual anniversaries of the date of grant.

     Options granted to the persons listed above expire 10 years from the grant date, with the exception of options granted to Mr. Margolis which expire 5 years from the grant date.

     The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on rules promulgated by the SEC based upon the initial public offering price of $9 per share and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     We have never granted stock appreciation rights.

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

     Our named executive officers did not exercise any stock options during the fiscal year ended December 31, 1998. The following table sets forth the number and value of the named executive officers' unexercised options at December 31, 1998, based upon a fair market value of $0.25 per share. The value of unexercised in-the-money options at December 31, 1998 represents an amount equal to the difference between the initial public offering price of $9 per share and the option exercise price, multiplied by the number of unexercised in-the-money options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                               AT DECEMBER 31, 1998               AT DECEMBER 31, 1998
                                          -------------------------------     -----------------------------
NAME                                      EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                                      ------------     --------------     -----------     -------------
Jeffrey H. Margolis.....................       0              300,000             $0           $2,617,500
Raymond D. Croghan......................      --                   --             --                   --
D. Brian Karr...........................       0               15,000              0           $  131,250

EMPLOYMENT AGREEMENT

     We have an employment contract with Jeffrey H. Margolis. We do not have any other employment contracts with our named executive officers.

     Mr. Margolis' three year employment agreement dated April 30, 1998, provides for an annual base salary of $192,000 per year, which is to be reviewed annually by the board of directors. Currently, Mr. Margolis' annual salary is $216,000. Mr. Margolis is entitled to participate in a bonus plan as recommended by our compensation committee and approved by the board of directors. Mr. Margolis may participate in all employee benefit plans or programs generally available to our employees, and we will pay or reimburse Mr. Margolis for all reasonable and necessary out-of-pocket expenses he incurs in the performance of his duties. We loaned Mr. Margolis $100,000 and agreed to forgive $25,000 of the principal amount, along with any accrued but unpaid interest on such forgiven amount, on each anniversary of the employment agreement if Mr. Margolis remains an employee. We granted this loan as a means of providing additional compensation to Mr. Margolis, while also providing incentive for his continued employment. If Mr. Margolis is terminated without cause or he voluntarily terminates for good reason, he is entitled to severance pay in the amount equal to his then current annual base salary.

1998 STOCK OPTION PLAN

     Our 1998 Stock Option Plan was adopted by our board of directors on May 19, 1998 and approved by a majority of our stockholders on May 19, 1998. Our 1998 Stock Option Plan was amended on January 22, 1999, May 21, 1999 and June 28, 1999. Our 1998 Stock Option Plan provides for awards or sales of shares, incentive stock options and nonstatutory stock options. A total of 4,000,000 shares of common stock has been reserved for issuance under our 1998 Stock Option Plan as of June 28, 1999.

     Our 1998 Stock Option Plan is administered by our board of directors. Our board of directors may amend our 1998 Stock Option Plan as desired without further action by our stockholders except as required by applicable law and to the extent not causing any material adverse effect on any rights or benefits of the holders of outstanding options. Our 1998 Stock Option Plan will continue in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

     The consideration for each award under our 1998 Stock Option Plan will be established by the board of directors, but in no event will the option price for incentive stock options be less than the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock. Nonqualified options will have an option price of not less than 85% of the fair market value of a share of common stock on the date of grant. The board of directors has the authority to determine the time or times at which options granted under the 1998 Stock Option Plan become exercisable, provided that options expire no later than ten years from the date of grant or five years with respect to optionees who own at least 10% of the outstanding common stock. Options are nontransferable, other than upon death or disability. Our board of directors, however, may permit persons or entities related to the option holder to exercise options according to such terms as our board of directors may determine. Incentive stock options may be exercised only by an employee while employed by us or within 30 days after termination of employment or within one year for termination resulting from death or disability.

     Unless otherwise determined by our board of directors, the exercisability of options outstanding under the 1998 Stock Option Plan will accelerate upon a change in control of our company, which includes but is not limited to the merger of our company, with or into another corporation where our stockholders no longer own 50% or more of our stock or the company we merge into, or the sale of substantially all of our assets, regardless of whether the options are assumed or new options are issued by the successor corporation.

     As of August 31, 1999, we had options outstanding for the purchase of 2,995,668 shares of common stock under our 1998 Stock Option Plan. These options have exercise prices ranging from $0.25 to $6.50 per share and a weighted average per share exercise price of $1.30, and were held by approximately 300 persons. As of August 31, 1999, none of the options to purchase shares have been exercised.

EMPLOYEE STOCK PURCHASE PLAN

     In July 1999, our board of directors adopted our Employee Stock Purchase Plan, to be effective upon completion of this offering. A total of 600,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the board of directors or by a committee appointed by the board. Employees are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Employees who own more than 5% of our outstanding stock may not participate. Our Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions which may not exceed the lesser of 15% of an employee's compensation, or $25,000.

     Our Employee Stock Purchase Plan will be implemented by 12 month offerings with purchases occurring at six month intervals commencing on the date of this prospectus.

     The purchase price of the common stock under our Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. In the event of a proposed dissolution or liquidation of TriZetto, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by our board of directors. If there is a proposed sale of all or substantially all of our assets or the merger of TriZetto with or into another corporation, then the offering period in progress will be shortened and a new exercise date will be set that is before the sale or merger. The offering period in progress shall end on the new exercise date. Each participant shall be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date. Our Employee Stock Purchase Plan will terminate in 2009, unless sooner terminated by the board of directors.

SECTION 401(k) PLAN

     We adopted a 401(k) Plan covering our full-time employees effective as of January 1, 1998. Our 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct any contributions that we make, at the time they are made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us to make, additional matching contributions to the 401(k) Plan on behalf of all participants in the 401(k) Plan. We have not made any contributions to the 401(k) Plan to date and we do not currently have any plans to make contributions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth specified information with respect to the beneficial ownership of our common stock as of August 31, 1999:

     - each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The number and percentage of shares beneficially owned are based on 15,808,231 shares of common stock outstanding as of August 31, 1999. The number and percentage of shares beneficially owned also assumes that shares of common stock subject to options and other rights that are currently exercisable or exercisable within 60 days of August 31, 1999 are deemed to be outstanding and beneficially owned. The address for those individuals for which an address is not otherwise indicated is: c/o The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660.

                                     SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                   OWNED PRIOR TO OFFERING                        OWNED AFTER OFFERING
NAME AND ADDRESS OF                -----------------------    NUMBER OF SHARES    ---------------------
BENEFICIAL OWNERS                    NUMBER       PERCENT      BEING OFFERED        NUMBER      PERCENT
-------------------                -----------    --------    ----------------    ----------    -------
Raymond D. Croghan(1)............   3,507,681        22%          350,000          3,157,681      16%
  370 Interlocken Blvd.
  4th Floor
  Broomfield, CO 80021
Delphi Ventures IV, L.P..........   2,736,014        17%                0          2,736,014      14%
Delphi Bio Investments IV, L.P.
  3000 Sand Hill Road Building
  One, Suite 135 Menlo Park, CA
  94025
Fidelity Ventures Limited........   1,289,336         8%                0          1,289,336       7%
  82 Devonshire Street, R25C
  Boston, MA 02109-3614
Fidelity Investors Limited
  Partnership....................   1,289,336         8%                0          1,289,336       7%
Fidelity Investors II Limited
  Partnership
  82 Devonshire Street, R25C
  Boston, MA 02109-3614
HLM\UH Fund L.P..................     961,538         6%                0            961,538       5%
  222 Berkeley Street Boston, MA
  02116
Jeffrey H. Margolis(2)...........   2,660,000        17%                0          2,660,000      14%
Michael J. Sunderland............           0         *                 0                  0       *
D. Brian Karr(3).................     228,750         1%                0            228,750       1%
Donald J. Lothrop(4).............   2,736,014        17%                0          2,736,014      14%
Peter D. Mann(5).................   1,289,336         8%                0          1,289,336       7%
William E. Fisher(6).............     422,595         3%                0            422,595       2%
Paul F. LeFort...................      60,000         *                 0             60,000       *
All executive officers and
  directors as a group (7
  persons).......................   7,396,695        47%                0          7,396,695      37%

---------------
 *  Less than 1%

(1) Includes 250,000 shares held by the Raymond D. Croghan Charitable Remainder Trust, Raymond D. Croghan, Trustee, all of which are intended to be sold in this offering. 550,000 of these shares are subject to an option granted by Mr. Croghan to Mr. Margolis, with a term of five years and an exercise price of $6.50 per share.

(2) 1,760,000 shares are held by Jeffrey H. Margolis and his wife, in their capacities as trustees of the Margolis Family Trust, over which the trustees have shared voting power. 300,000 shares are held in two additional trusts over which Mr. Margolis has sole voting power. Includes options for 550,000 shares of common stock granted by Mr. Croghan to Mr. Margolis which are exercisable within 60 days of August 31, 1999. Also includes Mr. Margolis' options for 50,000 shares of common stock which are exercisable within 60 days of August 31, 1999.

(3) Includes options for 3,750 shares of common stock which are exercisable within 60 days of August 31, 1999.

(4) Consists of 2,736,014 shares held by Delphi Ventures IV, L.P. and Delphi BioInvestments IV, L.P. Mr. Lothrop is a Managing Member of Delphi Management Partners IV, LLC, the general partner of Delphi Ventures IV, L.P. and Delphi BioInvestments IV, L.P., and disclaims beneficial interest of the 2,736,014 shares except to the extent of his pecuniary interest. Mr. Lothrop's business address is the same as that of Delphi.

(5) Consists of 1,289,336 shares held by Fidelity Ventures Limited. Mr. Mann is a Vice President of the general partner of Fidelity Ventures and disclaims beneficial ownership of the 1,289,336 shares. Mr. Mann's business address is the same as that of Fidelity.

(6) Includes options for 10,000 shares of common stock which are exercisable within 60 days of August 31, 1999. Also includes 162,595 shares of common stock held by KFS Management, Inc. Mr. Fisher owns 50% of the issued and outstanding stock of KFS and is an officer and director of KFS.

(7) Includes options for 10,000 shares of common stock which are exercisable within 60 days of August 31, 1999.

                              CERTAIN TRANSACTIONS

KFS WARRANTS

     On September 1, 1997, Croghan & Associates issued a promissory note in the principal amount of $520,000 to KFS Management, Inc. In connection with this promissory note, Croghan & Associates issued KFS Management, Inc. warrants to purchase 243,893 shares of Croghan & Associates common stock at $0.53 per share. When we acquired Croghan & Associates, we agreed to convert these warrants into warrants to purchase 162,595 shares of our common stock at $0.80 per share. KFS exercised its warrants on August 2, 1999. One of our directors, William Fisher, owns 50% of the issued and outstanding stock of KFS and is an officer and director of KFS. The value of the warrants, which was not deemed material, was determined using the Black Scholes valuation model, a fair value option-pricing model.

CROGHAN & ASSOCIATES AND MARGOLIS HEALTH ENTERPRISES TRANSACTIONS

     On October 1, 1997, we entered into an Exchange Agreement with all of the stockholders of Croghan & Associates and Margolis Health Enterprises. Pursuant to the Exchange Agreement, we acquired all of the issued and outstanding stock of Croghan & Associates in exchange for 5,800,895 shares of our common stock, and we acquired all of the issued and outstanding stock of Margolis Health Enterprises, Inc., an entity under our common control, in exchange for 3,716,667 shares of our common stock. Mr. Margolis received 2,500,000 shares and Mr. Croghan received 4,050,000 shares pursuant to the Exchange Agreement.

SERIES A FINANCING

     On April 30, 1998 and October 30, 1998, we issued an aggregate of 4,545,454 shares of Series A Preferred Stock for $1.43 per share. In connection with our Series A offering, each employee stockholder, including those stockholders who received shares of common stock pursuant to the Exchange Agreement, were required to enter into a Restricted Stock Agreement. The Restricted Stock Agreements provide for vesting of shares and transfer restrictions.

SERIES B FINANCING

     On April 12, 1999, we issued an aggregate of 1,730,770 shares of Series B Preferred Stock for $2.60 per share. Of the 1,730,770 shares of preferred stock sold by us, 769,232 shares were sold to the following principal stockholders for an aggregate purchase price of $2,000,003.

                                                               NUMBER        AGGREGATE
PURCHASER                                                     OF SHARES    PURCHASE PRICE
---------                                                     ---------    --------------
Delphi Ventures IV, L.P. ...................................   282,635        $734,851
Delphi BioInvestments IV, L.P. .............................     5,827        $ 15,150
Fidelity Ventures Limited...................................   240,385        $625,001
Fidelity Investors II Limited Partnership...................   240,385        $625,001

     In connection with the sale of these shares, the Delphi entities agreed to vote their shares to elect a designee of the Fidelity entities to our board of directors and the Fidelity entities agreed to vote their shares to elect a designee of the Delphi entities. Donald Lothrop currently serves as the Delphi entities' designee and Peter Mann currently serves as the Fidelity entities' designee.

MARGOLIS $100,000 NOTE

     In connection with Mr. Margolis' employment agreement, dated April 30, 1998, we loaned Mr. Margolis $100,000 in exchange for a promissory note in the principal sum of $100,000, bearing interest at 6.5% per year. We forgave $25,000 of the principal amount of this note and the related interest on April 30, 1999 and shall forgive an additional $25,000 and the related interest on each of the next three anniversaries of Mr. Margolis' employment agreement, so long as Mr. Margolis remains our employee. The entire sum of principal and interest of the note is due on April 30, 2002, and is immediately due if Mr. Margolis commits any act of default as described in the note.

MARGOLIS $200,000 NOTE

     In June 1998, we loaned Mr. Margolis $200,000 in exchange for a promissory note in the principal sum of $200,000, bearing an interest rate of 8% per year. The entire sum of principal and interest of the note was due on June 15, 1999. The note was secured by 200,000 shares of our common stock. On May 21, 1999, we repurchased 200,000 shares of common stock owned by Mr. Margolis in exchange for the note.

CROGHAN $500,000 NOTE

     In October 1998, we loaned Mr. Croghan $500,000 in exchange for a promissory note in the principal sum of $500,000, bearing an interest rate of 8% per year. The entire sum of principal and interest of the note was due on October 26, 1999. The note was secured by 362,319 shares of our common stock. On June 30, 1999, we repurchased 362,319 shares of common stock by Mr. Croghan in exchange for the note.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock, will consist of 40,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

     The following is a summary of certain provisions of our common stock, preferred stock, amended and restated certificate of incorporation and bylaws.

COMMON STOCK

     As of August 31, 1999, there were 9,532,007 shares of common stock outstanding, held by approximately 91 stockholders of record. An additional 6,276,224 shares of our common stock will be issued upon conversion of preferred stock on the closing of this offering. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

     The following summarizes the rights of holders of our common stock:

      - each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

      - there are no cumulative voting rights;

      - the holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;

      - upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

      - the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

PREFERRED STOCK

     Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our certificate of incorporation authorizes our board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our certificate of incorporation and applicable law. Among other rights, the board of directors may determine, without further vote or action by our stockholders:

     - the number of shares constituting the series and the distinctive designation of the series;

     - the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

     - whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     - whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

     - whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     - whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

     - the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     Unless otherwise provided by our board of directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

REGISTRATION RIGHTS

     The holders of the 6,276,224 outstanding shares of our common stock which will be issued upon conversion of preferred stock on the closing of this offering, which are referred to below as our "preferred investors," and the holders of 5,567,681 shares of our common stock, which are referred to below as the "founders," have the right to cause us to register their shares under the Securities Act of 1933 as follows:

     - DEMAND REGISTRATION RIGHTS: Our preferred investors may make a demand for registration six months after this offering by providing a written demand from the holders of at least 35% of the shares of common stock issued upon conversion of the preferred stock. We will use our best efforts to effect such registration as soon as possible after receipt of notice.

     - PIGGYBACK REGISTRATION RIGHTS: Our preferred investors and the founders can request to have their shares registered anytime we file a registration statement to register any of our securities for our own account. Such registration opportunities are unlimited but the number of shares that can be registered may be eliminated entirely or cut back in certain situations by the underwriters. Our preferred investors have waived their piggyback rights in this offering.

     - REGISTRATION RIGHTS: After we have qualified for registration on Form S-3, our preferred investors can request us to register their shares if the aggregate price of the shares to the public is not less than $500,000. We are not obligated to register their shares on Form S-3 more than once during any six month period.

     The registration rights will terminate five years following the closing of this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts relating to our company and, accordingly, may discourage attempts to acquire us.

     In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

     - BOARD OF DIRECTORS. Our board of directors is divided into three classes of directors serving staggered terms. Our certificate of incorporation authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. Accordingly, even if a stockholder succeeds in a proxy contest, he would likely only be able to elect a minority of our board of directors at any one annual meeting.

     - STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. Our certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, by a committee of the board of directors or a majority of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the board of directors or chairman, stockholders may take no action between annual meetings.

     - ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time contemplated at the time of the previous year's proxy statement, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever first occurs. The bylaws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

     - AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

     Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. We have provisions in our certificate of incorporation and bylaws which require a vote of 66 2/3% of the holders of the outstanding voting stock, voting together as a single class to amend, revise or repeal anti-takeover provisions.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that, except to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws.

     Section 145 of the Delaware corporate law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - arising under Section 174 of the Delaware corporate law; or

     - for any transaction from which the director derived an improper personal benefit.

     Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware corporate law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our employee, director or officer or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in the bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for our common stock. No predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

     Upon completion of this offering, we will have 19,658,231 shares of common stock outstanding based on 15,808,231 shares outstanding at August 31, 1999. The 4,200,000 shares of common stock being sold hereby will be freely tradable, other than by our "affiliates" as such term is defined in the Securities Act, without restriction or registration under the Securities Act. The 15,458,231 remaining shares were issued and sold by us in private transactions are restricted shares and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 701 under the Securities Act.

     All restricted shares held by our executive officers, directors, affiliates and employees are subject to lock-up agreements with the underwriters under which the holders of the restricted shares have agreed they will not sell any common stock owned by them, other than the shares sold by Raymond D. Croghan and his charitable remainder trust identified in this prospectus, without the prior written consent of the representatives of the underwriters for a period of 180 days from the effective date of the Registration Statement of which this prospectus is a part.

     The following table indicates approximately when the shares of our common stock that are not being sold in the offering, but which will be outstanding after the offering is completed, will be eligible for sale into the public market.

TIME                                                   NUMBER OF SHARES
----                                                   ----------------
Effective Date.....................................          413,836
90 days after Effective Date.......................                0
180 days after Effective Date......................       12,256,030

     The remaining 2,788,365 shares of our common stock will be eligible for sale into the public market at various times after the expiration of one-year holding periods. Most of the restricted shares that will be available for public resale after 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of TriZetto.

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of these options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this prospectus, unless subject to the contractual restrictions described above, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. However, if a person (or persons whose shares are aggregated) is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

     We intend to file a registration statement under the Securities Act covering approximately 4,000,000 shares of common stock reserved for issuance under our 1998 Stock Option Plan and 600,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market, unless the shares are subject to vesting restrictions with us or the contractual restrictions described above.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among the underwriters and TriZetto, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Adams, Harkness & Hill, Inc. and Wit Capital Corporation, has severally agreed to purchase from us and the selling stockholder the aggregate number of shares of common stock set forth opposite its name below:

                                                                NUMBER OF
UNDERWRITER                                                      SHARES
-----------                                                     ---------
Bear, Stearns & Co. Inc.....................................    1,627,000
Donaldson, Lufkin & Jenrette Securities Corporation.........    1,284,000
Adams, Harkness & Hill, Inc. ...............................      343,000
Wit Capital Corporation.....................................      171,000
BancBoston Robertson Stephens Inc. .........................       62,000
Credit Suisse First Boston Corporation......................       62,000
Deutsche Bank Securities Inc. ..............................       62,000
Hambrecht & Quist LLC.......................................       62,000
Morgan Stanley & Co. Incorporated...........................       62,000
SG Cowen Securities Corporation.............................       62,000
Warburg Dillon Read LLC.....................................       62,000
Advest, Inc. ...............................................       31,000
Brean Murray & Co., Inc. ...................................       31,000
Cantor, Weiss & Friedner, Inc. .............................       31,000
Dain Rauscher Wessels.......................................       31,000
L.H. Friend, Weinress, Frankson & Presson, Inc. ............       31,000
Jefferies & Company.........................................       31,000
Leerink Swann & Company.....................................       31,000
Needham & Company, Inc. ....................................       31,000
Northeast Securities, Inc. .................................       31,000
Stanford Group Company......................................       31,000
Tucker Anthony Incorporated.................................       31,000
                                                                ---------
     Total..................................................    4,200,000
                                                                =========

     The underwriting agreement provides that the obligations of the several underwriters are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and at such price less a concession not in excess of $0.38 per share of common stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions not in excess of $0.10 per share of common stock to certain other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 630,000 additional shares of our common stock exercisable at the "public offering price" less the "underwriting discounts and commissions," each as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

     The following table summarizes the compensation to be paid to the underwriters by us and Raymond D. Croghan and his charitable remainder trust in connection with this offering:

                                                                         TOTAL
                                                       -----------------------------------------
                                                        WITHOUT EXERCISE       WITH EXERCISE OF
                                                          OF THE OVER-        THE OVER-ALLOTMENT
                                          PER SHARE     ALLOTMENT OPTION            OPTION
                                          ---------    -------------------    ------------------
Underwriting discounts..................    $0.63          $2,646,000             $3,042,900

     At the request of TriZetto, the underwriters will reserve up to $2 million of common stock at the initial public offering price for sale to Employers Health Insurance Company (a wholly-owned subsidiary of Humana Inc.) and up to $3 million for other potential strategic partners. The aggregate amount would represent 555,556 shares of common stock at the initial public offering price of $9.00 per share. We cannot assure you that any of these reserved shares will be purchased. Employers Health Insurance Company will agree that, if it purchases any shares of common stock or other securities of TriZetto, it will not sell or otherwise dispose of such shares or securities until six months after this offering. Any other strategic partners will also be required to agree to a similar lock-up.

     The price of shares reserved for Employers Health Insurance Company and any other strategic partners will be the initial public offering price on the cover page of this prospectus. The number of shares available to the general public will be reduced to the extent these entities purchase the reserved shares. Any reserved shares not purchased by them at the closing of the public offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

     The underwriters, at the request of TriZetto, have also reserved for sale at the initial public offering price up to 200,000 shares of common stock to be sold in this offering for sale to our employees and other persons or entities with whom we have a business relationship, and to their associates and related persons. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

     The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

     The underwriting agreement provides that we and Raymond D. Croghan and his charitable remainder trust will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933, as amended, or will contribute to payments that the underwriters may be required to make in respect thereof.

     Our directors, officers, affiliates and employees who hold an aggregate of approximately 14,963,728 shares of common stock have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market, other than the shares being sold by Raymond D. Croghan and his charitable remainder trust, without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock except for the shares of common stock offered hereby and the shares of common stock issuable upon exercise of outstanding options and warrants.

     A prospectus in electronic format is being made available on an Internet website maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in the offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. We have agreed, upon request by a person who received our prospectus in electronic format, to deliver a prospectus in paper form to such person. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

     Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the managing underwriters. The National Association of Securities Dealers, Inc.

approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-manager or selected dealer in over 125 public offerings. Except for its participation as a manager in the offering, Wit Capital has no relationship with us or any of our affiliates.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in such negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for quotation of our common stock on the Nasdaq National Market, under the symbol "TZIX." There can be no assurance, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

     In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we and Raymond D. Croghan and his charitable remainder trust have sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for TriZetto by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the representatives of the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of The TriZetto Group, Inc. as of December 31, 1997 and 1998 and June 30, 1999 and for the period from May 27, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Croghan & Associates, Inc. for the year ended December 31, 1996 and for the nine months ended September 30, 1997 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Creative Business Solutions, Inc. as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to TriZetto and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our website and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THE TRIZETTO GROUP, INC. AND SUBSIDIARIES
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)...   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

CROGHAN & ASSOCIATES, INC.
Report of Independent Accountants...........................  F-24
Statement of Operations.....................................  F-25
Statements of Stockholders' Equity..........................  F-26
Statements of Cash Flows....................................  F-27
Notes to Financial Statements...............................  F-28

CREATIVE BUSINESS SOLUTIONS, INC. AND SUBSIDIARY
Report of Independent Accountants...........................  F-31
Consolidated Balance Sheets.................................  F-32
Consolidated Statements of Operations.......................  F-33
Consolidated Statements of Stockholders' Equity.............  F-34
Consolidated Statements of Cash Flows.......................  F-35
Notes to Consolidated Financial Statements..................  F-36

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Consolidated
  Statements of Operations..................................  F-41
Notes to Unaudited Pro Forma Combined Condensed Consolidated
  Statements of Operations..................................  F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The TriZetto Group, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The TriZetto Group, Inc. and its subsidiaries at December 31, 1997 and 1998 and June 30, 1999 and the results of their operations and their cash flows for the period from May 27, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

San Jose, California
September 7, 1999

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                DECEMBER 31,
                                                              ----------------                     PRO FORMA
                                                               1997     1998     JUNE 30, 1999   JUNE 30, 1999
                                                              ------   -------   -------------   -------------
                                                                                                  (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  773   $ 3,681      $ 4,033
  Accounts receivable, less allowance for doubtful accounts
    of $154, $204 and $339..................................   1,159     3,083        5,103
  Note receivable from related party........................      --        25           25
  Prepaid expenses and other current assets.................     119       194          115
  Income tax receivable.....................................      --       406           --
  Deferred taxes............................................     105       191          885
                                                              ------   -------      -------
    Total current assets....................................   2,156     7,580       10,161
Property and equipment, net.................................     454       989        5,254
Other assets................................................      24        40          103
Note receivable from related party..........................      --        75           50
Goodwill and other intangible assets, net...................      --        36        4,831
                                                              ------   -------      -------
    Total assets............................................  $2,634   $ 8,720      $20,399
                                                              ======   =======      =======
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term note payable...................................  $   --   $    52      $ 1,189
  Note payable to related party.............................      28        --           --
  Capital lease obligations, current........................                28          465
  Accounts payable..........................................      63        95        1,194
  Accrued liabilities.......................................     702     1,815        3,793
  Income taxes payable......................................     136        --          296
  Deferred revenue..........................................     248        --           --
                                                              ------   -------      -------
    Total current liabilities...............................   1,177     1,990        6,937
Long-term notes payable.....................................      --        --          556
Note payable to related party...............................     520       520          520
Capital lease obligations...................................      --       125        1,006
Deferred taxes..............................................     374       377          362
                                                              ------   -------      -------
    Total liabilities.......................................   2,071     3,012        9,381
                                                              ------   -------      -------
Commitments (Note 6)
Mandatorily redeemable convertible preferred stock: $0.001
  par value;
  Shares authorized: 10,392
  Series A: Shares issued and outstanding: none in 1997 and
    4,545 in 1998 and 1999 and none proforma (unaudited)....      --     6,449        6,449         $    --
                                                              ------   -------      -------         -------
    (Liquidation value: $6,500)
  Series B: Shares issued and outstanding: none in 1997 and
    1998, 1,731 in 1999 and none proforma (unaudited).......      --        --        4,483              --
                                                              ------   -------      -------         -------
    (Liquidation value: $4,500)
Stockholders' equity (deficit):
  Common stock: $0.001 par value;
  Shares authorized: 30,000
  Shares issued and outstanding: 9,693 in 1997,
  9,217 in 1998 and 9,369 in 1999; and 15,646 pro forma
    (unaudited).............................................      10         9            9              16
Additional paid-in capital..................................     463       940        8,092          19,017
Notes receivable from stockholders..........................     (13)     (741)         (41)            (41)
Deferred stock compensation.................................      --      (460)      (6,062)         (6,062)
Retained earnings (accumulated deficit).....................     103      (489)      (1,912)         (1,912)
                                                              ------   -------      -------         -------
    Total stockholders' equity (deficit)....................     563      (741)          86         $11,018
                                                              ------   -------      -------         =======
        Total liabilities, mandatorily redeemable
        convertible preferred stock and stockholders' equity
        (deficit)...........................................  $2,634   $ 8,720      $20,399
                                                              ======   =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                           FOR THE PERIOD
                                          FROM MAY 27, 1997                             SIX MONTHS ENDED
                                         (DATE OF INCEPTION)   FOR THE YEAR ENDED           JUNE 30,
                                           TO DECEMBER 31,        DECEMBER 31,       ----------------------
                                                1997                  1998              1998         1999
                                         -------------------   ------------------    -----------    -------
                                                                                     (UNAUDITED)
Revenues:
  Recurring revenue....................        $1,191               $ 5,300            $ 2,590      $ 6,201
  Consulting revenue...................         1,328                 6,131              2,463        6,508
                                               ------               -------            -------      -------
Total revenues.........................         2,519                11,431              5,053       12,709
                                               ------               -------            -------      -------
Cost of revenues:
  Recurring revenue....................         1,250                 3,967              1,662        5,038
  Consulting revenue...................           422                 3,490              1,584        4,109
                                               ------               -------            -------      -------
Total cost of revenues.................         1,672                 7,457              3,246        9,147
                                               ------               -------            -------      -------
Gross profit...........................           847                 3,974              1,807        3,562
                                               ------               -------            -------      -------
Operating expenses:
  Research and development.............            --                 1,083                592          440
  Selling, general and
     administrative....................           672                 2,885              1,173        3,098
  Amortization of deferred stock
     compensation......................            --                    22                 --          215
  Write-off of acquired in-process
     technology........................            --                    --                 --          484
                                               ------               -------            -------      -------
     Total operating expenses..........           672                 3,990              1,765        4,237
                                               ------               -------            -------      -------
Income (loss) from operations..........           175                   (16)                42         (675)
Interest income........................            15                   210                 60           76
Interest expense.......................           (13)                  (52)              (25)         (100)
                                               ------               -------            -------      -------
  Income (loss) before provision for
     income taxes......................           177                   142                 77         (699)
Provision for income taxes.............            74                    82                 45           28
                                               ------               -------            -------      -------
  Net income (loss)....................        $  103               $    60            $    32      $  (727)
                                               ======               =======            =======      =======
Net income (loss) per share:
  Basic................................        $ 0.05               $  0.01            $  0.01      $ (0.12)
                                               ======               =======            =======      =======
  Diluted..............................        $ 0.03               $  0.00            $  0.00      $ (0.12)
                                               ======               =======            =======      =======
Shares used in computing net income
  (loss) per share:
  Basic................................         2,065                 4,937              5,066        6,216
                                               ======               =======            =======      =======
  Diluted..............................         4,074                12,783             11,380        6,216
                                               ======               =======            =======      =======
Pro forma net income (loss) per share:
  Basic................................                             $  0.01                         $ (0.06)
                                                                    =======                         =======
  Diluted..............................                             $  0.00                         $ (0.06)
                                                                    =======                         =======
Shares used in computing pro forma net
  income (loss) per share:
  Basic................................                              11,213                          12,492
                                                                    =======                         =======
  Diluted..............................                              16,171                          12,492
                                                                    =======                         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM MAY 27, 1997 (DATE OF INCEPTION) TO JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                          NOTES                        RETAINED         TOTAL
                                         COMMON STOCK     ADDITIONAL    RECEIVABLE      DEFERRED       EARNINGS     STOCKHOLDERS'
                                        ---------------    PAID-IN         FROM          STOCK       (ACCUMULATED      EQUITY
                                        SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT)       (DEFICIT)
                                        ------   ------   ----------   ------------   ------------   ------------   -------------
Issuance of common stock .............   2,500    $ 3       $   13        $  --         $    --        $    --         $    16
Issuance of common stock for services
  rendered ...........................   1,217      1            7           --              --             --               8
Issuance of common stock for purchase
  of Croghan & Associates, Inc. ......   5,801      6          430           --              --             --             436
Issuance of common stock for note
  receivable..........................     175     --           13          (13)             --             --              --
Net income............................      --     --           --           --              --            103             103
                                        ------    ---       ------        -----         -------        -------         -------
Balance, December 31, 1997............   9,693     10          463          (13)             --            103             563
Issuance of common stock..............      75     --            9           --              --             --               9
Issuance of common stock for note
  receivable..........................     390     --           53          (53)             --             --              --
Repurchase of common stock............    (941)    (1)         (67)          --              --           (652)           (720)
Payments on notes receivable..........      --     --           --           25              --             --              25
Notes issued to stockholders..........      --     --           --         (700)             --             --            (700)
Deferred stock compensation...........      --     --          482           --            (482)            --              --
Amortization of deferred stock
  compensation........................      --     --           --           --              22             --              22
Net income............................      --     --           --           --              --             60              60
                                        ------    ---       ------        -----         -------        -------         -------
Balance, December 31, 1998............   9,217      9          940         (741)           (460)          (489)           (741)
Issuance of common stock to purchase
  Creative Business Solutions, Inc.
  and HealthWeb Systems, Ltd. ........     655      1        1,145           --              --             --           1,146
Issuance of common stock to purchase
  assets of Management & Technology
  Solutions, Inc. ....................      60     --          140           --              --             --             140
Repurchase of common stock in exchange
  of notes receivable from
  stockholders........................    (563)    (1)          (3)         700              --           (696)             --
Deferred stock compensation...........      --     --        5,817           --          (5,817)            --              --
Amortization of deferred stock
  compensation........................      --     --           --           --             215             --             215
Stock compensation....................                          53                                                          53
Net loss..............................      --     --           --           --              --           (727)           (727)
                                        ------    ---       ------        -----         -------        -------         -------
Balance, June 30, 1999................   9,369    $ 9       $8,092        $ (41)        $(6,062)       $(1,912)        $    86
                                        ======    ===       ======        =====         =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  FOR THE PERIOD FROM   FOR THE YEAR       SIX MONTHS ENDED
                                                  MAY 27, 1997 (DATE       ENDED               JUNE 30,
                                                   OF INCEPTION) TO     DECEMBER 31,    ----------------------
                                                   DECEMBER 31, 1997        1998           1998         1999
                                                  -------------------   ------------    -----------    -------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................         $ 103            $    60         $    32      $  (727)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Provision for doubtful accounts.............           204                203             101          135
    Common stock issued for services rendered...             8                 --              --           --
    Amortization of deferred stock
      compensation..............................            --                 22              --          215
    Write-off of acquired in-process
      technology................................            --                 --              --          484
    Forgiveness of note receivable..............            --                 --              --           32
    Stock compensation..........................            --                 --              --           53
    Deferred taxes..............................          (105)               (83)             --         (709)
    Loss on disposal of property and
      equipment.................................           130                187              --           --
    Depreciation and amortization...............            24                161              78          648
    Changes in assets and liabilities:
      Accounts receivable.......................          (762)            (2,127)        (1,186)       (1,654)
      Prepaid expenses and other current
         assets.................................           (99)               (75)          (201)           72
      Income tax receivable.....................            --               (406)          (151)          406
      Accounts payable..........................          (128)                32             450          967
      Accrued liabilities.......................           614                976             765        1,870
      Deferred revenue..........................           247               (248)          (165)           --
      Other long-term assets....................            --                (16)          (146)          (53)
                                                         -----            -------         -------      -------
    Net cash provided by (used in) operating
      activities................................           236             (1,314)          (423)        1,739
                                                         -----            -------         -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment and
    software licenses...........................          (121)              (750)          (350)       (1,334)
  Purchase of MedPartners' assets...............                                                        (2,630)
  Acquisitions, net of cash acquired............           614                 --              --       (1,238)
                                                         -----            -------         -------      -------
    Net cash provided by (used in) investing
      activities................................           493               (750)          (350)       (5,202)
                                                         -----            -------         -------      -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock........            16                  9               9           --
  Proceeds from issuance of mandatorily
    redeemable convertible preferred stock,
    net.........................................            --              6,449           5,983        4,483
  Repurchases of common stock...................            --               (720)          (720)           --
  Proceeds from issuance of notes payable.......            86                 56              --           --
  Payments of notes payable.....................           (58)               (32)           (28)         (267)
  Payment on line of credit.....................            --                 --              --         (265)
  Principal payments on capital leases..........            --                (15)             --         (166)
  Issuance of notes receivable..................            --               (800)          (300)           --
  Repayment of notes receivable.................            --                 25              --           30
                                                         -----            -------         -------      -------
    Net cash provided by financing activities...            44              4,972           4,944        3,815
                                                         -----            -------         -------      -------
Net increase in cash and cash equivalents.......           773              2,908           4,171          352
Cash and cash equivalents at beginning of
  period........................................            --                773             773        3,681
                                                         -----            -------         -------      -------
Cash and cash equivalents at end of period......         $ 773            $ 3,681         $ 4,944      $ 4,033
                                                         =====            =======         =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. FORMATION AND BUSINESS OF THE COMPANY

     The TriZetto Group, Inc. (the "Company"), was incorporated in the state of Delaware on May 27, 1997. The Company is a provider of remotely hosted software applications, both third party packaged and proprietary software, and related services used in the healthcare industry. The Company also offers an Internet browser application that serves as a portal for the exchange of healthcare information and services over the Internet. The Company provides access to its hosted applications either through the Internet or through traditional networks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

  Use of estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in three financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of individual accounts.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

     The following tables summarize the revenues and accounts receivable balances from customers in excess of 10% of total revenues and total accounts receivable balances, respectively:

                                    FOR THE PERIOD
                                   FROM MAY 27, 1997                          SIX MONTHS ENDED
                                  (DATE OF INCEPTION)       YEAR ENDED            JUNE 30,
                                    TO DECEMBER 31,        DECEMBER 31,      ------------------
                                         1997                  1998            1998        1999
                                  -------------------      ------------      --------      ----
Revenues:
  Company A.....................           40%                  42%             28%         25%
  Company B.....................           16%                  11%             13%         24%

                                    DECEMBER 31,         DECEMBER 31,      JUNE 30,
                                        1997                 1998            1999
                                    ------------         ------------      --------
Accounts receivable:
  Company A.....................          40%                 56%             32%
  Company B.....................          20%                 --              11%
  Company C.....................          13%                 --              --
  Company D.....................          --                  --              18%

  Fair value of financial instruments

     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

  Unaudited interim results

     The accompanying interim consolidated financial statements for the six months ended June 30, 1998, together with the related notes, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's results of their operations and their cash flows for the six months ended June 30, 1998.

  Cash and cash equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.

  Property and equipment

     Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of five to seven years. Leasehold improvements are amortized over their estimated useful lives, or the lease term if shorter. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

  Goodwill and other intangible assets

     Intangible assets arose from the Company's acquisitions. Goodwill is being amortized on a straight-line basis over seven years. Other intangible assets consist of acquired work force and customer lists which

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

are being amortized on a straight-line basis over their estimated useful lives of four and five years, respectively. Software technology rights are amortized on a straight-line basis over the lesser of the contract term or five years.

  Long-lived assets

     Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

  Revenue recognition

     Recurring revenue, or multi-year contractually based revenue, is recognized monthly based upon volume of service transactions. Consulting revenue is generally billed on a time and materials basis, and is recognized as the consulting services are performed. Provisions for estimated losses on fixed fee contracts are recorded when identified.

  Research and development

     Research and development costs are charged to operations as incurred.

  Income taxes

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

  Computation of income (loss) per share

     Basic earnings per share ("EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The following is a reconciliation of the numerator (net income (loss)) and the denominator (number of shares) used in the basic and diluted EPS calculations (in thousands, except per share data):

                                                     PERIOD FROM
                                                    MAY 27, 1997
                                                      (DATE OF                     SIX MONTHS ENDED
                                                    INCEPTION) TO    YEAR ENDED        JUNE 30,
                                                    DECEMBER 31,    DECEMBER 31,   -----------------
                                                        1997            1998        1998      1999
                                                    -------------   ------------   -------   -------
BASIC:

  Net income (loss)...............................     $  103         $    60      $    32   $  (727)
                                                       ------         -------      -------   -------
  Weighted average common shares outstanding......      2,065           4,937        5,066     6,216
                                                       ------         -------      -------   -------
  Net income (loss) per share.....................     $ 0.05         $  0.01      $  0.01   $ (0.12)
                                                       ======         =======      =======   =======

DILUTED:
  Net income (loss)...............................     $  103         $    60      $    32   $  (727)
                                                       ------         -------      -------   -------
  Weighted average common shares outstanding......      2,065           4,937        5,066     6,216
  Preferred stock.................................         --           2,888        1,437        --
  Options to purchase common stock................         --             305           --        --
  Common stock subject to repurchase..............      2,009           4,640        4,877        --
  Warrants........................................         --              13           --        --
                                                       ------         -------      -------   -------
  Total weighted common stock and common stock
     equivalents..................................      4,074          12,783       11,380     6,216
                                                       ------         -------      -------   -------
  Net income (loss) per share.....................     $ 0.03         $  0.00      $  0.00   $ (0.12)
                                                       ======         =======      =======   =======

ANTIDILUTIVE SECURITIES:
  Preferred stock.................................         --              --           --     6,276
  Options to purchase common stock................         --              --          571     2,801
  Common stock subject to repurchase..............         --              --           --     1,705
  Warrants........................................        163              --          163       163
                                                       ------         -------      -------   -------
                                                          163              --          734    10,945
                                                       ======         =======      =======   =======

  Comprehensive income

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles. For all periods presented, there were no material differences between comprehensive and net income.

  Recent accounting pronouncements

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities.

3. BALANCE SHEET ACCOUNTS

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1997    1998       1999
                                                              ----   ------    --------
                                                                   (IN THOUSANDS)
PROPERTY AND EQUIPMENT

  Computer equipment........................................  $218   $  633     $3,283
  Furniture and fixtures....................................   100      138        519
  Equipment.................................................    48      191        617
  Software..................................................    83      142      1,276
  Leasehold improvements....................................    24       24         82
                                                              ----   ------     ------
                                                               473    1,128      5,777
Less: Accumulated depreciation and amortization.............   (19)    (139)      (523)
                                                              ----   ------     ------
                                                              $454   $  989     $5,254
                                                              ====   ======     ======

     Included in computer equipment at December 31, 1998 and June 30, 1999 is equipment acquired under capital leases totaling approximately $167,000 and $1,652,000, respectively, and related accumulated amortization of $17,000 and $190,000, respectively.

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1997    1998       1999
                                                              ----   ------    --------
                                                                   (IN THOUSANDS)
INTANGIBLE ASSETS

  Software licenses.........................................  $ --   $   54     $2,685
  Goodwill..................................................    --       --      1,424
  Acquired workforce........................................    --       --        609
  Customer lists............................................    --       --        398
                                                              ----   ------     ------
                                                                --       54      5,116
Less: Accumulated amortization..............................    --      (18)      (285)
                                                              ----   ------     ------
                                                              $ --   $   36     $4,831
                                                              ====   ======     ======

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1997    1998       1999
                                                              ----   ------    --------
                                                                   (IN THOUSANDS)
ACCRUED LIABILITIES

  Accrued payroll and benefits..............................  $451   $1,285     $2,148
  Accrued professional fees.................................    81      234        423
  Other.....................................................   170      296      1,222
                                                              ----   ------     ------
                                                              $702   $1,815     $3,793
                                                              ====   ======     ======

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

4. NOTES PAYABLE AND LINE OF CREDIT

     In December 1998, the Company entered into a financing agreement for approximately $56,000 relating to premiums for business insurance. The amount is due in nine monthly installments and bears interest at 9.75% per annum. The financing company collateralized the loan by potential proceeds obtained from a claim on the insurance (unearned insurance provisions, loss payments that reduce the unearned premiums and any related interests arising from a state guarantee fund). At December 31, 1998 and June 30, 1999, $52,000 and $13,000 were outstanding under this credit facility, respectively.

     In January 1999, the Company entered into a financing agreement for $675,000 in order to acquire a software license. The non-interest bearing note (imputed interest rate of 7.80%) is due in sixty equal monthly installments. Borrowings under the financing agreement are collateralized by the software that the Company purchased with the note proceeds.

     In connection with the acquisition of Creative Business Solutions, Inc. and HealthWeb Systems, Ltd. in February 1999 (Note 10), the Company issued notes of $270,000. The notes bear interest at 8.00% per annum and the interest is payable annually in arrears. Fifty percent of the principal balance is payable on the first anniversary and fifty percent is payable on the second anniversary of the issue date.

     In March 1999, the Company entered into a revolving line of credit agreement with a financial institution. The line of credit has a total capacity of $1,500,000 and expires in March 2000. Borrowings under the line of credit bear interest at prime plus 0.50% (8.25% at June 30, 1999) and are collateralized by substantially all of the assets of the Company. Interest is payable monthly as it accrues. The line of credit agreement contains certain covenants that the Company must adhere to during the term of the agreement including restrictions on the payment of dividends. As of June 30, 1999, there were no outstanding borrowings on the line of credit. The Company has outstanding two standby letters of credit in the amounts of $85,000 and $38,000 which serve as security deposits for two of the Company's capital leases.

     In May 1999, the Company entered into a financing agreement for approximately $1,131,000. The amount is due in twelve equal monthly installments and bears interest at 10% per annum. Borrowings under the financing agreement are collateralized by the license that the Company purchased from the lender.

     Future principal payments of notes payable at June 30, 1999 are as follows:

For the periods ending December 31,
     1999...................................................  $  617
     2000...................................................     623
     2001...................................................     245
     2002...................................................     119
     2003...................................................     129
     Thereafter.............................................      12
                                                              ------
                                                               1,745
Less: Current portion.......................................   1,189
                                                              ------
                                                              $  556
                                                              ======

5. RELATED PARTY TRANSACTIONS

     In August 1997, the Company issued a note payable to an officer of the Company for $85,940. The note is due in four equal payments and a final lump-sum payment and bears interest at 8% per annum. At

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

December 31, 1997, there was approximately $28,000 outstanding under the note payable to related party. The note was paid during 1998.

     In September 1997, the Company entered into a $520,000 financing agreement, bearing interest at 9% and payable quarterly beginning January 1, 1998. The principal amount is due October 1, 2002. In connection with the financing agreement, the Company issued to the financing company warrants to purchase 162,595 shares of common stock with an exercise price of $0.80 per share (Note
7). A member of the Company's Board of Directors owns 50% of the financing company.

     The Company has a note receivable for $100,000 from an officer of the Company. The note accrues interest at 6.5% per annum. The principal and accrued interest will be forgiven annually over a four year period beginning April 30, 1999 provided the officer is an employee of the Company. In the event of termination of the officer's employment with the Company the note and accrued interest become due and payable immediately. At December 31, 1998 and June 30, 1999, the note receivable from related party was $100,000 and $75,000, respectively.

     In June 1998 and October 1998, the Company issued full recourse promissory notes to certain officers for $200,000 and $500,000, respectively. The promissory notes are collateralized by 200,000 and 362,319 shares of common stock, bear annual interest at 8% and are payable in 1999, or earlier upon employee termination. In May and June 1999, the Company repurchased the common stock in exchange for the notes.

6. COMMITMENTS

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2004. Capital lease obligations are collateralized by the equipment subject to the leases. The Company is responsible for maintenance costs and property taxes on certain of the operating leases. Rent expense for the period from May 27, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 was $71,000, $192,000 and $329,000, respectively. These amounts are net of sublease income of $36,000, $48,000 and $12,000, respectively.

     Future minimum lease payments under noncancelable operating and capital leases at June 30, 1999 are as follows:

                                                  CAPITAL LEASES    OPERATING LEASES
                                                  --------------    ----------------
                                                            (IN THOUSANDS)
For the periods ending December 31,
     1999.......................................      $  292             $  690
     2000.......................................         577              1,483
     2001.......................................         577              1,417
     2002.......................................         176              1,333
     2003.......................................          53                835
     Thereafter.................................           3                534
                                                      ------             ------
Total minimum lease payments....................       1,678             $6,292
                                                                         ======
Less: Amount representing interest..............         207
                                                      ------
Present value of capital lease obligations......       1,471
Less: Current portion...........................         465
                                                      ------
                                                      $1,006
                                                      ======

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

7. STOCKHOLDERS' EQUITY

  Common stock

     At June 30, 1999, the Company had reserved sufficient shares of common stock for issuance upon conversion of preferred stock and exercise of stock options. Common stockholders are entitled to dividends as and when declared by the Board of Directors subject to the prior rights of the preferred stockholders. The holders of each share of common stock are entitled to one vote. The Company issued shares of its common stock to certain employees under restricted stock agreements. These restricted stock agreements grant the Company repurchase rights which lapse upon attainment of full vesting by all stockholders. Full vesting is scheduled to occur on or before April 20, 2000. Additionally, the Company has a right of first refusal to purchase the common stock which shall lapse upon the closing of an underwritten public offering of the Company's common stock. At December 31, 1998 and June 30, 1999, 4,405,602 and 1,705,301 shares of common stock are subject to repurchase by the Company, respectively.

  Mandatorily redeemable convertible preferred stock

     In April and October 1998, the Company issued an aggregate of 4,545,454 shares of Series A mandatorily redeemable convertible preferred stock ("convertible preferred stock") at $1.43 per share for gross proceeds of $6.5 million. In April 1999, the Company issued 1,730,770 shares of Series B convertible preferred stock at $2.60 per share for gross proceeds of $4.5 million. The rights, preferences, and terms of each series of convertible preferred stock follow:

     REDEMPTION. The holders of Series A and Series B convertible preferred stock are entitled on or at any time after March 31, 2004 with the approval of at least 75% of the Series A and Series B convertible preferred stockholders, voting together as a single class, to require the Company to redeem all or a portion of their shares in three installments by paying in cash a sum equal to the original purchase price per share plus all accrued but unpaid dividends. Upon receipt of request for redemption of shares, the Company shall redeem such shares either in full within 15 days or according to the following schedule: (i) one-third of the requesting holders' shares within 15 days; (ii) one-third of the requesting holders' shares on the first anniversary of the request; and
(iii) one-third of the requesting holders' shares on the second anniversary of the request.

     DIVIDENDS. The holders of shares of Series A and Series B convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.1144 and $0.208 per share, respectively, when, as and if declared by the Board of Directors. Dividends on the Series A and Series B convertible preferred stock shall accrue if not paid, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up for the Company, either voluntary or involuntary, the holders of Series A and Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount per share equal to $1.43 and $2.60, respectively, for each outstanding share of convertible preferred stock, as adjusted for stock splits, stock dividends or similar events, plus any accrued but unpaid dividends on such shares. If the assets and funds distributed among the holders of the Series A and Series B convertible preferred stock are insufficient to permit the payment in the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A and Series B convertible preferred stock with each holder to receive an amount equal to the aggregate assets to be

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

distributed multiplied by the ratio of the aggregate liquidation preference of all shares held by such holder over the aggregate liquidation preference of all of the shares of convertible preferred stock outstanding.

     After payment has been made to the holders of Series A and Series B convertible preferred stock, any remaining assets and funds are to be distributed among the holders of common stock ratably based on the number of shares of common stock held by each stockholder.

     MERGERS. A merger, reorganization or sale of all or substantially all of the assets of the Company in which the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up.

     VOTING. The holder of each share of Series A and Series B convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A and Series B convertible preferred stock could be converted, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of common stock. The holder of Series A and Series B convertible preferred stock shall have the right, voting together as a single class, to elect two members of the Board of Directors. In addition, the holders of Series A and Series B convertible preferred stock, voting together with members of common stock as one class, shall be entitled to elect two additional directors.

     CONVERSION. Each share of Series A and Series B convertible preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion by the per share conversion value of such shares. The initial per share conversion price of Series A and Series B convertible preferred stock is $1.43 and $2.60, respectively. Conversion is automatic at its then effective conversion price (i) immediately upon the closing of a sale of common stock by the Company in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which (a) the aggregate gross proceeds exceed $15,000,000 and (b) the public offering price equals or exceeds $6.50 per share, or (ii) at the election of the holders of three-fourths of the then outstanding Series A and Series B convertible preferred stock, voting together as a single class on an as-converted basis.

STOCK OPTION PLAN

     In May 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") under which the Board of Directors may issue incentive and non-qualified stock options to employees, directors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price. Options are to be granted at an exercise price not less than fair market value for incentive stock options or 85% of fair market value for non-qualified stock options. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of incentive stock options will not be less than 110% of fair market value. The options generally vest and become exercisable annually at a rate of 25% of the option grant over a four year period. The term of the options is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

     Activity under the Plan is as follows (in thousands, except per share data):

                                                                   OUTSTANDING OPTIONS
                                       SHARES                   --------------------------      WEIGHTED
                                    AVAILABLE FOR   NUMBER OF                    AGGREGATE      AVERAGE
                                        GRANT        SHARES     EXERCISE PRICE     PRICE     EXERCISE PRICE
                                    -------------   ---------   --------------   ---------   --------------
Options reserved at Plan
  inception.......................      1,600            --          --               --            --
Granted...........................     (1,159)        1,159     $0.25 - $0.28     $  297         $0.26
Cancelled.........................         10           (10)        $0.25             (2)         0.25
                                       ------         -----     -------------     ------         -----
Balances, December 31, 1998.......        451         1,149     $0.25 - $0.28        295          0.26
Additional options reserved.......      2,400
Granted...........................     (1,694)        1,694     $0.25 - $2.60      1,792          1.06
Cancelled.........................         42           (42)    $0.25 - $1.00        (13)         0.30
                                       ------         -----     -------------     ------         -----
Balances, June 30, 1999...........      1,199         2,801     $0.25 -$2.60      $2,074         $0.74
                                       ======         =====     =============     ======         =====

     The options outstanding and currently exercisable by exercise price at June 30, 1999 are as follows (in thousands, except per share data):

                                                                                    OPTIONS EXERCISABLE AT
                    OPTIONS OUTSTANDING AT JUNE 30, 1999                                JUNE 30, 1999
-----------------------------------------------------------------------------   ------------------------------
                                          WEIGHTED
                                          AVERAGE                WEIGHTED                         WEIGHTED
RANGE OF EXERCISE     NUMBER             REMAINING           AVERAGE EXERCISE     NUMBER      AVERAGE EXERCISE
      PRICE         OUTSTANDING   CONTRACTUAL LIFE (YEARS)        PRICE         OUTSTANDING        PRICE
-----------------   -----------   ------------------------   ----------------   -----------   ----------------
      $0.25            1,577                9.32                  $0.25             142            $0.25
      $0.28              300                4.05                  $0.28              --            $  --
      $0.50              217                9.83                  $0.50              --            $  --
      $1.00              218                9.89                  $1.00              --            $  --
      $2.60              489                9.99                  $2.60              --            $  --
                       -----                                                        ---
                       2,801                8.96                  $0.74             142            $0.25
                       =====                                                        ===

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Had compensation cost for the Incentive Stock Plan been determined based on the fair value at the grant date for awards during 1998 and the six months ended June 30, 1999, consistent with the provisions of SFAS No. 123, the Company's net income would have been as follows (in thousands, except per share amounts):

                                                                      SIX MONTHS
                                                                        ENDED
                                                      DECEMBER 31,     JUNE 30,
                                                          1998           1999
                                                      ------------    ----------
Net income (loss), as reported......................     $  60          $ (727)
Net income (loss), pro forma........................     $  54          $ (739)
Net income (loss) per share, as reported:
  Basic.............................................     $0.01          $(0.12)
  Diluted...........................................     $0.00          $(0.12)
Net income (loss) per share, pro forma:
  Basic.............................................     $0.01          $(0.12)
  Diluted...........................................     $0.00          $(0.12)

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are anticipated to be made each year.

     At December 31, 1998 and June 30, 1999, options exercisable under the Plan were none and 142,000, respectively. The weighted average fair values of options granted during 1998 and the six months ended June 30, 1999 were $0.05 and $0.21, respectively.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                                      SIX MONTHS
                                                                        ENDED
                                                      DECEMBER 31,     JUNE 30,
                                                          1998           1999
                                                      ------------    ----------
Risk-free interest rate.............................      5.18%          5.28%
Expected life.......................................    4 years        4 years
Expected dividends..................................     --              --

  Deferred stock compensation

     As of June 30, 1999, the Company recorded deferred compensation related to options granted to employees in the total amount of $6.3 million, representing the difference between the deemed fair value of the common stock, as determined for accounting purposes, and the exercise price of the options at the date of grant. Of this amount, $22,000 had been amortized in 1998, and approximately $215,000 had been amortized in the first six months of 1999. The Company amortizes deferred compensation over the vesting period of the underlying option.

WARRANTS

     In connection with the acquisition of Croghan & Associates (Note 10), the Company issued a warrant to purchase 162,595 shares of the Company's common stock an exercise price of $0.80 per share to replace an existing warrant to purchase Croghan & Associates stock. The warrant expires on the earlier of (i) the effective of an initial public offering of the Company's common stock, or
(ii) the effective date of a merger, sale of assets or other sale of the Company. The value of the warrant determined using the Black-Scholes model was not material.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

8. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                   PERIOD FROM
                                                  MAY 27, 1997                       SIX MONTHS
                                               (DATE OF INCEPTION)    YEAR ENDED       ENDED
                                                 TO DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                      1997               1998           1999
                                               -------------------   ------------    ----------
Current
  Federal....................................         $156               $143          $ 677
  State......................................           23                 22            114
                                                      ----               ----          -----
                                                       179                165            791
                                                      ----               ----          -----
Deferred
  Federal....................................          (91)               (71)          (658)
  State......................................          (14)               (12)          (105)
                                                      ----               ----          -----
                                                      (105)               (83)          (763)
                                                      ----               ----          -----
Total income tax provision...................         $ 74               $ 82          $  28
                                                      ====               ====          =====

     The Company's effective tax rate differs from the statutory rate as shown in the following schedule (in thousands):

                                                 PERIOD FROM
                                                MAY 27, 1997                        SIX MONTHS
                                             (DATE OF INCEPTION)     YEAR ENDED       ENDED
                                               TO DECEMBER 31,      DECEMBER 31,     JUNE 30,
                                                    1997                1998           1999
                                             -------------------    ------------    ----------
Tax provision at federal statutory rate....         $ 60                $ 48          $.(238)
State income taxes, net of federal
  benefit..................................           10                   7              6
Nondeductible expenses.....................            3                  23            280
Other......................................            1                   4            (20)
                                                    ----                ----          -----
Tax provision..............................         $ 74                $ 82          $  28
                                                    ====                ====          =====

     Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                             DECEMBER 31,
                                                            --------------    JUNE 30,
                                                            1997     1998       1999
                                                            -----    -----    --------
Deferred tax assets:
  Reserves and accruals...................................  $  96    $ 191     $ 864
  Fixed assets............................................      9       --        --
  Other...................................................     --       --        21
                                                            -----    -----     -----
Deferred tax assets.......................................  $ 105    $ 191     $ 885
                                                            =====    =====     =====
Deferred tax liabilities:
  Deferred revenue........................................   (374)    (374)     (339)
  Fixed assets............................................     --       (3)      (23)
                                                            -----    -----     -----
Deferred tax liabilities..................................  $(374)   $(377)    $(362)
                                                            =====    =====     =====

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

9. EMPLOYEE BENEFIT PLAN

     In January 1998, the Company adopted a plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may make voluntary contributions to the Plan of up to 20% of their annual compensation, not to exceed the statutory amount, and the Company may make matching contributions. The Company has made no contributions since the Plan's inception.

10. ACQUISITIONS

     On October 1, 1997, the Company acquired all of the outstanding common stock of Croghan & Associates, Inc. ("Croghan & Associates"). The total purchase price was approximately $436,000, which consisted of 5,800,895 shares of the Company's common stock. The acquisition has been accounted for as a purchase and results of its operations have been included in the consolidated financial statements from the date of acquisition.

     In February 1999, the Company acquired all of the outstanding shares of Creative Business Solutions, Inc. ("Creative Business Solutions"), an Internet solutions development company specializing in the integration of healthcare information technology and contract programming solutions, and its majority owned subsidiary, HealthWeb Systems, Ltd. ("HealthWeb"), an Internet software and portal development company specializing in customized healthcare applications. The Company also acquired the remaining minority interest in HealthWeb. The acquisitions were accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair market values on the acquisition date.

     The purchase price of approximately $2.9 million consisted of approximately $1.4 million in cash, 655,000 shares of common stock, notes payable of $270,000 and acquisition costs of approximately $100,000. Included in the 655,000 shares of common stock issued in the acquisition were 131,000 shares held in escrow to secure indemnification obligations of the Creative Business Solutions and HealthWeb shareholders. Such shares, which will be held in escrow for a two-year period, have been included in the purchase price allocation and the calculation of earnings per share. Based upon an appraisal by an independent valuation firm, the value of the 655,000 shares of common stock issued in the acquisition was determined to be $1,146,000. The excess of the purchase price over the fair market value of the net tangible assets acquired aggregated approximately $2,548,000, of which $484,000 was allocated to acquired in-process technology and $2,064,000 was allocated to goodwill and other intangible assets. An independent appraisal was performed to determine the fair value of the identifiable assets, including the portion of the purchase price attributed to the acquired in-process technology. The income approach was used to value acquired in-process technology, which includes an analysis of the completion costs, cash flows, other required assets and risks associated with achieving such cash flows. At the date of acquisition, the Company determined the technological feasibility of HealthWeb's product was not established, and accordingly, wrote-off the corresponding amount to acquired in-process technology. HealthWeb is expected to introduce the final product by the end of 1999. Approximately $650,000 in research and development had been spent up to the date of the acquisition in an effort to develop the technology to produce a commercially viable product. The future research and development expense associated with the acquired in-process product was estimated to be approximately $975,000 between July 1999 and the first quarter of 2000. Currently, the Company knows of no developments which would lead it to change its original assessment of the expected completion and commercial viability of this project. At the date of acquisition, the only identifiable intangible assets acquired were the technology under development, the acquired workforce and customer list.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

     In April 1999, the Company acquired certain assets and liabilities from Management and Technology Solutions, Inc. ("MTS") in exchange for 60,000 shares of common stock. The assets included property and equipment, intellectual property, trademarks and licenses, and computer software and software licenses. As part of this transaction, the Company assumed liabilities consisting of lease obligations, a note payable and certain other accrued liabilities.

     The purchase price allocations were based on the estimated fair value of the assets, less liabilities, on the date of purchases as follows (in thousands):

                                                                            CREATIVE
                                                              CROGHAN &     BUSINESS
                                                              ASSOCIATES    SOLUTIONS
                                                              ----------    ---------
Total current assets........................................    $1,236       $  596
Property, plant, equipment and other noncurrent assets......       511          175
Goodwill....................................................        --        1,338
Other intangible assets.....................................        --          726
Acquired in-process technology..............................        --          484
Total liabilities...........................................    (1,311)        (403)
                                                                ------       ------
          Total purchase price..............................    $  436       $2,916
                                                                ======       ======

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition of Croghan & Associates had occurred on May 27, 1997, the date of inception for the Company (in thousands):

Net revenue.................................................  $4,244
Net loss before extraordinary item..........................  $ (880)
Net income..................................................  $  120

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition of Creative Business Solutions occurred on January 1, 1998, giving effect to an acquisition adjustment for amortization of goodwill and other intangibles and the write-off of acquired in-process technology (in thousands):

                                                        YEAR ENDED        SIX MONTHS ENDED
                                                     DECEMBER 31, 1998     JUNE 30, 1999
                                                     -----------------    ----------------
Net revenue......................................         $15,319             $13,050
Net loss.........................................         $  (439)            $  (287)

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

11. SUPPLEMENTAL CASHFLOW DISCLOSURES

                                                   FOR THE PERIOD                        SIX MONTHS
                                                  FROM MAY 27, 1997     FOR THE YEAR        ENDED
                                                 (DATE OF INCEPTION)       ENDED          JUNE 30,
                                                         TO             DECEMBER 31,    -------------
                                                  DECEMBER 31, 1997         1998        1998    1999
                                                 -------------------    ------------    ----    -----
                                                                    (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION
Cash paid for interest.........................            2                 59          37        99
Cash paid for income taxes.....................           43                705          --        33
NONCASH INVESTING AND FINANCING ACTIVITIES
  Common stock issued for notes receivable.....           13                 --          --        --
  Common stock issued for Croghan &
     Associates................................          436                 --          --        --
  Assets acquired through capital lease........           --                167          --     1,484
  Deferred stock compensation..................           --                482          15     5,817
  Common stock issued for notes receivable.....           --                 53          53        --
  Issuance of notes payable to acquire software
     and software license......................           --                 --          --     1,690
  Common stock issued for Creative Business
     Solutions.................................           --                 --          --     1,146
  Notes payable issued for Creative Business
     Solutions.................................           --                 --          --       270
  Repurchase of shares in exchange for
     stockholder notes receivable..............           --                 --          --       700
  Common stock issued to purchase assets of
     Management and Technology Solutions,
     Inc.......................................           --                 --          --       140

12. SEGMENT INFORMATION

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires enterprises to report information about operating segments in annual financial statements and selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     The Company operates in two business segments: recurring or multi-year contractually based revenue, and revenue generated via consulting agreements. The recurring business is subscription based and provides customers with a portion, or all, of their information technology and related business service needs. The consulting business provides customers with solutions to their connectivity and integration needs as well as technical support on an as needed basis.

     The Company evaluates performance and allocates resources based on gross margin. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

     The Company's reportable segments are business units that are organized primarily by the nature of services provided. The reportable segments are managed separately because of the difference in marketing strategies, customer base, and client approach. Financial information about segments is reported in the consolidated statements of operations.

     The Company's assets are all located in the United States, and all sales were to customers located in the United States.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

13. UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT) AND PRO FORMA NET INCOME
(LOSS) PER SHARE

     If the offering contemplated by this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock outstanding as of the closing date will automatically be converted into 6,276,224 shares of common stock based on the shares of mandatorily redeemable convertible preferred stock outstanding at June 30, 1999. Unaudited pro forma stockholders' equity (deficit) at June 30, 1999, as adjusted for the conversion of mandatorily redeemable convertible preferred stock, is disclosed on the balance sheet.

     Pro forma basic net income (loss) per share has been computed as described in Note 2 and also gives affect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for 1998 and the six months ended June 30, 1999.

     A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net income (loss) per share follows (in thousands, except per share data):

                                                                              SIX MONTHS
                                                                                ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    ----------
Pro Forma Net Income (Loss) per share:

Basic:
  Net income (loss).........................................    $    60        $  (727)
  Shares used in computing net income (loss) per share......      4,937          6,216
  Adjustment to reflect the assumed conversion of the
     preferred stock........................................      6,276          6,276
                                                                -------        -------
  Shares used in computing pro forma net income (loss) per
     share..................................................     11,213         12,492
                                                                -------        -------
  Pro forma net income (loss) per share.....................    $  0.01        $ (0.06)
                                                                =======        =======

Diluted:
  Net income (loss).........................................    $    60        $  (727)
  Shares used in computing net income (loss) per share......     12,783          6,216
  Adjustment to reflect the assumed conversion of the
     preferred stock........................................      3,388          6,276
                                                                -------        -------
  Shares used in computing pro forma net income (loss) per
     share..................................................     16,171         12,492
                                                                -------        -------
  Pro forma net income (loss) per share.....................    $  0.00        $ (0.06)
                                                                =======        =======

14. SUBSEQUENT EVENTS

  Employee Stock Purchase Plan

     In July 1999, the board of directors adopted the Employee Stock Purchase Plan ("Stock Purchase Plan") to be effective upon completion of an initial public offering. A total of 600,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan. Employees are eligible to participate if they are employed for at least 20 hours per week and for more than five months in any calendar year. Employees who own more than 5% of the Company's outstanding stock may not participate. The Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation or $25,000.

                   THE TRIZETTO GROUP, INC. AND SUBSIDIARIES

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

     The Stock Purchase Plan will be implemented by 12 month offerings with purchases occurring at six month intervals commencing on the date of the Company's initial public offering. The purchase price of the common stock under the Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. In the event of a proposed dissolution or liquidation of the Company, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the Company's board of directors. The Employee Stock Purchase Plan will terminate in 2009, unless sooner terminated by the board of directors.

     In August 1999, the warrant to purchase 162,595 shares of common stock (Note 7) was exercised raising proceeds of approximately $130,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Croghan & Associates, Inc.

     In our opinion, the accompanying statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Croghan & Associates, Inc. for the year ended December 31, 1996 and for the nine months ended September 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Certain costs and expenses presented in the financial statements represent allocations and management's estimates of the cost of services provided to Croghan & Associates, Inc. As a result, the financial statements presented may not be indicative of the results of operations that would have been achieved had Croghan & Associates, Inc. operated as a non-affiliated entity.

                                          PricewaterhouseCoopers LLP

San Jose, California
September 7, 1999

                           CROGHAN & ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                                    FOR THE           NINE MONTHS
                                                                  YEAR ENDED             ENDED
                                                                 DECEMBER 31,        SEPTEMBER 30,
                                                                     1996                1997
                                                              -------------------    -------------
Revenue.....................................................      $ 5,088,288         $ 3,880,699
Cost of revenue.............................................        4,068,148           3,608,783
                                                                  -----------         -----------
Gross profit................................................        1,020,140             271,916

Operating expenses:
  Selling general and administrative........................        2,142,219           2,414,944
                                                                  -----------         -----------
Loss from operations........................................       (1,122,079)         (2,143,028)

Other income (expense):
Interest income.............................................           20,778              14,892
Interest expense............................................       (1,340,660)            (84,063)
                                                                  -----------         -----------
Loss before extraordinary item..............................       (2,441,961)         (2,212,199)

Extraordinary item:
Gain on forgiveness of debt.................................               --           1,000,000
                                                                  -----------         -----------
Net loss....................................................      $(2,441,961)        $(1,212,199)
                                                                  ===========         ===========

   The accompanying notes are an integral part of these financial statements.

                           CROGHAN & ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 30, 1997

                                   COMMON STOCK                       RETAINED                    DISTRIBUTION
                               (PAR VALUE - $0.001)    ADDITIONAL     EARNINGS                     IN EXCESS         TOTAL
                               ---------------------    PAID-IN     (ACCUMULATED      PARENT           OF        SHAREHOLDERS'
                                 SHARES      AMOUNT     CAPITAL       DEFICIT)        EQUITY       NET VALUE        EQUITY
                               -----------  --------   ----------   ------------   ------------   ------------   -------------
Balance at January 1, 1996...          --    $   --      $   --     $        --    $ 10,261,446    $       --    $ 10,261,446
Net loss prior to
  reorganization.............          --        --          --              --      (2,201,569)           --      (2,201,569)
Reorganization...............   3,200,000     3,200          --              --      (8,059,877)    8,056,677              --
Net loss subsequent to
  reorganization.............          --        --          --        (240,392)             --            --        (240,392)
                                ---------    ------      ------     -----------    ------------    ----------    ------------
Balance at December 31,
  1996.......................   3,200,000     3,200          --        (240,392)             --     8,056,677       7,819,485
Issuance of common stock.....   6,273,844     6,274       3,570              --              --            --           9,844
Net loss.....................          --        --          --      (1,212,199)             --            --      (1,212,199)
                                ---------    ------      ------     -----------    ------------    ----------    ------------
Balance at September 30,
  1997.......................   9,473,844    $9,474      $3,570     $(1,452,591)   $         --    $8,056,677    $  6,617,130
                                =========    ======      ======     ===========    ============    ==========    ============

   The accompanying notes are an integral part of these financial statements.

                           CROGHAN & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE        NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,441,961)     $(1,212,199)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Provision for doubtful accounts........................      662,721           88,000
     Gain on debt forgiveness...............................           --       (1,000,000)
     Depreciation and amortization..........................    1,854,668        1,210,164
     Changes in current assets and liabilities:
       Accounts receivable..................................     (321,691)        (140,654)
       Prepaid expenses and other current assets............     (271,251)         285,088
       Accounts payable.....................................     (147,171)         105,000
       Accrued liabilities..................................      371,704         (178,112)
       Deferred revenue.....................................      899,984          (83,116)
       Other long-term assets...............................          375           (4,500)
                                                              -----------      -----------
          Net cash provided by (used in) operating
             activities.....................................      607,378         (930,329)
                                                              -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (440,627)         (46,829)
                                                              -----------      -----------
          Net cash used in investing activities.............     (440,627)         (46,829)
                                                              -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................           --            9,844
  Payments on notes payable.................................           --          (70,000)
  Proceeds from borrowings..................................    1,590,000
                                                              -----------      -----------
          Net cash provided by (used in) financing
             activities.....................................    1,590,000          (60,156)
                                                              -----------      -----------
Net increase (decrease) in cash and cash equivalents........    1,756,751       (1,037,314)
Cash and cash equivalents at beginning of period............           --        1,756,751
                                                              -----------      -----------
Cash and cash equivalents at end of period..................  $ 1,756,751      $   719,437
                                                              ===========      ===========
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
  Cash paid for interest....................................  $ 1,314,770      $   109,953
                                                              ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           CROGHAN & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  FORMATION AND BUSINESS OF THE COMPANY

     Croghan & Associates, Inc. (the "Company" or "Croghan & Associates") is a healthcare application services provider delivering proprietary software applications. The Company implements, hosts and manages applications and services on computing, networking and operating platforms.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements of Croghan & Associates include all the necessary personnel costs and pro rata allocations of overhead from Banc One Corporation, on a basis which management believes represents a reasonable allocation of such costs. These charges comprise the parent company's net investment in Croghan & Associates. Effective December 1, 1996, an officer of the Company assumed the assets and liabilities of Croghan & Associates for no additional consideration.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of credit risk

     The following table summarizes the revenues from customers in excess of 10% of the total revenues:

                                                 FOR THE       NINE MONTHS
                                                YEAR ENDED        ENDED
                                               DECEMBER 31,   SEPTEMBER 30,
                                                   1996           1997
                                               ------------   -------------
Company A....................................       51%            33%
Company B....................................       25%            13%

  Revenue recognition

     Multi-year contractually based revenue is recognized monthly based on volume of service transactions. Provisions for estimated losses on contracts are recorded when identified.

  Income taxes

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Comprehensive income

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that

                           CROGHAN & ASSOCIATES, INC.

are excluded from net income in accordance with generally accepted accounting principles. For all periods presented, there were no material differences between comprehensive and net income.

  Recent accounting pronouncements

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities.

NOTE 3.  COMMITMENTS AND CONTINGENCIES

     In December 1996, the Company began a self-insurance program to provide medical benefits to its employees. Reserves for incurred but not reported claims total $60,000 and $65,000 at December 31, 1996 and September 30, 1997, respectively.

NOTE 4.  STOCKHOLDERS' EQUITY

  Warrants

     The Company issued a warrant to purchase 243,893 shares of the Company's common stock at an exercise price of $0.53 per share in connection with a financing agreement. The warrant expires on the earlier of (i) the effective of an initial public offering of the Company's common stock, or (ii) the effective date of a merger, sale of assets or other sale of the Company. The value of the warrant determined using the Black-Scholes model was not material.

  Stock split

     In January 1997, the Company's Board of Directors authorized a 16 to 1 stock split. Share information has been restated in the accompanying financial statements to reflect the stock split for all periods presented.

NOTE 5.  INCOME TAXES

     There was no provision for income taxes for the year ended December 31, 1996 and the nine months ended September 30, 1997.

     The Company's effective tax rate differs from the statutory rate as shown in the following:

                                                                      NINE MONTHS
                                                      YEAR ENDED         ENDED
                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1996            1997
                                                     ------------    -------------
Tax provision at federal statutory rate............        34%             34%
Change in valuation allowance......................       (34)            (34)
                                                         ----            ----
Tax provision......................................        --%             --%
                                                         ====            ====

                           CROGHAN & ASSOCIATES, INC.

6. SEGMENT INFORMATION

     The Company, which operates in a single industry segment, provides healthcare application services. All of the Company's revenues are recorded for services performed in the United States. Additionally, all of the Company's assets are located in the United States.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Creative Business Solutions, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Creative Business Solutions, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

San Jose, California
July 30, 1999

                       CREATIVE BUSINESS SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 35,139    $ 71,990
  Accounts receivable, less allowance for doubtful accounts
     of $41,000 and $80,337.................................   461,906     419,084
  Other current assets......................................    17,107       4,180
                                                              --------    --------
          Total current assets..............................   514,152     495,254
Property and equipment, net.................................   188,301     175,267
Intangible assets, net......................................        --      10,384
                                                              --------    --------
          Total assets......................................  $702,453    $680,905
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 77,391    $ 95,595
  Deferred revenue..........................................        --      41,610
  Line of credit............................................   220,000     240,000
  Notes payable.............................................    43,541      29,027
  Deferred taxes............................................    82,467      49,597
                                                              --------    --------
          Total current liabilities.........................   423,399     455,829
                                                              --------    --------
Commitments (Note 7)
Minority interest...........................................     3,665          --
Stockholders' equity:
  Common stock, $1.00 par value; 100,000 shares authorized;
     Shares issued and outstanding: 9,824 in 1997 and
     1998...................................................     9,824       9,824
  Notes receivable from stockholders........................   (38,331)    (30,000)
  Retained earnings.........................................   303,896     245,252
                                                              --------    --------
          Total stockholders' equity........................   275,389     225,076
                                                              --------    --------
          Total liabilities and stockholders' equity........  $702,453    $680,905
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                       CREATIVE BUSINESS SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Revenue.....................................................  $3,598,201    $3,887,746
Cost of revenue.............................................   2,688,477     2,658,044
                                                              ----------    ----------
Gross profit................................................     909,724     1,229,702
                                                              ----------    ----------

Operating expenses:
  Research and development..................................     185,629       376,076
  Selling, general and administrative.......................     851,204       926,693
                                                              ----------    ----------
          Total operating expenses..........................   1,036,833     1,302,769

Loss from operations........................................    (127,109)      (73,067)
Minority interest...........................................       3,335         3,665
Interest income.............................................       2,939            64
Interest expense............................................     (10,553)      (22,806)
                                                              ----------    ----------
  Loss before benefit from income taxes.....................    (131,388)      (92,144)
Benefit from income taxes...................................     (43,302)      (33,500)
                                                              ----------    ----------
  Net loss..................................................  $  (88,086)   $  (58,644)
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       CREATIVE BUSINESS SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       NOTES
                                      COMMON STOCK     ADDITIONAL    RECEIVABLE                    TOTAL
                                     ---------------    PAID-IN         FROM       RETAINED    STOCKHOLDERS'
                                     SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   EARNINGS       EQUITY
                                     ------   ------   ----------   ------------   ---------   -------------
Balance at January 1, 1997.........   9,574   $9,574    $     --      $     --     $ 430,774     $ 440,348
Issuance of common stock...........   1,000    1,000       4,000            --            --         5,000
Issuance of common stock for cash
  and note receivable..............     250      250      14,262        (8,331)           --         6,181
Repurchase of common stock.........  (1,000)  (1,000)    (18,262)           --       (38,792)      (58,054)
Notes issued to stockholders.......      --       --          --       (30,000)           --       (30,000)
Net loss...........................      --       --          --            --       (88,086)      (88,086)
                                     ------   ------    --------      --------     ---------     ---------
Balance at December 31, 1997.......   9,824    9,824          --       (38,331)      303,896       275,389
Payment on note receivable.........      --       --          --         8,331            --         8,331
Net loss...........................      --       --          --            --       (58,644)      (58,644)
                                     ------   ------    --------      --------     ---------     ---------
Balance at December 31, 1998.......   9,824   $9,824    $     --      $(30,000)    $ 245,252     $ 225,076
                                     ======   ======    ========      ========     =========     =========

   The accompanying notes are an integral part of these financial statements.

                       CREATIVE BUSINESS SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (88,086)    $ (58,644)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................     42,965        71,291
     Provision for doubtful accounts........................     41,000        39,337
     Minority interest in net losses of consolidated
      subsidiary............................................     (3,335)       (3,665)
     Deferred taxes.........................................    (48,101)      (32,870)
     Changes in current assets and liabilities:
       Accounts receivable..................................    (58,382)        3,485
       Other current assets.................................      5,013        12,927
       Accounts payable and accrued liabilities.............    (12,384)       18,204
       Deferred revenue.....................................         --        41,610
                                                              ---------     ---------
          Net cash provided by (used in) operating
            activities......................................   (121,310)       91,675
                                                              ---------     ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................    (98,625)      (57,360)
  Acquisition of intangible assets..........................         --       (11,281)
                                                              ---------     ---------
          Net cash used in investing activities.............    (98,625)      (68,641)
                                                              ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................     11,181            --
  Repurchase of common stock................................    (14,513)           --
  Contribution from minority interest.......................      7,000            --
  Proceeds from line of credit..............................    220,000        20,000
  Payments on notes payable.................................         --       (14,514)
  Issuance of note receivable...............................    (30,000)           --
  Proceeds from payment on notes receivable.................         --         8,331
                                                              ---------     ---------
          Net cash provided by financing activities.........    193,668        13,817
                                                              ---------     ---------
Net increase (decrease) in cash and cash equivalents........    (26,267)       36,851
Cash and cash equivalents at beginning of year..............     61,406        35,139
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $  35,139     $  71,990
                                                              =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  10,553     $  22,806
                                                              =========     =========
NONCASH FINANCING ACTIVITIES:
  Notes payable issued for repurchase of common stock.......  $  43,541     $      --
  Common stock issued for note receivable...................      8,331            --
                                                              =========     =========

   The accompanying notes are an integral part of these financial statements.

                       CREATIVE BUSINESS SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. FORMATION AND BUSINESS OF THE COMPANY

     Creative Business Solutions, Inc. (the "Company" or "Creative Business Solutions"), was incorporated in Texas on May 6, 1991. The Company is engaged in providing information technology consulting services and implementing automated information technology solutions for clients with mission critical business problems.

     Creative Business Solutions formed a subsidiary, HealthWeb Systems, Ltd., ("HealthWeb") on August 1, 1997 to develop web integrated software for the healthcare industry. The Company owns 82.5% of HealthWeb.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of consolidation

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiary, HealthWeb. Minority interest represents minority stockholders' proportionate share of the equity in HealthWeb. All intercompany balances and transactions have been eliminated in consolidation.

  Use of estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in two financial institutions. Deposits held with banks may exceed the amount or insurance provided an such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of individual accounts.

  Fair value of financial instruments

     Carrying amount of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

  Cash and cash equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts

  Property and equipment

     Property and equipment are stated at cost and are depreciated on a straight-line method over their estimated useful lives of five to seven years. Leasehold improvements are amortized over their estimated

                       CREATIVE BUSINESS SOLUTIONS, INC.

useful lives, or the lease term if shorter. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

  Long-lived and intangible assets

     Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

  Revenue recognition

     Consulting revenue is billed generally on a time and materials basis and is recognized as the consulting services are performed.

  Research and development

     Research and development costs are charged to operations as incurred.

  Income taxes

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Comprehensive income

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles. For all periods presented, there were no material differences between comprehensive and net income.

  Recent accounting pronouncements

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities.

                       CREATIVE BUSINESS SOLUTIONS, INC.

3. BALANCE SHEET COMPONENTS

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1998
                                                       ---------    ---------
PROPERTY AND EQUIPMENT
  Furniture and fixtures.............................  $  39,011    $  45,670
  Machinery and equipment............................    248,592      288,103
  Software...........................................     33,315       33,315
  Leasehold improvements.............................         --       11,190
                                                       ---------    ---------
                                                         320,918      378,278
Less: Accumulated depreciation and amortization......   (132,617)    (203,011)
                                                       ---------    ---------
                                                       $ 188,301    $ 175,267
                                                       =========    =========

INTANGIBLE ASSETS
  Software licenses..................................  $      --    $  11,281
Less: Accumulated amortization.......................         --         (897)
                                                       ---------    ---------
                                                       $      --    $  10,384
                                                       =========    =========

 4. NOTES PAYABLE AND LINE OF CREDIT

     In October 1996, the Company entered into a revolving line of credit with a financial institution. The line of credit has a total capacity of $325,000 and expires in April 1999. Borrowings under the line of credit bear interest at the bank's base rate plus 1.0% (9.75% at December 31, 1998) and are collateralized by the Company's accounts receivable. Interest is payable monthly as it accrues. The line of credit contains certain covenants that the Company must adhere to during the term of the agreement. At December 31, 1997 and 1998, the Company had outstanding borrowings of $220,000 and $240,000, respectively. The outstanding balance was paid in full in April 1999.

     In October 1997, the Company issued a promissory note to a shareholder for $43,541 in exchange for 1,000 shares of common stock. The note accrues interest monthly at 8.5% and the principal and related interest are payable quarterly through October 2000. At December 31, 1997 and 1998, $43,541 and $29,027,
respectively, were outstanding under the promissory note. In connection with the acquisition of the Company by the Trizetto Group, Inc. (Note 10) in February 1999, the remaining balance was paid in full.

 5. COMMON STOCK

     The Company's Articles of Incorporation, as amended, authorize the Company to issue 100,000 shares of $1.00 par value common stock. The Company has a right of first refusal to purchase any common stock from a selling stockholder. If the Company declines the right to repurchase shares, the continuing stockholders have a right of first refusal to purchase such shares. This right lapses after 15 days from notification.

                       CREATIVE BUSINESS SOLUTIONS, INC.

 6. INCOME TAXES

     The benefit from income taxes consists of the following:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1998
                                                             ------------    ------------
Current
  Federal..................................................    $     --        $     --
  State....................................................          --              --
                                                               --------        --------
                                                                     --              --
                                                               --------        --------
Deferred
  Federal..................................................     (40,272)        (28,924)
  State....................................................      (3,030)         (4,576)
                                                               --------        --------
                                                                (43,302)        (33,500)
                                                               --------        --------
Total income tax provision.................................    $(43,302)       $(33,500)
                                                               ========        ========

     The Company's effective tax rate differs from the statutory rate as shown in the following schedule:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1998
                                                             ------------    ------------
Tax benefit at federal statutory rate......................    $(44,676)       $(31,348)
State income taxes, net of federal benefit.................      (1,980)         (3,300)
Nondeductible expenses.....................................       8,653          11,189
Tax credit carryforwards...................................      (4,250)         (8,134)
Other......................................................      (1,049)         (1,907)
                                                               --------        --------
Tax benefit................................................    $(43,302)       $(33,500)
                                                               ========        ========

     Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Deferred tax assets and liabilities:
  Net operating loss carryforwards..........................  $  42,320    $  24,319
  Tax credit carryforwards..................................      4,250       12,384
  Fixed assets..............................................     13,099       17,320
  Accrual to cash adjustment................................   (142,136)    (103,620)
                                                              ---------    ---------
Deferred tax liabilities....................................  $ (82,467)   $ (49,597)
                                                              =========    =========

 7. LEASE COMMITMENTS

     The Company leases its office space and certain equipment under noncancelable operating leases with various expiration dates through 2001. The Company is responsible for maintenance costs and property taxes on certain of the operating leases. Rent expense for the year ended December 31, 1997 and 1998 was $55,689 and $87,476, respectively.

                       CREATIVE BUSINESS SOLUTIONS, INC.

     Future minimum lease payments under noncancelable operating leases are as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
1999........................................................  $70,151
2000........................................................   10,912
2001........................................................    1,860
                                                              -------
          Total minimum lease payments......................  $82,923
                                                              =======

 8. EMPLOYEE BENEFITS PLAN

     The Company sponsors a defined contribution plan which qualifies under
Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may make voluntary contributions to the plan of up to 15% of their annual compensation, not to exceed the statutory limit, and the Company may make matching contributions. There have been no Company contributions to the plan since its inception.

 9. NOTES RECEIVABLE FROM STOCKHOLDERS

     In May, 1997 the Company loaned $30,000 to two officers under promissory notes. The notes accrue interest annually at a rate of 6.5%. The principal amount of $30,000 was forgiven by the Company as part of the purchase by The TriZetto Group, Inc. (Note 10).

10. ACQUISITION

     On February 5, 1999, all of the outstanding shares of the Company and HealthWeb were purchased by The TriZetto Group, Inc. ("TriZetto"). The purchase price of approximately $2.8 million consisted of approximately $1.4 million in cash, 655,000 shares of TriZetto common stock and notes payable of $270,000.

11. SEGMENT INFORMATION

     The Company, which operates in a single industry segment, provides information technology consulting services. All of the Company's revenues are recorded for services performed in the United States. Additionally, all of the Company's assets are located in the United States.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     Effective February 5, 1999, the Company acquired all of the outstanding shares of Creative Business Solutions and HealthWeb. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair market values on the acquisition date.

     The purchase price of approximately $2.9 million consisted of cash in the amount of approximately $1.4 million, 655,000 shares of common stock with a value of $1.75 per share, notes payable of $270,000, and acquisition costs of approximately $100,000. Of the total purchase price, $484,000 has been allocated to in-process technology and the remainder of the purchase price was allocated to assets acquired and liabilities assumed.

     The following unaudited pro forma combined condensed consolidated statements of operations are derived from the historical consolidated financial statements of the Company and Creative Business Solutions. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999, give effect to the acquisition of Creative Business Solutions as if it occurred on January 1, 1998. For purposes of the unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 1998 and June 30, 1999, the Company's results of operations have been combined with Creative Business Solutions results of operations for such respective periods.

     The unaudited pro forma combined condensed consolidated statements of operations do not purport to represent what the Company's results of operations would have been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed and are not necessarily indicative of future results. The unaudited pro forma combined condensed consolidated statements of operations should be read in conjunction with the historical consolidated financial statements and related notes of The TriZetto Group, Inc. ("TriZetto") and Creative Business Solutions included elsewhere herein.

                            THE TRIZETTO GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL
                                                   ---------------------
                                                               CREATIVE
                                                               BUSINESS      PRO FORMA     PRO FORMA
                                                   TRIZETTO    SOLUTIONS    ADJUSTMENTS    COMBINED
                                                   --------    ---------    -----------    ---------
Revenues:
  Recurring revenue..............................  $ 5,300      $   --         $  --        $ 5,300
  Consulting revenue.............................    6,131       3,888            --         10,019
                                                   -------      ------         -----        -------
     Total revenues..............................   11,431       3,888            --         15,319
                                                   -------      ------         -----        -------

Cost of Revenues:
  Recurring revenue..............................    3,967          --            --          3,967
  Consulting revenue.............................    3,490       2,658            --          6,148
                                                   -------      ------         -----        -------
     Total cost of revenues......................    7,457       2,658            --         10,115
                                                   -------      ------         -----        -------
Gross profit.....................................    3,974       1,230                        5,204
                                                   -------      ------                      -------

Operating expenses:
  Research and development.......................    1,083         376            --          1,459
  Selling, general and administrative............    2,885         927           381(1)       4,193
  Amortization of deferred stock compensation....       22          --            --             22
                                                   -------      ------         -----        -------
     Total operating expenses....................    3,990       1,303           381          5,674
                                                   -------      ------         -----        -------
Income (loss) from operations....................      (16)        (73)         (381)          (470)
Interest income..................................      210          --            --            210
Interest expense.................................      (52)        (23)          (22)(3)        (97)
Equity in loss of minority interest..............                    4            (4)(2)         --
                                                   -------      ------         -----        -------
Income before provision for taxes................      142         (92)         (407)          (357)
Provision for income taxes.......................       82         (33)           --             49
                                                   -------      ------         -----        -------
  Net income (loss)..............................  $    60      $  (59)        $(407)       $  (406)
                                                   =======      ======         =====        =======
Net income (loss) per share:
  Basic..........................................  $  0.01                                  $ (0.08)
  Diluted........................................  $  0.00                                  $ (0.03)
Number of shares used in computing net income
  (loss) per share:
  Basic..........................................    4,937                                    4,937
  Diluted........................................   12,783                                   12,783

 See accompanying notes to pro forma combined condensed consolidated financial statements.

                            THE TRIZETTO GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL
                                     ---------------------
                                                 CREATIVE
                                                 BUSINESS                        PRO FORMA     PRO FORMA
                                     TRIZETTO    SOLUTIONS    ELIMINATION(5)    ADJUSTMENTS    COMBINED
                                     --------    ---------    --------------    -----------    ---------
Revenues:
  Recurring revenue................  $ 6,201      $   --         $    --          $   --        $ 6,201
  Consulting revenue...............    6,508       1,879          (1,538)             --          6,849
                                     -------      ------         -------          ------        -------
     Total revenues................   12,709       1,879          (1,538)             --         13,050
                                     -------      ------         -------          ------

Cost of Revenues:
  Recurring revenue................    5,038          --              --              --          5,038
  Consulting revenue...............    4,109       1,360          (1,059)             --          4,410
                                     -------      ------         -------          ------        -------
     Total cost of revenues........    9,147       1,360          (1,059)             --          9,448
                                     -------      ------         -------          ------        -------
Gross profit.......................    3,562         519            (479)                         3,602
                                     -------      ------         -------                        -------

Operating expenses:
  Research and development.........      440         345            (293)             --            492
  Selling, general and
     administrative................    3,098         227            (229)             32(1)       3,128
  Amortization of deferred
     compensation..................      215                          --                            215
  Write-off of acquired in-process
     technology....................      484         484            (484)           (484)(4)         --
                                     -------      ------         -------          ------        -------
     Total operating expenses......    4,237       1,056          (1,006)           (452)         3,835
                                     -------      ------         -------          ------        -------
Income (loss) from operations......     (675)       (537)            527             452           (233)
Interest income....................       76           4              (4)             --             76
Interest expense...................     (100)         (5)              5              (2)(3)       (102)
                                     -------      ------         -------          ------        -------
Income before provision for
  taxes............................     (699)       (538)            528             450           (259)
Provision for income taxes.........       28          --              --                             28
                                     -------      ------         -------          ------        -------
  Net loss.........................  $  (727)     $ (538)        $   528          $  450        $  (287)
                                     =======      ======         =======          ======        =======
Net Income (loss) per share
  Basic............................  $ (0.12)                                                   $ (0.05)
                                     =======                                                    =======
  Diluted..........................  $ (0.12)                                                   $ (0.05)
                                     =======                                                    =======
Number of shares used in computing
  income (loss) per share:
  Basic............................    6,216                                                      6,216
                                     =======                                                    =======
  Diluted..........................    6,216                                                      6,216
                                     =======                                                    =======

 See accompanying notes to pro forma combined condensed consolidated financial statements.

                            THE TRIZETTO GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME

SUMMARY OF TRANSACTION

     In connection with TriZetto's acquisition of Creative Business Solutions and HealthWeb, TriZetto exchanged approximately $1.4 million of cash, 655,000 shares of common stock, and notes payable of $270,000 for all of the outstanding shares of Creative Business Solutions and HealthWeb and incurred acquisition related expense of approximately $100,000.

     The allocation of the purchase price was as follows (in thousands):

Allocation of purchase price:
  Total current assets......................................  $  637
  Property, plant, equipment and other noncurrent asset.....     131
  Goodwill(a)...............................................   1,440
  Acquired workforce(b).....................................     609
  Other intangible assets...................................     117
  Acquired in-process technology............................     484
  Total liabilities.........................................    (502)
                                                              ------
  Total purchase price......................................  $2,916
                                                              ======

---------------
     (a) Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and will be amortized over 7 years.

     (b) Acquired workforce, consisting principally of Creative Business Solution's and HealthWeb's software technicians, and was valued on a replacement cost basis and will be amortized over a four year period, the period of time TriZetto estimates it would benefit from the workforce.

PRO FORMA ADJUSTMENTS

     (1) To record the amortization of intangible assets resulting from the allocation of the purchase price as follows:

                                                     YEAR ENDED       SIX MONTHS
                                                    DECEMBER 31,    ENDED JUNE 30,
                                                        1998             1999
                                                    ------------    --------------
Acquired workforce................................      $152             $ 76
Customer Lists....................................        23               12
Goodwill..........................................       206              103
                                                        ----             ----
          Total pro forma combined................       381              191
  Less amount recorded in post-acquisition
     period.......................................        --              159
                                                        ----             ----
  Pro Forma adjustment............................      $381             $ 32
                                                        ====             ====

     (2) To record the elimination of the loss from minority interest as if HealthWeb was a wholly owned subsidiary as of January 1, 1998.

     (3) To record the interest expense incurred on the $270,000 note payable issued at the acquisition. This amount has been computed using an interest rate of 8%, the stated interest rate on the note.

     (4) To eliminate value assigned to the acquired in-process technology. An independent appraisal was performed to determine the fair value of the identifiable assets, including the portion of the purchase price attributed to the in-process technology. The income approach was used to value acquired in-process technology, which includes an analysis of the completion costs, cash flows, other required assets and risks associated with achieving such cash flows. At the time of acquisition, the Company determined the technological feasibility of the HealthWeb product had not been established, and accordingly, wrote-off the amount to acquired in-process technology.

     (5) To eliminate the results of operations of Creative Business Solutions for the period from February 5, 1999 to June 30, 1999, which were included in the historical consolidated results of the Company.

------------------------------------------------------
------------------------------------------------------

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER TRIZETTO NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

UNTIL NOVEMBER 1, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                       ---------------------------------

                               TABLE OF CONTENTS
                       ---------------------------------

                                         Page
                                         ---
Prospectus Summary.....................    1
Risk Factors...........................    7
Forward-Looking Statements.............   16
Use of Proceeds........................   17
Dividend Policy........................   17
Capitalization.........................   18
Dilution...............................   19
Selected Consolidated Financial Data...   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   22
Business...............................   34
Management.............................   52
Principal and Selling Stockholders.....   59
Certain Transactions...................   61
Description of Capital Stock...........   62
Shares Eligible for Future Sale........   66
Underwriting...........................   68
Legal Matters..........................   70
Experts................................   70
Where You Can Find Additional
  Information..........................   71
Index to Consolidated Financial
  Statements...........................  F-1

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                             [TRIZETTO GROUP LOGO]
                                4,200,000 SHARES

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                            BEAR, STEARNS & CO. INC.

                          DONALDSON, LUFKIN & JENRETTE

                          ADAMS, HARKNESS & HILL, INC.

                            WIT CAPITAL CORPORATION
                                OCTOBER 7, 1999

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